EXHIBIT 10.2

                                                               EXECUTION VERSION
                                                               -----------------

--------------------------------------------------------------------------------

                          SECOND LIEN CREDIT AGREEMENT

                           DATED AS OF MARCH __, 2006

                                  by and among

                             RADNET MANAGEMENT, INC.
                                   as Borrower

                                       and

                       THE OTHER PERSONS PARTY HERETO THAT
                        ARE DESIGNATED AS CREDIT PARTIES

                                       and

                      GENERAL ELECTRIC CAPITAL CORPORATION
                                    as Agent

                                       and

                  THE OTHER FINANCIAL INSTITUTIONS PARTY HERETO
                                   as Lenders

                                       and

                            GE CAPITAL MARKETS, INC.
                                as Lead Arranger






                                  EXHIBIT 10.2
--------------------------------------------------------------------------------

                                                 TABLE OF CONTENTS
                                                 -----------------
                                                                                                               Page
                                                                                                               ----
SECTION 1. AMOUNTS AND TERMS OF LOANS.............................................................................1

         1.1      Term Loan C.....................................................................................1

         1.2      Interest and Applicable Margins.................................................................4

         1.3      Fees............................................................................................6

         1.4      Payments........................................................................................7

         1.5      Prepayments.....................................................................................7

         1.6      Maturity........................................................................................8

         1.7      Loan Accounts...................................................................................9

         1.8      Yield Protection................................................................................9

         1.9      Taxes..........................................................................................10

SECTION 2. CONDITIONS TO LOANS...................................................................................12


         2.1      Conditions to the Term Loan C..................................................................12

SECTION 3. REPRESENTATIONS AND WARRANTIES........................................................................14


         3.1      Organization, Powers, Capitalization and Good Standing.........................................14

         3.2      Disclosure.....................................................................................15

         3.3      No Material Adverse Effect.....................................................................15

         3.4      No Conflict....................................................................................15

         3.5      Financial Statements and Projections...........................................................15

         3.6      Solvency.......................................................................................15

         3.7      Use of Proceeds; Margin Regulations............................................................16

         3.8      Brokers........................................................................................16

         3.9      Compliance with Laws...........................................................................16

         3.10     Intellectual Property..........................................................................16


                                                         i

         3.11     Investigations, Audits, Etc....................................................................17

         3.12     Employee Matters...............................................................................17

         3.13     Litigation; Adverse Facts......................................................................17

         3.14     Ownership of Property; Liens...................................................................17

         3.15     Environmental Matters..........................................................................18

         3.16     ERISA..........................................................................................19

         3.17     Deposit and Disbursement Accounts..............................................................20

         3.18     Agreements and Other Documents.................................................................20

         3.19     Insurance......................................................................................20

         3.20     Taxes and Tax Returns..........................................................................20

         3.21     Senior Indebtedness and Designated Senior Indebtedness.........................................21

         3.22     Health Care Matters............................................................................21

SECTION 4. AFFIRMATIVE COVENANTS.................................................................................23

         4.1      Compliance With Laws and Contractual Obligations...............................................23

         4.2      Insurance......................................................................................24

         4.3      Inspection; Lender Meeting.....................................................................24

         4.4      Organizational Existence.......................................................................25

         4.5      Environmental Matters..........................................................................25

         4.6      Landlords' Agreements, Mortgagee Agreements, Bailee Letters and Real Estate Purchases..........26

         4.7      Further Assurances.............................................................................26

         4.8      Payment of Taxes...............................................................................27

         4.9      Cash Management Systems........................................................................27

         4.10     Interest Rate Agreements.......................................................................27

         4.11     Healthcare Matters.............................................................................27


                                                        ii

SECTION 5. NEGATIVE COVENANTS....................................................................................28

         5.1      Indebtedness...................................................................................28

         5.2      Liens and Related Matters......................................................................29

         5.3      Investments....................................................................................30

         5.4      Contingent Obligations.........................................................................31

         5.5      Restricted Payments............................................................................32

         5.6      Restriction on Fundamental Changes.............................................................33

         5.7      Disposal of Assets or Subsidiary Stock.........................................................36

         5.8      Transactions with Affiliates...................................................................36

         5.9      Conduct of Business............................................................................37

         5.10     Changes Relating to Indebtedness...............................................................37

         5.11     Fiscal Year....................................................................................37

         5.12     Press Release; Public Offering Materials.......................................................37

         5.13     Subsidiaries...................................................................................37

         5.14     Deposit Accounts...............................................................................37

         5.15     Hazardous Materials............................................................................37

         5.16     ERISA..........................................................................................37

         5.17     SaleLeasebacks................................................................................38

         5.18     Prepayments of Other Indebtedness..............................................................38

         5.19     Changes to Material Contracts..................................................................38

SECTION 6. FINANCIAL COVENANTS/REPORTING.........................................................................38

         6.1      Financial Covenants............................................................................38

         6.2      Financial Statements and Other Reports.........................................................40

         6.3      Accounting Terms; Utilization of GAAP for Purposes of Calculations Under Agreement.............43


                                                        iii

SECTION 7. DEFAULT, RIGHTS AND REMEDIES..........................................................................44

         7.1      Event of Default...............................................................................44

         7.2      Intentionally Omitted..........................................................................46

         7.3      Acceleration and other Remedies................................................................46

         7.4      Performance by Agent...........................................................................47

         7.5      Application of Proceeds........................................................................47

SECTION 8. ASSIGNMENT AND PARTICIPATION..........................................................................47

         8.1      Assignments and Participations; Binding Effect.................................................47

         8.2      Agent..........................................................................................50

         8.3      Set Off and Sharing of Payments................................................................56

SECTION 9. MISCELLANEOUS.........................................................................................57

         9.1      Indemnities....................................................................................57

         9.2      Amendments and Waivers.........................................................................57

         9.3      Notices........................................................................................58

         9.4      Failure or Indulgence Not Waiver; Remedies Cumulative..........................................61

         9.5      Marshaling; Payments Set Aside.................................................................61

         9.6      Severability...................................................................................61

         9.7      Lenders' Obligations Several; Independent Nature of Lenders' Rights............................61

         9.8      Headings.......................................................................................62

         9.9      Applicable Law.................................................................................62

         9.10     Successors and Assigns.........................................................................62

         9.11     No Fiduciary Relationship; Limited Liability...................................................62

         9.12     Construction...................................................................................62

         9.13     Confidentiality................................................................................62

         9.14     CONSENT TO JURISDICTION........................................................................63


                                                        iv

         9.15     WAIVER OF JURY TRIAL...........................................................................63

         9.16     Survival of Warranties and Certain Agreements..................................................64

         9.17     Entire Agreement...............................................................................64

         9.18     Counterparts; Effectiveness....................................................................64

         9.19     Replacement of Lenders.........................................................................64

         9.20     Delivery of Termination Statements and Mortgage Releases.......................................65

         9.21     Subordination of Intercompany Debt.............................................................65

         9.22     Intercreditor Agreement and Other Agreements...................................................66


                                                         v

                               INDEX OF APPENDICES
                               -------------------


Annexes
-------

Annex A               -       Definitions
Annex B               -       Pro Rata Shares and Term Loan C Commitment Amounts
Annex C               -       Closing Checklist
Annex D               -       Pro Forma
Annex E               -       Lenders' Bank Accounts
Annex F               -       Compliance and Excess Cash Flow Certificate

Exhibits
--------

Exhibit 1.1(a)        -       Term Note C
Exhibit 1.2(e)        -       Notice of Continuation/Conversion
Exhibit 6.2(d)        -       EBITDA
Exhibit 8.1           -       Assignment Agreement

Schedules
---------

Schedule 3.1(a)       -       Jurisdictions of Organization and Qualifications
Schedule 3.1(b)       -       Capitalization
Schedule 3.7          -       Use of Proceeds
Schedule 3.10         -       Intellectual Property
Schedule 3.11         -       Investigations and Audits
Schedule 3.12         -       Employee Matters
Schedule 3.13         -       Litigation
Schedule 3.14         -       Real Estate
Schedule 3.15         -       Environmental Matters
Schedule 3.16         -       ERISA
Schedule 3.17         -       Deposit and Disbursement Accounts
Schedule 3.18         -       Agreements and Other Documents
Schedule 3.19         -       Insurance
Schedule 3.22         -       Health Care Matters
Schedule 5.1          -       Indebtedness
Schedule 5.2          -       Liens
Schedule 5.4          -       Contingent Obligations
Schedule 5.8          -       Affiliate Transactions
Schedule 5.9          -       Business Description

                          SECOND LIEN CREDIT AGREEMENT
                          ----------------------------

         This SECOND LIEN CREDIT AGREEMENT is dated as of March __, 2006 and entered into by and among RADNET MANAGEMENT, INC., a California corporation ("BORROWER"), the other persons designated as "Credit Parties", the financial institutions who are or hereafter become parties to this Agreement as Lenders, and GENERAL ELECTRIC CAPITAL CORPORATION, a Delaware corporation (in its individual capacity "GE CAPITAL"), as Agent.

                                R E C I T A L S:
                                ----------------

         WHEREAS, Borrower desires that Lenders extend a term credit facility to Borrower to fund the repayment of certain indebtedness of Borrower, to provide working capital financing for Borrower and its Subsidiaries and to provide funds for other general corporate purposes of Borrower and its Subsidiaries; and

         WHEREAS, Borrower desires to secure all of its Obligations (as hereinafter defined) under the Loan Documents (as hereinafter defined) by granting to Agent, for the benefit of Agent and Lenders, a second lien security interest in and lien upon substantially all of its personal and real property; and

         WHEREAS, Primedex Health Systems, Inc., a New York corporation ("HOLDINGS") that owns all of the Stock of Borrower is willing to guaranty all of the Obligations and pledge to Agent, for the benefit of Agent and Lenders, all of the Stock of Borrower and substantially all of its other personal and real property to secure the Obligations; and

         WHEREAS, each of Beverly Radiology Medical Group III, a California general partnership ("BEVERLY"), Beverly Radiology Medical Group, Inc., a California corporation ("BEVERLY RADIOLOGY"), ProNet Imaging Medical Group, Inc., a California corporation ("PRONET"), Diagnostic Imaging Services, Inc., a Delaware corporation, and Borrower's Domestic Subsidiaries is willing to guaranty all of the Obligations of Borrower and to grant to Agent, for the benefit of Agent and Lenders, a second lien security interest in and lien upon substantially all of its personal and real property to secure the Obligations; and

         WHEREAS, all capitalized terms herein shall have the meanings ascribed thereto in ANNEX A hereto, which is incorporated herein by reference.

         NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, Borrower, Credit Parties, Lenders and Agent agree as follows:


AMOUNTS AND TERMS OF LOANS
TERM LOAN C.
------------
INITIAL TERM LOAN C. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of Borrower and the other Credit Parties contained herein, each Term Lender agrees, severally and not jointly, to lend to Borrower in one draw, on the Closing Date, its Pro Rata Share of the aggregate amount of $60,000,000 (the "INITIAL TERM LOAN C" and together with the Incremental Term Loan C (as defined below) which may be drawn during the period specified in SECTION 1.1(B), the "TERM LOAN C). The outstanding principal balance of the Term Loan C shall be due and payable in full on the Term Loan C Maturity Date. Amounts borrowed under this SECTION 1.1(A) and repaid may not be reborrowed.

         At the request of the applicable Lender, such Lender's Term Loan C shall be evidenced by promissory notes substantially in the form of EXHIBIT 1.1(A) (as amended, modified, extended, substituted or replaced from time to time, each a "TERM NOTE C" and, collectively, the "TERM NOTES C"), and, except as provided in SECTION 1.7, Borrower shall execute and deliver each Term Note C to the applicable Lender. Each Term Note C shall represent the obligation of Borrower to pay the amount of the applicable Lender's Term Loan C Commitment, together with interest thereon.

INCREMENTAL TERM LOAN C. On or prior to November 30, 2007, Borrower may make a one time request for an additional term loan (the "INCREMENTAL TERM LOAN C") pursuant to delivery of written notice from the Borrower to the Agent the incurrence of which shall be subject to the following conditions:

no Default or Event of Default, or "Default" or "Event of Default" (as those terms are defined in the First Lien Credit Agreement) has occurred or is continuing or would result after giving effect to such Incremental Term Loan C and all representations or warranties by each Credit Party contained herein or in any other Loan Document are true or correct in all material respects (without duplication of any materiality qualifier contained therein) as of such date, except to the extent that such representation or warranty expressly relates to an earlier date;

the Incremental Term Loan C must be in an aggregate principal amount not greater than $16,147,000;

the Incremental Term Loan C shall have been consented to in writing by Agent and each existing Lender (if any) who is participating in the Incremental Term Loan C;

the Incremental Term Loan C is funded on the date that Holdings prepays all outstanding Indebtedness existing with respect to the Subordinated Notes and the proceeds of such Incremental Term Loan C are used to fund such prepayment and any fees, expenses and costs incurred in connection therewith;

the Borrower has provided evidence reasonably satisfactory to the Agent that the Borrower would have been in compliance with the financial covenants set forth in
SECTION 6 assuming that the Incremental Term Loan C had been incurred on the last day of the then most recently completed Fiscal Quarter;

the Agent receives evidence reasonably satisfactory to the Agent, that, after giving effect to such Incremental Term Loan C, the Leverage Ratio is less than
3.50 to 1.00; and

Agent shall have received amendments to this Agreement and the Loan Documents, joinder agreements for any new Lenders, and all other promissory notes, agreements, documents and instruments reasonably satisfactory to Agent in its reasonable discretion evidencing and setting forth the conditions of the Incremental Term Loan C.

         The interest rate of the Incremental Term Loan C will be as agreed to by the Lenders participating therein and Borrower provided that the interest rate and fees payable to the Lenders committing to the Incremental Term Loan C shall in no event exceed the interest rate or fees paid or payable to the Lenders with respect to the Initial Term Loan C (without a corresponding increase in interest rates and fees payable with respect to the Initial Term Loan C). In addition, (i) the closing and funding of the Incremental Term Loan C shall occur no later than December 27, 2007, (ii) the scheduled maturity date for the Incremental Term Loan C shall be no earlier than March __, 2012; (iii) no principal payments (other than the mandatory prepayments required herein for the Initial Term Loan C) shall be required prior to maturity of the Incremental Term Loan C, and (iv) the Incremental Term Loan C shall otherwise be on the same terms and conditions as for the Initial Term Loan C.

         Notwithstanding anything contained herein or otherwise to the contrary, no Lender shall have any obligation to fund all or any portion of, or participate in, the Incremental Term Loan C. Amounts borrowed under this SECTION 1.1(B) and repaid may not be reborrowed.

         Each of the Borrower, Lenders and Agent acknowledges and agrees that Incremental Term Loan C meeting the conditions set forth in this SECTION 1.1(B) shall not require the consent of any Lender other than those Lenders, if any, which have agreed to participate in the Incremental Term Loan C.

                  (c)     RIGHT OF FIRST REFUSAL.

                           (i) The Borrower agrees that, concurrently with the
delivery of the notice pursuant to Section 1.1(b) , it shall give notice (such notice, a "REFUSAL OPPORTUNITY NOTICE") to the existing Lenders then party to this Agreement (the "EXISTING LENDERS") setting forth the terms and conditions, including interest rate and fees, upon which any existing or new Lender (or group of such Lenders) is willing to provide the Incremental Term Loan C (the "PROPOSED TERMS").

                           (ii) During the period commencing on the date of a
Refusal Opportunity Notice and ending on the date that is fifteen (15) days after the date of delivery of a Refusal Opportunity Notice (or, if such fifteenth (15th) day is not a Business Day, the Business Day immediately succeeding such fifteenth (15th) day) (the "NOTICE PERIOD"), the Existing Lenders shall have the right, but not the obligation, on a pro rata basis (based upon the relative percentage of the Term Loan C then held be each Existing Lender), to elect to provide the Incremental Term Loan C on terms and conditions that are no worse to the Borrower than the Proposed Terms (such right, the "RIGHT OF REFUSAL"). If any Existing Lender declines to exercise its Right of Refusal with respect to its pro rata share of the Incremental Term Loan C, then such share shall be available to the non-declining Existing Lenders on a pro rata basis (based upon the relative percentage of the Term Loan C then held be each non-declining Existing Lender).

                           (iii) The Existing Lenders may exercise the Right of
Refusal during the Notice Period by delivering a notice (the "EXERCISE NOTICE") to the Borrower and the Agent setting forth a closing date, which shall be no earlier than the date that is three (3) days following the date of such notice and no later than the earlier of (x) the date that is fifteen (15) calendar days following the date of such notice (or, if such fifteenth (15th) day is not a

Business Day, the Business Day immediately succeeding such fifteenth (15th) day) and (y) December 27, 2007, and the terms and conditions applicable to the Incremental Term Loan C, which shall be no worse than the Proposed Terms.

                           (iv) On the specified closing date, each Existing
Lender that has delivered an Exercise Notice shall provide the Incremental Term Loan C up to the amount of its commitment as set forth in the Exercise Notice subject to the terms and conditions contained herein (including those contained in Section 1.1(b)) and in such Exercise Notice and in the notice of exercise provided by the Existing Lenders with respect to the Incremental Term Loan C as set forth in clause (iii) above.

                           (v) In no event shall the Borrower consummate the
Incremental Term Loan C with parties other than the Existing Lenders on terms that differ from the Proposed Terms unless the Existing Lenders have consented to such different terms.


INTEREST AND APPLICABLE MARGINS.
--------------------------------
Borrower shall pay interest to Agent, for the ratable benefit of Lenders with respect to the Initial Term Loan C made by each Lender, in arrears on each applicable Interest Payment Date, at the following rates: (i) with respect to such portion of the Term Loan C designated as an Index Rate Loan, the Index Rate plus the Applicable Term Loan C Index Margin per annum and (ii) with respect to such portion of the Term Loan C designated as a LIBOR Loan, the applicable LIBOR Rate plus the Applicable Term Loan C LIBOR Margin per annum.

         The Applicable Margins are as follows:

                  Applicable Term Loan C Index Margin                 7.00%

                  Applicable Term Loan C LIBOR Margin                 8.50%

If any payment on the Term Loan C becomes due and payable on a day other than a Business Day, the maturity thereof will be extended to the next succeeding Business Day (except as set forth in the definition of LIBOR Period) and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.

All computations of Fees calculated on a per annum basis and interest shall be made by Agent on the basis of a 360-day year, in each case for the actual number of days occurring in the period for which such Fees and interest are payable. The Index Rate is a floating rate determined for each day. Each determination by Agent of an interest rate and Fees hereunder shall be presumptive evidence of the correctness of such rates and Fees.

So long as an Event of Default has occurred and is continuing under SECTION 7.1(A), (F) or (G) and without notice of any kind, or so long as any other Event of Default has occurred and is continuing and at the election of Agent (or upon the written request of Requisite Lenders) confirmed by written notice from Agent to Borrower, the interest rates applicable to the Term Loan C shall be increased by two percentage points (2%) per annum above the rates of interest or the rate of such Fee otherwise applicable hereunder ("DEFAULT RATE"), and the outstanding principal balance of the Term Loan C shall bear interest at the Default Rate applicable to such Obligations. Interest at the Default Rate shall accrue from the initial date of such Event of Default until that Event of Default is cured or waived and shall be payable upon demand, but in any event, shall be payable on the next regularly scheduled payment date set forth herein for such Obligation.

Borrower shall have the option to convert at any time all or any part of the outstanding Term Loan C Loan from Index Rate Loans to LIBOR Loans, (ii) convert any LIBOR Loan to an Index Rate Loan, subject to payment of the LIBOR Breakage Costs in accordance with SECTION 1.3(D) if such conversion is made prior to the expiration of the LIBOR Period applicable thereto, or (iii) continue all or any portion of the Term Loan C as a LIBOR Loan upon the expiration of the applicable LIBOR Period and the succeeding LIBOR Period of that continued Term Loan C shall commence on the first day after the last day of the LIBOR Period of the Term Loan C to be continued. Any Term Loan C or group of Term Loans C having the same proposed LIBOR Period to be made or continued as, or converted into, a LIBOR Loan must be in a minimum amount of $5,000,000 and integral multiples of $500,000 in excess of such amount. Any such election must be made by 1:00 p.m. (New York time) on the 3rd Business Day prior to (1) the end of each LIBOR Period with respect to any LIBOR Loans to be continued as such or (2) the date on which Borrower wishes to convert any Index Rate Loan to a LIBOR Loan for a LIBOR Period designated by Borrower in such election. If no election is received with respect to a LIBOR Loan by 1:00 p.m. (New York time) on the 3rd Business Day prior to the end of the LIBOR Period with respect thereto, that LIBOR Loan shall be converted to an Index Rate Loan at the end of its LIBOR Period. Borrower must make such election by notice to Agent in writing, by fax or overnight courier (or by telephone, to be confirmed in writing on such day). In the case of any conversion or continuation, such election must be made pursuant to a written notice (a "NOTICE OF CONVERSION/CONTINUATION") in the form of
EXHIBIT 1.2(E). No Loan shall be made, converted into or continued as a LIBOR Loan, if an Event of Default has occurred and is continuing and Agent or Requisite Lenders have determined not to continue the Term Loan C as a LIBOR Loan as a result thereof. No Term Loan C may be made as or converted into a LIBOR Loan until the earlier of (i) 45 days after the Closing Date or (ii) completion of the primary syndication as determined by Agent.

Notwithstanding anything to the contrary set forth in this SECTION 1.2, if a court of competent jurisdiction determines in a final order that the rate of interest payable hereunder exceeds the highest rate of interest permissible under law (the "MAXIMUM LAWFUL RATE"), then so long as the Maximum Lawful Rate would be so exceeded, the rate of interest payable hereunder shall be equal to the Maximum Lawful Rate; provided, however, that if at any time thereafter the rate of interest payable hereunder is less than the Maximum Lawful Rate, Borrower shall continue to pay interest hereunder at the Maximum Lawful Rate until such time as the total interest received by Agent, on behalf of Lenders, is equal to the total interest that would have been received had the interest rate payable hereunder been (but for the operation of this paragraph) the interest rate payable since the Closing Date as otherwise provided in this Agreement. Thereafter, interest hereunder shall be paid at the rate(s) of interest and in the manner provided in SECTIONS 1.2(A) through (E), unless and until the rate of interest again exceeds the Maximum Lawful Rate, and at that time this paragraph shall again apply. In no event shall the total interest received by any Lender pursuant to the terms hereof exceed the amount that such Lender could lawfully have received had the interest due hereunder been calculated for the full term hereof at the Maximum Lawful Rate. If the Maximum Lawful Rate is calculated pursuant to this paragraph, such interest shall be calculated at a daily rate equal to the Maximum Lawful Rate divided by the number of days in the year in which such calculation is made. If, notwithstanding the provisions of this SECTION 1.2(F), a court of competent jurisdiction shall determine by a final, non-appealable order that a Lender has received interest hereunder in excess of the Maximum Lawful Rate, Agent shall, to the extent permitted by applicable law, promptly apply such excess as specified in SECTION 1.5(E) and thereafter shall refund any excess to Borrower or as such court of competent jurisdiction may otherwise order.

FEES.
-----
FEE LETTER. Borrower shall pay to GE Capital, individually, the Fees specified in that certain fee letter dated as of January 30, 2006 among Borrower and GE Capital (the "GE CAPITAL FEE LETTER"), at the times specified for payment therein.

INTENTIONALLY OMITTED.

INTENTIONALLY OMITTED.

LIBOR BREAKAGE COSTS. Upon (i) any default by Borrower in making any borrowing of, conversion into or continuation of any LIBOR Loan following Borrower's delivery to Agent of any LIBOR Loan request in respect thereof or (ii) any payment of a LIBOR Loan on any day that is not the last day of the LIBOR Period applicable thereto (regardless of the source of such prepayment and whether voluntary, by acceleration or otherwise), Borrower shall pay Agent, for the benefit of all Lenders that funded or were prepared to fund any such LIBOR Loan, LIBOR Breakage Costs, if applicable.

EXPENSES AND ATTORNEYS' FEES. Borrower agrees to pay all reasonable, out-of-pocket fees, charges, costs and expenses (including reasonable attorneys' fees and expenses) incurred by Agent in connection with any matters contemplated by or arising out of the Loan Documents, in connection with the examination, review, due diligence investigation, documentation, negotiation, closing and syndication of the transactions contemplated herein and in connection with the continued administration of the Loan Documents including any amendments, modifications, consents and waivers. Borrower agrees to promptly pay all reasonable, out-of-pocket fees, charges, costs and expenses (including fees, charges, costs and expenses of attorneys, auditors, appraisers, consultants and advisors) incurred by Agent in connection with any amendment, waiver, consent with respect to the Loan Documents, Event of Default, work-out or action to enforce any Loan Document or to collect any payments due from Borrower or any other Credit Party. In addition, in connection with any work-out or action to enforce any Loan Document or to collect any payments due from Borrower or any other Credit Party, Borrower agrees to promptly pay all reasonable fees, charges, costs and expenses, including, without limitation, reasonable attorneys' fees, incurred by Lenders. All fees, charges, costs and expenses for which Borrower is responsible under this SECTION 1.3(E) shall be deemed part of the Obligations when incurred, payable so long as no Event of Default has occurred and is continuing, 10 days after notice thereof to Borrower (and otherwise payable upon demand), and secured by the Collateral.

PREPAYMENT FEE. If the Borrower prepays (for any reason (including any mandatory prepayment or acceleration)) all or any portion of the Term Loan C on or prior to the second anniversary of the Closing Date, Borrower shall pay to Agent, for the ratable benefit of Lenders, as liquidated damages and compensation for the costs of being prepared to make funds available hereunder, an amount equal to the product of (i) the Applicable Percentage multiplied by (ii) the aggregate principal amount of the Term Loan C being prepaid (the "PREPAYMENT FEE"). As used herein, the term "Applicable Percentage" shall mean (x) three percent (3.0%), in the case of a prepayment on or prior to the first anniversary of the Closing Date and (y) one percent (1.0%), in the case of a prepayment after the first anniversary of the Closing Date but on or prior to the second anniversary thereof. The Credit Parties agree that the Prepayment Fee is a reasonable calculation of Lenders' lost profits in view of the difficulties and impracticality of determining actual damages resulting from prepayment of the Term Loan C.

PAYMENTS. All payments by Borrower of the Obligations shall be without deduction, defense, setoff or counterclaim and shall be made in same day funds and delivered to Agent, for the benefit of Agent and Lenders, as applicable, by wire transfer to the account identified on ANNEX E or such other place as Agent may from time to time designate in writing.

         Borrower shall receive credit on the day of receipt for funds received by Agent by 2:00 p.m. (New York time). In the absence of timely receipt, such funds shall be deemed to have been paid on the next Business Day. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the payment may be made on the next succeeding Business Day and such extension of time shall be included in the computation of the amount of interest and Fees due hereunder.

PREPAYMENTS.
------------
VOLUNTARY PREPAYMENTS OF THE TERM LOAN C. At any time, after the first anniversary of the Closing Date and provided that (except in the case of a Refinancing permitted by the terms of the Intercreditor Agreement) there has been a Discharge of the First Lien Loan Obligations, Borrower may prepay the Term Loan C, in whole or in part, without premium or penalty subject to the payment of LIBOR Breakage Costs, if applicable. Prepayments of Term Loan C shall be applied in accordance with SECTION 1.5(E).

PREPAYMENTS FROM EXCESS CASH FLOW. Except to the extent applied as a prepayment of the First Lien Loan Obligations until there has been a Discharge of the First Lien Loan Obligations, within one hundred (100) days after the end of each Fiscal Year commencing with the Fiscal Year ended October 31, 2006, Borrower shall prepay the Term Loan C in an amount equal to seventy-five percent (75%) of the Excess Cash Flow for such Fiscal Year (PROVIDED, however, that for Fiscal Year 2006, Borrower shall prepay the Term Loan C in an amount equal to seventy-five percent (75%) of the Excess Cash Flow for the period beginning on the Closing Date and ending on October 31, 2006). The calculation shall be based on the audited Financial Statements for Holdings and its Subsidiaries. Any prepayments from Excess Cash Flow paid pursuant to this SECTION 1.5(B) shall be applied in accordance with SECTION 1.5(E).

PREPAYMENTS FROM ASSET DISPOSITIONS. Except to the extent applied as a prepayment of the First Lien Loan Obligations until there has been a Discharge of the First Lien Loan Obligations, immediately upon receipt of any Net Proceeds in excess of $500,000 in the aggregate during any Fiscal Year, Borrower shall prepay the Term Loan C in an amount equal to such Net Proceeds, except that Borrower or its Subsidiaries may reinvest all Net Proceeds of any such Asset Disposition, within one hundred eighty (180) days, in fixed assets. If Borrower does not intend to so reinvest such Net Proceeds or if the period set forth in the immediately preceding sentence expires without Borrower having reinvested the Net Proceeds of any such Asset Disposition, Borrower shall prepay the Term Loan C in an amount equal to such remaining Net Proceeds in accordance with
SECTION 1.5(E).

PREPAYMENTS FROM ISSUANCE OF SECURITIES. Except to the extent applied as a prepayment of the First Lien Loan Obligations until there has been a Discharge of the First Lien Loan Obligations, immediately upon the receipt by Holdings, Borrower or any of its Subsidiaries of the proceeds of the issuance of Stock, Borrower shall prepay the Term Loan C in an amount equal to such proceeds, net of underwriting discounts and commissions and other reasonable out-of-pocket costs associated therewith. The payments shall be applied in accordance with
SECTION 1.5(E). Notwithstanding the foregoing, the following proceeds of stock issuance shall be excluded from any mandatory prepayment: (i) proceeds of issuances of Stock by Holdings or Borrower on or prior to the Closing Date, (ii) proceeds of issuances of Stock of Holdings (and options and warrants for the issuance of Stock of Holdings) to employees and directors of Holdings, Borrower or Beverly and proceeds from the exercise of options and warrants by employees and directors and (iii) proceeds of issuances of Stock by any Subsidiary of Borrower to Borrower which constitutes an Investment permitted hereunder.

APPLICATION OF PROCEEDS. All prepayments made by Borrower pursuant to this
SECTION 1.5 shall be applied as a payment of the Term Loan C until the Term Loan C shall have been prepaid in full. Considering each type of Term Loan C being prepaid separately, any such prepayment shall be applied first to Index Rate Loans of the type required to be prepaid before application to LIBOR Loans of the type required to be prepaid, in each case in a manner which minimizes any resulting LIBOR Breakage Costs.

MATURITY. All of the Obligations shall become due and payable as otherwise set forth herein, but in any event all of the remaining Obligations shall become due and payable upon the Term Loan C Maturity Date. Until the Termination Date, Agent shall be entitled to retain the Liens on the Collateral granted under the Collateral Documents and the ability to exercise all rights and remedies available to them under the Loan Documents and applicable laws.

LOAN ACCOUNTS. Agent shall maintain a loan account (the "LOAN ACCOUNT") on its books to record: the name and federal employer identification number of each Lender, the Term Loan C, all payments made by Borrower, and all other debits and credits as provided in this Agreement with respect to the Term Loan C or any other Obligations. All entries in the Loan Account shall be made in accordance with Agent's customary accounting practices as in effect from time to time. The balance in the Loan Account, as recorded on Agent's most recent printout or other written statement, shall, absent manifest error, be presumptive evidence of the amounts due and owing to Agent and Lenders by Borrower; PROVIDED that any failure to so record or any error in so recording shall not limit or otherwise affect (other than to the extent of such error) Borrower's duty to pay the Obligations. Agent shall render to Borrower a monthly accounting of transactions with respect to the Term Loan C setting forth the balance of the Loan Account for the immediately preceding month. Unless Borrower notifies Agent in writing of any objection to any such accounting (specifically describing the basis for such objection), within forty-five (45) days after the date thereof, each and every such accounting shall, absent manifest error, be presumptive evidence of all matters reflected therein. Only those items expressly objected to in such notice shall be deemed to be disputed by Borrower. Notwithstanding any provision herein contained to the contrary, any Lender may elect (which election may be revoked) to dispense with the issuance of Notes to that Lender and may rely on the Loan Account as evidence of the amount of Obligations from time to time owing to it.

YIELD PROTECTION.
-----------------
CAPITAL ADEQUACY AND OTHER ADJUSTMENTS. In the event that any Lender shall have determined that the adoption after the date hereof of any law, treaty, governmental (or quasi-governmental) rule, regulation, guideline or order regarding capital adequacy, reserve requirements or similar requirements or compliance by any Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy, reserve requirements or similar requirements (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) from any central bank or governmental agency or body having jurisdiction does or shall have the effect of increasing the amount of capital, reserves or other funds required to be maintained by such Lender or any corporation controlling such Lender and thereby reducing the rate of return on such Lender's or such corporation's capital as a consequence of its obligations hereunder, then Borrower shall from time to time within fifteen (15) days after notice and demand from such Lender (together with the certificate referred to in the next sentence and with a copy to Agent) pay to Agent, for the account of such Lender, additional amounts sufficient to compensate such Lender for such reduction; provided that if the respective Lender has unreasonably delayed or withheld such notice and demand, the respective Lender shall not be entitled to receive additional payments pursuant to this Section 1.8(a) for periods occurring prior to the 180th day before the receipt of such notice and demand. A certificate as to the amount of such cost and showing the basis of the computation of such cost submitted by such Lender to Borrower and Agent shall be presumptive evidence of the matters set forth therein.

INCREASED LIBOR FUNDING COSTS; ILLEGALITY. Notwithstanding anything to the contrary contained herein, if the introduction of or any change in any law, rule, regulation, treaty or directive (or any change in the interpretation thereof) after the date hereof shall make it unlawful, or any central bank or other Governmental Authority shall assert that it is unlawful, for any Lender to agree to make or to make or to continue to fund or maintain any LIBOR Loan, then, unless that Lender is able to make or to continue to fund or to maintain such LIBOR Loan at another branch or office of that Lender without, in that Lender's opinion, adversely affecting it or its Loans or the income obtained therefrom, on notice thereof and demand therefor by such Lender to Borrower through Agent, (i) the obligation of such Lender to agree to make or to make or to continue to fund or maintain LIBOR Loans shall terminate and (ii) Borrower shall forthwith prepay in full each such outstanding LIBOR Loans owing to such Lender, together with interest accrued thereon, unless Borrower, within five (5) Business Days after the delivery of such notice and demand, converts all LIBOR Loans into Index Rate Loans. If, after the date hereof, the introduction of, change in or interpretation of any law, rule, regulation, treaty or directive would impose or increase reserve requirements (other than as taken into account in the definition of LIBOR) and the result of any of the foregoing is to increase the cost to Agent or any such Lender continuing the Term Loan C hereunder, as the case may be, or to reduce any amount receivable hereunder, then Borrower shall from time to time within fifteen (15) days after notice and demand from Agent (together with the certificate referred to in the next sentence) pay to Agent for the account of all such affected Lenders additional amounts sufficient to compensate such Lenders for such increased cost; provided that Borrower shall not be liable to pay for any such amounts incurred or accrued more than one hundred eighty (180) days prior to the date on which notice of the event giving rise to the obligation to make such payment is given to Borrower, and provided further, that such Lender shall not be entitled to any such additional amounts unless such Lender is imposing similar types of assessments on other similarly situated borrowers. A certificate as to the amount of such cost and showing the basis of the computation of such cost submitted by Agent on behalf of all such affected Lenders to Borrower shall be presumptive evidence of the matters set forth therein.

TAXES.
------
NO DEDUCTIONS; OTHER TAXES. Any and all payments or reimbursements made hereunder or under any other Loan Documents shall be made free and clear of and without deduction for any and all Charges, present or future, taxes, levies, imposts, deductions or withholdings, and all liabilities with respect thereto (including any interest, additions to tax or penalties applicable thereto) of any nature whatsoever imposed by any Governmental Authority ("TAXES"), excluding
(a) such Taxes to the extent imposed on or measured by Agent's or a Lender's net income (and franchise taxes, branch profits taxes, taxes on doing business or other taxes imposed in lieu thereof) as a result of a connection between such Agent or Lender and the jurisdiction of the Governmental Authority imposing such Tax or any political subdivision or taxing authority thereof or therein (other than any such connection that would not have arisen but for such Agent or Lender having executed, delivered, performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document) and (b) any United States federal withholding tax that is imposed on amounts payable to a Foreign Lender at the time such Foreign Lender becomes a party to this Agreement or is attributable to such Foreign Lender's failure (other than as a result of a change in law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority) to comply with SECTION 1.9(C), except to the extent that such Foreign Lender's assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Borrower with respect to such withholding tax pursuant to this SECTION 1.9(A) (collectively, "EXCLUDED Taxes," and all such non-Excluded Taxes being referred to herein as "NON-EXCLUDED TAXES"). If Borrower shall be required by law to deduct any Non-Excluded Taxes or Other Taxes from or in respect of any sum payable hereunder or under any other Loan Document to any Lender or Agent, then the sum payable hereunder shall be increased as may be necessary so that, after making all required deductions (including deductions applicable to additional sums payable pursuant to this SECTION 1.9), such Lender or Agent receives an amount equal to the sum it would have received had no such deductions been made. If any amounts are payable in respect of Non-Excluded Taxes or Other Taxes pursuant to the preceding sentence, Borrower agrees to reimburse each Lender or Agent, upon the written request of such Lender or Agent and reasonable documentation of such amounts, for any net additional taxes imposed on or measured by the net income of such Lender or Agent as such Lender or Agent shall determine are payable in respect of such amounts so paid to or on behalf of such Lender or Agent pursuant to the preceding sentence and in respect of any amounts paid to or on behalf of such Lender or Agent pursuant to this sentence. All required deductions shall be withheld and timely paid over to the relevant Governmental Authority in accordance with applicable law. In addition, Borrower agrees to timely pay to the relevant Governmental Authority in accordance with applicable law any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or under any other Loan Document or from the execution, delivery, enforcement or registration of, or otherwise with respect to, this Agreement or any other Loan Document ("OTHER TAXES").

CHANGES IN TAX LAWS. In the event that, after the date hereof (or in the case of an assignee or participant, the date of the relevant assignment or sale of a participation), (1) any changes in any existing law, regulation, treaty or directive or in the administration, interpretation or application thereof, (2) any new law, regulation, treaty or directive enacted or any administration, interpretation or application thereof, or (3) compliance with any request, guideline or directive (whether or not having the force of law) from any Governmental Authority:

does or shall subject Agent or any Lender to any tax of any kind whatsoever with respect to this Agreement, or any other Loan Documents or the Term Loan C made, or change the basis of taxation of payments to Agent or such Lender in respect thereof (except for the imposition of, or any change in the rate of, any Excluded Tax); or

does or shall impose on Agent or any Lender any other condition, cost or expense in connection with the transactions contemplated hereby or participations herein; and the result of any of the foregoing is to increase the cost to Agent or any such Lender continuing the Term Loan C hereunder, as the case may be, or to reduce any amount receivable hereunder or under any other Loan Document, then, in any such case, Borrower shall promptly pay to Agent or such Lender, upon its demand with reasonable documentation thereof, any additional amounts necessary to compensate Agent or such Lender, on an after-tax basis, for such additional cost or reduced amount receivable, as reasonably determined by Agent or such Lender; provided that Agent or such Lender shall not be entitled to any such amounts to the extent that the event giving rise to such additional cost or reduced amount receivable occurred more than 180 days prior to the date such notice and demand is given to the Borrower; provided, however, that if the event giving rise to such additional cost or reduced amount receivable has a retroactive effect, then such 180-day period shall be extended to include the period of such retroactive effect. If Agent or such Lender becomes aware that it is entitled to claim any additional amounts pursuant to this SECTION 1.9(B), it shall promptly notify Borrower of the event by reason of which Agent or such Lender has become so entitled. A certificate as to any additional amounts payable pursuant to the foregoing sentence submitted by Agent or such Lender to Borrower (with a copy to Agent if applicable) shall be presumptive evidence of the amount due. Borrower shall be presumptive evidence of the amount due. Borrower shall pay Agent or such Lender, as the case may be, the amount shown as due on any such certificate within ten (10) days after the receipt thereof.

FOREIGN LENDERS. Prior to becoming a Lender under this Agreement and within fifteen (15) days after a reasonable written request of Borrower or Agent from time to time thereafter, each such Person or Lender that is not in each case a "United States person" (as such term is defined in IRC Section 7701(a)(30)) for U.S. federal income tax purposes (a "FOREIGN LENDER") shall provide to Borrower and Agent, if it is legally entitled to, a properly completed and executed IRS Form W-8BEN or Form W-8ECI or other applicable form, certificate or document prescribed by the IRS, certifying as to such Foreign Lender's entitlement to an exemption from, or reduction in, United States withholding tax with respect to payments to be made to such Foreign Lender under this Agreement and under the Notes (a "CERTIFICATE OF EXEMPTION").

INDEMNIFICATION. Borrower will indemnify each Lender and Agent for the full amount of Non-Excluded Taxes and Other Taxes (including any Non-Excluded Taxes and Other Taxes imposed by any jurisdiction on amounts payable under this
SECTION 1.9) paid by such Lender or Agent, as the case may be, and any liability (including penalties, interest and expenses including reasonable attorney's fees and expenses) arising therefrom or with respect thereto, whether or not such Non-Excluded Taxes or Other Taxes were correctly or legally asserted by the relevant Governmental Authority. A certificate as to the amount of such payments or liabilities submitted by Lender or Agent to Borrower (with a copy to Agent if applicable) shall be presumptive evidence of the amount due. Borrower shall pay Agent or such Lender, as the case may be, the amount shown as due on any such certificate within ten (10) day s after the receipt thereof.

EVIDENCE OF PAYMENTS. As soon as practicable after any payment of Non-Excluded Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Agent.


CONDITIONS TO LOANS
CONDITIONS TO THE TERM LOAN C. The obligations of Lenders to make the Term Loan C on the Closing Date are, in addition to the conditions precedent specified in
SECTION 2.2, subject to

the First Lien Loans shall have been, or shall reasonably concurrently be, fully funded in an aggregate principal amount not to exceed $100,000,000. The terms and conditions of the First Lien Loans shall be reasonably satisfactory in form and substance to the Agent and each Lender;

EBITDA of Holdings and its Subsidiaries for the trailing twelve Fiscal Month period ending January 31, 2006 (including adjustments, if any, reasonably satisfactory to the Agent) shall have been at least $35,500,000;

the Leverage Ratio as of January 31, 2006 based upon EBITDA for the twelve Fiscal Month period ending on such date, determined on a pro forma basis after giving effect to the Term Loan C and the Related Transactions, shall not exceed 4.90:1;

the Senior Leverage Ratio as of January 31, 2006 based upon EBITDA for the twelve Fiscal Month period ending on such date, determined on a pro forma basis after giving effect to the Term Loan C and the Related Transactions, shall not exceed 2.80:1;

total Funded Debt of Holdings and its Subsidiaries on a consolidated basis after giving pro forma effect to the Term Loan C and Related Transactions shall not exceed $173,000,000;

Agent shall have received, in form and substance reasonably satisfactory to it, evidence that the Term Loan C have been rated not less than (i) Caa1 from Moody's Investors Service, Inc. and (ii) CCC+ from Standard & Poor's Ratings Group, a division of the McGraw Hill Companies, Inc.;

Agent shall have received copies of employment agreements between Borrower and each of Dr. Howard Berger, Norman Hames and Mark Stolper, each of which shall be in form and substance reasonably satisfactory to Agent and Lenders;

Agent has received evidence, in form and substance reasonably satisfactory to it, that Borrower has obtained a key man life insurance policy, naming Agent as assignee, in the amount of $5,000,000 for Dr. Howard Berger;

the Related Transactions shall have been consummated in accordance with their respective terms, except as may have been consented to in writing by Agent; and

Borrower shall deliver all documents listed on, take all actions set forth on and satisfy all other conditions precedent listed in the Closing Checklist attached hereto as ANNEX C, all in form and substance, or in a manner, reasonably satisfactory to Agent and Lenders;

All representations or warranties by each Credit Party contained herein or in any other Loan Document are true or correct in all material respects (without duplication of any materiality qualifier contained therein);

No Default or Event of Default has occurred and is continuing or would result immediately after giving effect to such Term Loan C; and

Borrower shall have paid to GE Capital all fees required to be paid on the Closing Date pursuant to the GE Capital Fee Letter, and shall have reimbursed Agent for all fees, costs and expenses of closing presented as of the Closing Date.


REPRESENTATIONS AND WARRANTIES
         To induce Agent and Lenders to enter into the Loan Documents and to make the Term Loan C, Borrower and the other Credit Parties executing this Agreement, jointly and severally, represent, warrant and covenant to Agent and each Lender that the following statements are and, after giving effect to the Related Transactions will remain true, correct and complete until the Termination Date with respect to all Credit Parties.

ORGANIZATION, POWERS, CAPITALIZATION AND GOOD STANDING.
-------------------------------------------------------
ORGANIZATION AND POWERS. Each of the Credit Parties and each of their Subsidiaries is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and qualified to do business in all states where such qualification is required except where failure to be so qualified or be in good standing would not reasonably be expected to have a Material Adverse Effect. The jurisdiction of organization and all jurisdictions in which each Credit Party is qualified to do business as of the Closing Date are set forth on SCHEDULE 3.1(A). Each of the Credit Parties and each of their Subsidiaries has all requisite organizational power and authority to own and operate its properties, to carry on its business as now conducted and proposed to be conducted, to enter into each Loan Document and Related Transactions Document to which it is a party and to incur the Obligations, grant liens and security interests in the Collateral and carry out the Related Transactions.

CAPITALIZATION. As of the Closing Date: (i) the authorized Stock of each of the Credit Parties and each of their Subsidiaries is as set forth on SCHEDULE 3.1(B); (ii) all issued and outstanding Stock of each of the Credit Parties and each of their Subsidiaries is duly authorized and validly issued, fully paid, nonassessable (as applicable), free and clear of all Liens other than those in favor of (A) Agent for the benefit of Agent and Lenders and (B) First Lien Agent for the benefit of First Lien Agent and First Lien Lenders, and such Stock was issued in compliance with all applicable state, federal and foreign laws concerning the issuance of securities; (iii) the identity of the holders of the Stock of each of the Credit Parties (other than Holdings) and their Subsidiaries and the percentage of their fully-diluted ownership of the Stock of each of the Credit Parties and their Subsidiaries is set forth on SCHEDULE 3.1(B); and (iv) no Stock of any Credit Party or any of their Subsidiaries, other than those described above, are issued and outstanding. Except as provided in SCHEDULE 3.1(b), as of the Closing Date, there are no preemptive or other outstanding rights, options, warrants, conversion rights or similar agreements or understandings for the purchase or acquisition from any Credit Party or any of their Subsidiaries of any Stock of any such entity. No Credit Party has any Subsidiaries expect as set forth on Schedule 3.1(b).

BINDING OBLIGATION. This Agreement is, and the other Loan Documents and Related Transactions Documents when executed and delivered will be, the legally valid and binding obligations of the Credit Parties, each enforceable against each Credit Party, as applicable, in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting, creditors' rights generally and the effects of general principles of equity.

DISCLOSURE. No representation or warranty of any Credit Party contained in this Agreement, the Financial Statements referred to in SECTION 3.5, the other Related Transactions (other than Projections, as to which the only representation and warranty made is as set forth in Section 3.5 hereof), the other Loan Documents or any other document, certificate or written statement furnished to Agent or any Lender by or on behalf of any such Person for use in connection with the Loan Documents or the Related Transactions Documents contains any untrue statement of a material fact or omitted, omits or will omit to state a material fact necessary in order to make the statements contained herein or therein not misleading in any material respect in light of the circumstances in which the same were made.

NO MATERIAL ADVERSE EFFECT. Since October 31, 2005 there have been no events or changes in facts or circumstances affecting the Credit Parties which individually or in the aggregate have had or would reasonably be expected to have a Material Adverse Effect.

NO CONFLICT. The consummation of the Related Transactions does not and will not violate or conflict with any laws, rules, regulations or orders of any Governmental Authority or violate, conflict with, result in a breach of, or constitute a default (with due notice or lapse of time or both) under any Contractual Obligation or organizational documents of any Credit Party or any of its Subsidiaries, except if such violations, conflicts, breaches or defaults have not had and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

FINANCIAL STATEMENTS AND PROJECTIONS. All Financial Statements concerning Holdings and its Subsidiaries which have been or will hereafter be furnished to Agent pursuant to this Agreement, including those listed below, have been or will be prepared in accordance with GAAP consistently applied (except as disclosed therein) and do or will present fairly in all material respects the financial condition of the entities covered thereby as at the dates thereof and the results of their operations for the periods then ended, subject to, in the case of unaudited Financial Statements, the absence of footnotes and normal year-end adjustments.

The consolidated balance sheets at October 31, 2005 and the related statement of income of Holdings and its Subsidiaries, for the Fiscal Year then ended, audited by Moss Adams LLP.

The consolidated balance sheet at December 31, 2005 and the related statement of income of Holdings and its Subsidiaries for the two (2) months then ended.

The Projections delivered on or prior to the Closing Date and the updated Projections delivered pursuant to SECTION 6.2(H) represent and will represent as of the date thereof the good faith estimate of Borrower and its senior management concerning the most probable course of its business.

SOLVENCY. BORROWER IS SOLVENT AND THE CREDIT PARTIES AND THEIR SUBSIDIARIES,
----------------------------------------------------------------------------
TAKEN AS A WHOLE, ARE SOLVENT.
------------------------------

USE OF PROCEEDS; MARGIN REGULATIONS. i. No part of the proceeds of the Term Loan C will be used for "buying" or "carrying" "margin stock" within the respective meanings of such terms under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect or for any other purpose that violates the provisions of the regulations of the Board of Governors of the Federal Reserve System. If requested by Agent, each Credit Party will furnish to Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable, referred to in Regulation U.

Borrower shall utilize the proceeds of the Term Loan C solely for the Refinancing (and to pay any related transaction expenses), and for the financing of Borrower's ordinary working capital and general corporate needs. SCHEDULE 3.7 contains a description of Borrower's sources and uses of funds as of the Closing Date, including the Term Loan C, First Lien Loans and Letter of Credit Obligations (as defined in the First Lien Credit Agreement), to be made or incurred on that date, and a funds flow memorandum detailing how funds from each source are to be transferred for particular uses. The proceeds of the Incremental Term Loan C shall be utilized to prepay outstanding Indebtedness existing with respect to the Subordinated Notes, and any fees, expenses and costs incurred in connection therewith.

None of Holdings or any of its Subsidiaries is subject to regulation as (i) an "investment company" as defined in, or subject to regulation under, the Investment Company Act of 1940 or (ii) a "holding company" as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935.

BROKERS. No broker or finder acting on behalf of any Credit Party or Affiliate thereof brought about the obtaining, making or closing of the Term Loan C or the Related Transactions, and no Credit Party or Affiliate thereof has any obligation to any Person in respect of any finder's or brokerage fees in connection therewith.

COMPLIANCE WITH LAWS. Each Credit Party represents and warrants that it (i) is in compliance and each of its Subsidiaries is in compliance with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority (including, without limitation, Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56) and the obligations, covenants and conditions contained in all Contractual Obligations other than those laws, rules, regulations, orders and provisions of such Contractual Obligations the noncompliance with which would not be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect, and
(ii) maintains and each of its Subsidiaries maintains all licenses, qualifications and permits referred to above other than any failure to maintain which would not reasonably be expected to have a Material Adverse Effect.

INTELLECTUAL PROPERTY. As of the Closing Date, each of the Credit Parties and its Subsidiaries owns, is licensed to use or otherwise has the right to use, all material Intellectual Property used in or necessary for the conduct of its business as currently conducted that is material to the financial condition, business or operations of such Credit Party and its Subsidiaries and all such Intellectual Property that is federally registered as of the Closing Date is identified on SCHEDULE 3.10 and duly and properly registered, filed or issued in the applicable office and jurisdictions for such registrations, filings or issuances. As of the Closing Date, except as disclosed in SCHEDULE 3.10, to their knowledge, the use of such Intellectual Property by the Credit Parties and their Subsidiaries and the conduct of their businesses does not and has not been alleged by any Person to infringe on the rights of any Person.

INVESTIGATIONS, AUDITS, ETC. As of the Closing Date, except as set forth on
SCHEDULE 3.11, no Credit Party or any of their Subsidiaries is the subject of an audit by the IRS or, to each Credit Party's knowledge, any review by the IRS or any governmental investigation concerning the violation or possible violation of any law.

EMPLOYEE MATTERS. As of the Closing Date, except as set forth on SCHEDULE 3.12,
(a) no Credit Party or Subsidiary of a Credit Party nor any of their respective employees is subject to any collective bargaining agreement, (b) no petition for certification or union election is pending with respect to the employees of any Credit Party or any of their Subsidiaries and no union or collective bargaining unit has sought such certification or recognition with respect to the employees of any Credit Party or any of their Subsidiaries, (c) there are no strikes, slowdowns, work stoppages or controversies pending or, to the best knowledge of any Credit Party after due inquiry, threatened between any Credit Party or any of their Subsidiaries and its respective employees, other than employee grievances arising in the ordinary course of business which could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect and (d) hours worked by and payment made to employees of each Credit Party and each of their Subsidiaries comply in all material respects with the Fair Labor Standards Act and each other federal, state, provincial, local or foreign law applicable to such matters. Except as set forth on SCHEDULE 3.12, neither Borrower nor any of its Subsidiaries is party to a material employment contract.

LITIGATION; ADVERSE FACTS. Except as set forth on SCHEDULE 3.13, there are no judgments outstanding against any Credit Party or any of its Subsidiaries or affecting any property of any Credit Party or any of its Subsidiaries as of the Closing Date, nor is there any Litigation pending, or to the best knowledge of any Credit Party threatened, against any Credit Party or any of its Subsidiaries, in each case which would reasonably be expected to result in any Material Adverse Effect.

OWNERSHIP OF PROPERTY; LIENS. As of the Closing Date, the real estate ("REAL ESTATE") listed in SCHEDULE 3.14 constitutes all of the real property owned, leased, subleased, or used by any Credit Party or any of its Subsidiaries. As of the Closing Date, each of the Credit Parties and each of its Subsidiaries owns good and marketable fee simple title to all of its owned Real Estate, and valid and marketable leasehold interests in all of its leased Real Estate, all as described on SCHEDULE 3.14, and copies of all such leases or a summary of terms thereof reasonably satisfactory to Agent have been delivered to Agent. SCHEDULE
3.14 further describes any Real Estate with respect to which any Credit Party or any of its Subsidiaries is a lessor, sublessor or assignor as of the Closing Date. As of the Closing Date, each of the Credit Parties and each of its Subsidiaries also has good and marketable title to, or valid leasehold interests in, all of its personal property and assets subject to applicable Permitted Encumbrances. As of the Closing Date, none of the properties and assets of any Credit Party or any of its Subsidiaries are subject to any Liens other than Permitted Encumbrances, and there are no facts, circumstances or conditions known to Borrower that are reasonably likely to result in any Liens (including Liens arising under Environmental Laws) other than Permitted Encumbrances against the properties or assets of any Credit Party or any of its Subsidiaries. Each of the Credit Parties and each of its Subsidiaries has received all deeds, assignments, waivers, consents, nondisturbance and attornment or similar agreements, bills of sale and other documents, and has duly effected all recordings, filings and other actions necessary to establish, protect and perfect such Credit Party's or Subsidiary's right, title and interest in and to all such Real Estate and other properties and assets. As of the Closing Date,
SCHEDULE 3.14 also describes any purchase options, rights of first refusal or other similar contractual rights pertaining to any Real Estate. As of the Closing Date, no portion of any Credit Party's or any of its Subsidiaries' Real Estate necessary to operate the Borrower's business in the ordinary course has suffered any material damage by fire or other material casualty loss that has not heretofore been repaired, restored or otherwise remedied as reasonably necessary to operate the Borrower's business in the ordinary course. As of the Closing Date, all material permits required to have been issued or appropriate to enable the Real Estate to be lawfully occupied and used for all of the purposes for which it is currently occupied and used have been lawfully issued and are in full force and effect.

ENVIRONMENTAL MATTERS.
----------------------
Except as set forth in SCHEDULE 3.15, as of the Closing Date: (i) the Real Estate is free of contamination from any Hazardous Material except for such contamination that could not reasonably be expected to materially adversely impact the value or marketability of such Real Estate and that could not reasonably be expected to result in Environmental Liabilities of the Credit Parties or their Subsidiaries in excess of $100,000 in the aggregate; (ii) no Credit Party and no Subsidiary of a Credit Party has caused or suffered to occur any Release of Hazardous Materials on, at, in, under, above, to, from or about any of their Real Estate where such Release could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect; (iii) the Credit Parties and their Subsidiaries are and have been in compliance with all Environmental Laws, except for such noncompliance that could not reasonably be expected to result in Environmental Liabilities of the Credit Parties or their Subsidiaries in excess of $100,000 in the aggregate; (iv) the Credit Parties and their Subsidiaries have obtained, and are in compliance with, all Environmental Permits required by Environmental Laws for the operations of their respective businesses as presently conducted or as proposed to be conducted, except where the failure to so obtain or comply with such Environmental Permits could not reasonably be expected to result in Environmental Liabilities of the Credit Parties or their Subsidiaries in excess of $100,000 in the aggregate, and all such Environmental Permits are valid, uncontested and in good standing; (v) no Credit Party and no Subsidiary of a Credit Party is involved in operations or knows of any facts, circumstances or conditions, including any Releases of Hazardous Materials, that are likely to result in any Environmental Liabilities of such Credit Party or Subsidiary which could reasonably be expected to be in excess of $100,000 in the aggregate, and no Credit Party or Subsidiary of a Credit Party has permitted any current or former tenant or occupant of the Real Estate to engage in any such operations; (vi) there is no Litigation arising under or related to any Environmental Laws, Environmental Permits or Hazardous Material that seeks damages, penalties, fines, costs or expenses in excess of $100,000 in the aggregate or injunctive relief against, or that alleges criminal misconduct by any Credit Party or any Subsidiary of a Credit Party; (vii) no notice has been received by any Credit Party or any Subsidiary of a Credit Party identifying any of them as a "potentially responsible party" or requesting information under CERCLA or analogous state statutes, and to the knowledge of the Credit Parties, there are no facts, circumstances or conditions that may result in any of the Credit Parties or their Subsidiaries being identified as a "potentially responsible party" under CERCLA or analogous state statutes; and
(viii) the Credit Parties have provided to Agent copies of all existing environmental reports, reviews and audits and all written information pertaining to actual or potential Environmental Liabilities, in each case in possession of the Credit Parties relating to any of the Credit Parties or their Subsidiaries.

Each Credit Party hereby acknowledges and agrees that Agent (i) is not now, and has not ever been, in control of any of the Real Estate or affairs of such Credit Party or its Subsidiaries , and (ii) does not have the capacity through the provisions of the Loan Documents or otherwise to influence any Credit Party's or its Subsidiaries' conduct with respect to the ownership, operation or management of any of their Real Estate or compliance with Environmental Laws or Environmental Permits.

ERISA.
------
SCHEDULE 3.16 lists all Title IV Plans and Multiemployer Plans. As of the Closing Date, copies of all such listed Plans, together with a copy of the three most recent form IRS/DOL 5500-series for each such Plan, to the extent applicable, have been delivered to Agent. Except with respect to Multiemployer Plans, each Qualified Plan has been determined by the IRS to qualify under
Section 401(a) of the IRC, and to the knowledge of the applicable Credit Party, nothing has occurred that would cause the loss of such qualification. Except as would not reasonably be expected to have a Material Adverse Effect, each Plan is in material compliance with the applicable provisions of ERISA and the IRC. Neither any Credit Party nor ERISA Affiliate has failed to make any contribution or pay any amount due as required by either Section 412 of the IRC or Section 302 of ERISA or the terms of any Title IV Plan. No Credit Party has engaged in a "prohibited transaction," as defined in Section 406 of ERISA and Section 4975 of the IRC, in connection with any Plan, that would subject any Credit Party to a material tax on prohibited transactions imposed by Section 502(i) of ERISA or
Section 4975 of the IRC.

As of the Closing Date, except as set forth in SCHEDULE 3.16: (i) no Title IV Plan has any Unfunded Pension Liability; (ii) no ERISA Event or event described in Section 4062(e) of ERISA with respect to any Title IV Plan has occurred or is reasonably expected to occur; (iii) there are no pending, or to the knowledge of Borrower, threatened claims (other than claims for benefits in the normal course), sanctions, actions or lawsuits, asserted or instituted against any Plan or any Person as fiduciary or sponsor of any Plan that could result in liability to a Credit Party; (iv) within the last five years no Title IV Plan of any Credit Party or ERISA Affiliate has been terminated, whether or not in a "standard termination" as that term is used in Section 404(b)(1) of ERISA, that remains unsatisfied or could reasonably be expected to result in liability to any Credit Party in excess of $500,000, nor has any Title IV Plan of any Credit Party or ERISA Affiliate (determined at any time within the past five years) with Unfunded Pension Liabilities been transferred outside of the "controlled group" (within the meaning of Section 4001(a)(14) of ERISA) of any Credit Party or ERISA Affiliate that has or could reasonably be expected to result in a Material Adverse Effect.

DEPOSIT AND DISBURSEMENT ACCOUNTS. SCHEDULE 3.17 lists all banks and other financial institutions at which any Credit Party maintains deposit or other accounts as of the Closing Date, including any Disbursement Accounts, and such SCHEDULE correctly identifies the name, address and telephone number of each depository, the name in which the account is held, a description of the purpose of the account, and the complete account number therefor.

AGREEMENTS AND OTHER DOCUMENTS. As of the Closing Date, each Credit Party has provided to Agent or its counsel, on behalf of Lenders, accurate and complete copies (or summaries) of all of the following agreements or documents to which it is subject and each of which is listed in SCHEDULE 3.18: supply agreements and purchase agreements not terminable by such Credit Party within sixty (60) days following written notice issued by such Credit Party and involving transactions in excess of $1,000,000 per annum (other than purchase orders entered into in the ordinary course of business); leases of Equipment having a remaining term of one year or longer and requiring aggregate rental and other payments in excess of $500,000 per annum (other than purchase orders entered into in the ordinary course of business); licenses and permits held by the Credit Parties, the absence of which would reasonably be expected to have a Material Adverse Effect; instruments and documents evidencing any Indebtedness or Guaranteed Indebtedness of such Credit Party, other than guaranties issued by Holdings or Borrower of leases for leased premises of any Credit Party, and any Lien granted by such Credit Party with respect thereto which are to remain in effect after the Closing Date; and instruments and agreements evidencing the issuance of any equity securities, warrants, rights or options to purchase equity securities of such Credit Party.

INSURANCE. Each Credit Party represents and warrants that it and each of its Subsidiaries currently maintains in good repair, working order and condition (normal wear and tear excepted) all material properties as set forth in SECTION
4.2 and maintains all insurance described in such SECTION. SCHEDULE 3.19 lists all insurance policies of any nature maintained, as of the Closing Date, for current occurrences by each Credit Party, as well as a summary of the key business terms of each such policy such as deductibles, coverage limits and term of policy.

TAXES AND TAX RETURNS.
----------------------
As of the Closing Date, (i) all Tax Returns required to be filed by the Credit Parties have been timely and properly filed and (ii) all taxes that are due (other than taxes being contested in good faith by appropriate proceedings and for which adequate reserves have been provided for in accordance with GAAP) have been paid, in each case except where the failure to file Tax Returns or pay Taxes would not reasonably be expected to have a Material Adverse Effect. No Governmental Authority has asserted any claim for taxes, or to any Credit Party's knowledge, has threatened to assert any claim for taxes that would, if not paid by a Credit Party, have a Material Adverse Effect. All taxes required by law to be withheld or collected and remitted (including, without limitation, income tax, unemployment insurance and workmen's compensation premiums) with respect to the Credit Parties have been withheld or collected and paid to the appropriate Governmental Authorities (or are properly being held for such payment), except for amounts the nonpayment of which would not be reasonably likely to have a Material Adverse Effect.

None of the Credit Parties has been notified that either the IRS, or any other Governmental Authority, has raised or intends to raise, any adjustments with respect to Taxes of the Credit Parties, which adjustments would be reasonably likely to have a Material Adverse Effect.

SENIOR INDEBTEDNESS AND DESIGNATED SENIOR INDEBTEDNESS. This Agreement, the credit facilities created hereunder and all present and future Obligations constitute the "Senior Indebtedness" under and as such terms are defined in the Indenture. Without limiting the foregoing, all present and future Obligations are hereby designated as "Senior Indebtedness" in each case as such terms are used in the Indenture. The Subordinated Notes are unsecured and no Credit Party other than Holdings has any liabilities or obligations (by guaranty or otherwise) with respect to the Subordinated Notes.

HEALTH CARE MATTERS.
--------------------
COMPLIANCE WITH HEALTH CARE LAWS; PERMITS. Each Credit Party and each of their Subsidiaries, and any Person acting on their behalf, is in compliance in all material respects with all Health Care Laws applicable to it, its products and its properties or other assets or its business or operation, including its provision of professional services. Each Credit Party and each of their Subsidiaries, and any Person acting on their behalf, has in effect all Permits, including, without limitation, all Permits necessary for it to own, lease or operate its properties and other assets and to carry on its business and operations, including its provision of professional services, as presently conducted. All such Permits are in full force and effect and there has occurred no default under, or violation of, any such Permit. Except as set forth on
SCHEDULE 3.22, no action, demand, requirement or investigation by any Governmental Authority and no suit, action or proceeding by any other person, in each case with respect to each Credit Party, each of their Subsidiaries, any Person acting on their behalf, or any of their respective properties, other assets or provision of professional services under any Requirements of Law, is pending or, to the knowledge of each Credit Party and their Subsidiaries, threatened.

FILINGS. Except as set forth on SCHEDULE 3.22, all reports, documents, claims, notices or approvals required to be filed, obtained, maintained or furnished to any Governmental Authority have been so filed, obtained, maintained or furnished, and all such reports, documents, claims and notices were complete and correct in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing).

MATERIAL STATEMENTS. No Credit Party nor any of their Subsidiaries, nor any officer, affiliate, employee or agent of any Credit Party or any of their Subsidiaries, has made an untrue statement of a material fact or fraudulent statement to any Governmental Authority, failed to disclose a material fact required to any Governmental Authority, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to constitute a violation of any Health Care Law. No Credit Party nor any of their Subsidiaries, nor any officer, affiliate, employee or agent of any Credit Party or any of their Subsidiaries, has made any untrue statement of fact regarding claims incurred but not reported.

BILLING. Each Credit Party, each of their Subsidiaries and each contracting physician of each Credit Party or any of their Subsidiaries (to the extent required) has the requisite provider number or other Permit to bill the Medicare program (to the extent such entity participates in the Medicare program), the respective Medicaid program in the state or states in which such entity operates, and all other Third Party Payor Programs (as defined below), including but not limited to Capitated Contracts with managed care organizations, that each Credit Party and each of their Subsidiaries currently bill. There is no investigation, audit, claim review, or other action pending, or to the knowledge of any Credit Party or their Subsidiaries, threatened which could result in a revocation, suspension, termination, probation, restriction, limitation, or non-renewal of any Third Party Payor (as defined below) provider number or result in any Credit Party's or any of their Subsidiaries' exclusion from any Third Party Payor Program. No Credit Party nor any of their Subsidiaries has billed or received any payment or reimbursement in excess of amounts allowed by any Health Care Law or other law. For purposes of this Agreement, a "THIRD PARTY PAYOR" means Medicare, Medicaid, TRICARE, Blue Cross and/or Blue Shield, state government insurers, private insurers and any other person or entity which presently or in the future maintains Third Party Payor Programs. In addition, for purposes of this Agreement, "THIRD PARTY PAYOR PROGRAMS" means all third party payor programs in which Borrower, each of the Credit Parties and each of its Subsidiaries participates (including, without limitation, Medicare, Medicaid, TRICARE or any other federal or state health care programs, as well as Blue Cross and/or Blue Shield, managed care plans, or any other private insurance programs).

PROCEEDINGS. There are no facts, circumstances or conditions that would reasonably be expected to form the basis for any material investigation, suit, claim, audit, action (legal or regulatory) or proceeding (legal or regulatory) by a Governmental Authority against or affecting any Credit Party or any of their Subsidiaries relating to any of the Health Care Laws.

PROHIBITED TRANSACTIONS. No Credit Party, any of their Subsidiaries or any Person acting on behalf of any Credit Party or any of their Subsidiaries is a party to any contract, lease agreement or other arrangement (including any joint venture or consulting agreement) with any physician, health care facility, hospital, nursing facility, home health agency or other person who is in a position to make or influence referrals to or otherwise generate business to provide services, lease space, lease equipment or engage in any other venture or activity, other than agreements which are in compliance with all applicable Health Care Laws. No Credit Party, any of their Subsidiaries, or any person acting on behalf of any Credit Parties or any their Subsidiaries, directly or indirectly: (1) offered or paid any remuneration, in cash or in kind, to, or made any financial arrangements with, any past, present or potential patient, supplier, medical staff member, contractor or Third Party Payor of any Credit Parties and/or any of their Subsidiaries in order to illegally obtain business or payments from such person; (2) given or agreed to give, or is aware that there has been made or that there is any illegal agreement to make, any illegal gift or gratuitous payment of any kind, nature or description (whether in money, property or services) to any past, present or potential patient, supplier, contractor, Third Party Payor or any other person; (3) made or agreed to make, or is aware that there has been made or that there is any agreement to make, any contribution, payment or gift of funds or property to, or for the private use of, any governmental official, employee or agent where either the contribution, payment or gift or the purpose of such contribution, payment or gift is or was illegal under the laws of any government entity having jurisdiction over such payment, contribution or gift; (4) established or maintained any unrecorded fund or asset for any purpose or made any misleading, false or artificial entries on any of its books or records for any reason; or (5) made, or agreed to make, or is aware that there has been made or that there is any agreement to make, any payment to any person with the intention or understanding that any part of such payment would be used or was given for any purpose other than that described in the documents supporting such payment.

FAIR MARKET VALUE. The compensation paid or to be paid by each Credit Party and each of their Subsidiaries to any physician or physician group who is employed by or contracted with each Credit Party or any of their Subsidiaries is fair market value for the services and items actually provided by such physician, not taking into account the value or volume of referrals or other business generated by such physicians or physician groups for each Credit Party or each of their Subsidiaries. Each Credit Party and each of their Subsidiaries has at all times maintained a written agreement with each physician or physician group receiving compensation from each Credit Party or any of their Subsidiaries.

MEDICARE/MEDICAID. There are no Medicare or Medicaid termination proceedings underway with respect to any of the Credit Parties, each entity meets the Medicare conditions of participation and, to our knowledge after such reasonable investigation under the circumstances, no employee or independent contractor of any Credit Parties has been excluded in participating in Medicare or Medicaid or any similar federal programs.

COMPLIANCE. Each Credit Parties possess and implement all necessary policies and procedures to ensure that all aspects of each Credit Parties' operations, their employees, and all healthcare providers under contract with any Credit Party, comply with all applicable Health Care Laws.

         Without limiting the foregoing, all representations and warranties of Borrower and each other Credit Party in this Agreement and each of the other Loan Documents (except to the extent that any such representation or warranty expressly relates only to an earlier date) shall be deemed to have been restated and repeated upon any request for and acceptance by Borrower (i) for funding of Incremental Term Loan C, (ii) of the proceeds of any "Advance" under the First Lien Credit Agreement, (iii) of the incurrence of any "Letter of Credit Obligations" under the First Lien Credit Agreement and (iv) of the conversion or continuation of any portion of Term Loan C into, or as, a LIBOR Loan. as of such date


AFFIRMATIVE COVENANTS
         Each Credit Party executing this Agreement jointly and severally agrees as to all Credit Parties that from and after the date hereof and until the Termination Date:

COMPLIANCE WITH LAWS AND CONTRACTUAL OBLIGATIONS. Each Credit Party will (a) comply with and shall cause each of its Subsidiaries to comply with (i) the requirements of all applicable material laws, rules, regulations and orders of any Governmental Authority (including, without limitation, laws, rules, regulations and orders relating to taxes, employer and employee contributions, securities, employee retirement and welfare benefits, environmental protection matters and employee health and safety) as now in effect and which may be imposed in the future in all jurisdictions in which any Credit Party or any of its Subsidiaries is now doing business or may hereafter be doing business and
(ii) the obligations, covenants and conditions contained in all Contractual Obligations of such Credit Party or any of its Subsidiaries other than the noncompliance with which would not be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect, and (b) maintain or obtain and shall cause each of its Subsidiaries to maintain or obtain all licenses, qualifications and permits now held or hereafter required to be held by such Credit Party or any of its Subsidiaries, for which the loss, suspension, revocation or failure to obtain or renew, would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. This SECTION
4.1 shall not preclude any Credit Party or its Subsidiaries from contesting any taxes or other payments, if they are being diligently contested in good faith in a manner which stays enforcement thereof and if appropriate expense provisions have been recorded in conformity with GAAP, subject to SECTION 5.2 and no Lien (other than a Permitted Encumbrance) in respect thereof has been created.

INSURANCE. Each Credit Party will maintain or cause to be maintained, with insurers reasonably acceptable to Agent, public liability and property damage insurance with respect to its business and properties and the business and properties of its Subsidiaries against loss or damage of the kinds customarily carried or maintained by corporations of established reputation engaged in substantially similar businesses and in amounts reasonably acceptable to Agent and will deliver evidence thereof to Agent. Agent confirms that the insurance in effect on the Closing Date is reasonably acceptable to it. The Credit Parties shall maintain business interruption insurance providing coverage for a period of at least six (6) months and in an amount not less than $20,000,000. Each Credit Party shall, pursuant to endorsements and/or assignments in form and substance reasonably satisfactory to Agent, (i) cause Agent to be named as lender's loss payee in the case of casualty insurance, and assignee in the case of all business interruption insurance, in each case for the benefit of Agent and Lenders and (ii) cause Agent and each Lender to be named as additional insureds in the case of all liability insurance other than professional liability insurance. So long as no Event of Default has occurred and is continuing, proceeds of business interruption insurance will be released to the Credit Parties. In the event any Credit Party fails to provide Agent with evidence of the insurance coverage required by this Agreement and the First Lien Agent has not purchased coverage in accordance with this Agreement and the First Lien Credit Agreement, Agent may purchase insurance at such Credit Party's expense to protect Agent's interests in the Collateral. This insurance may, but need not, protect such Credit Party's interests. The coverage purchased by Agent may not pay any claim made by such Credit Party or any claim that is made against such Credit Party in connection with the Collateral. Such Credit Party may later cancel any insurance purchased by Agent, but only after providing Agent with evidence that such Credit Party has obtained insurance as required by this Agreement. If Agent purchases insurance for the Collateral, such Credit Party will be responsible for the costs of that insurance, including interest and other Charges imposed by Agent in connection with the placement of the insurance, until the effective date of the cancellation or expiration of the insurance. The costs of the insurance may be added to the Obligations. The costs of the insurance may be more than the cost of insurance such Credit Party is able to obtain on its own.

INSPECTION; LENDER MEETING. Upon three (3) days' prior written notice to the Credit Parties and the Lenders, each Credit Party shall permit any authorized representatives of Agent to visit, audit and inspect any of the properties of such Credit Party and its Subsidiaries, including its and their financial and accounting records (which audits and inspections of financial and accounting records shall in the absence of an Event of Default take place in Borrower's corporate office), and to make copies and take extracts therefrom, and to discuss its and their affairs, finances and business with its and their officers and certified public accountants, at such reasonable times during normal business hours and as often as may be reasonably requested (collectively a "Field Review"); provided, that, upon the occurrence and continuance of an Event of Default, Agent shall not be required to provide any notice to the Credit Parties prior to the performance of a Field Review; provided further, that, so long as no Event of Default has occurred and is continuing, Agent shall be limited to two (2) Field Reviews during any calendar year. Representatives of each Lender will be permitted to accompany representatives of Agent during each Field Review at such Lender's expense. Without in any way limiting the foregoing, commencing on or after January 31, 2007, upon three (3) days' prior written notice to the Credit Parties and the Agent, each Credit Party shall also permit any authorized representatives of a Lender selected by Requisite Lenders ("Nominee Lender") to conduct additional Field Reviews (in scope satisfactory to such Nominee Lender and with all of the same rights and privileges otherwise afforded to the Agent in connection with its Field Reviews) at such reasonable times during normal business hours and as often as may be reasonably requested, and Borrower shall, upon demand, reimburse Nominee Lender for all reasonable, out-of-pocket fees, charges, costs and expenses that may be incurred by Nominee Lender (including all reasonable fees and expenses of any accountants or other professionals retained by Nominee Lender) in connection with each such Field Review; provided, that, upon the occurrence and continuance of an Event of Default, Nominee Lender shall not be required to provide any notice to the Credit Parties prior to the performance of any such Field Review; and provided further, that, so long as no Event of Default has occurred and is continuing,
(i) Nominee Lender shall be limited to one Field Review during any calendar year and (ii) the fees, charges, costs and expenses of Nominee Lender to be reimbursed by Borrower under this sentence shall not exceed the sum of Fifty Thousand Dollars ($50,000.00) per Field Review. In addition to the foregoing, each Credit Party will participate and will cause key management personnel of each Credit Party and its Subsidiaries to participate in a meeting with Agent and Lenders at least once during each year, which meeting shall be held at such time and such place as may be reasonably requested by Agent.

ORGANIZATIONAL EXISTENCE. Except as otherwise permitted by SECTION 5.6, each Credit Party will and will cause its material Subsidiaries to at all times preserve and keep in full force and effect its organizational existence and all rights and franchises material to its business.

ENVIRONMENTAL MATTERS. Each Credit Party shall and shall cause each Person within its control to: (a) conduct its operations and keep and maintain its Real Estate in compliance with all Environmental Laws and Environmental Permits other than noncompliance that would not reasonably be expected to have a Material Adverse Effect; (b) implement any and all investigation, remediation, removal and response actions that are appropriate or necessary to maintain the value and marketability of the Real Estate or to otherwise comply with Environmental Laws and Environmental Permits pertaining to the presence, generation, treatment, storage, use, disposal, transportation or Release of any Hazardous Material on, at, in, under, above, to, from or about any of its Real Estate, except where the failure to do so would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect; (c) notify Agent promptly after such Credit Party or any Person within its control becomes aware of any violation of Environmental Laws or Environmental Permits or any Release on, at, in, under, above, to, from or about any Real Estate that is reasonably likely to result in Environmental Liabilities to a Credit Party or its Subsidiaries in excess of $100,000; and (d) promptly forward to Agent a copy of any order, notice of actual or alleged violation or liability, request for information or any communication or report received by such Credit Party or any Person within its control in connection with any such violation or Release or any other matter relating to any Environmental Laws or Environmental Permits that could reasonably be expected to result in Environmental Liabilities in excess of $100,000, in each case whether or not the Environmental Protection Agency or any Governmental Authority has taken or threatened any action in connection with any such violation, Release or other matter. If Agent at any time has a reasonable basis to believe that there may be a violation of any Environmental Laws or Environmental Permits by any Credit Party or any Person under its control or any Environmental Liability arising thereunder, or a Release of Hazardous Materials on, at, in, under, above, to, from or about any of its Real Estate, that, in each case, could reasonably be expected to have a Material Adverse Effect, then each Credit Party and its Subsidiaries shall, upon Agent's written request (i) cause the performance of such environmental audits including subsurface sampling of soil and groundwater, and preparation of such environmental reports, at Borrower's expense, as Agent may from time to time reasonably request, which shall be conducted by reputable environmental consulting firms reasonably acceptable to Agent and shall be in form and substance reasonably acceptable to Agent, and (ii) if the Credit Parties fail to perform (or cause performance of) any environmental audit under SECTION 4.5(D)(I) above within a reasonable time after receiving a written request from Agent and the First Lien Agent has not exercised its right to require an environmental audit in accordance with this Agreement and the First Lien Credit Agreement and agreed to provide a copy of the same to the Agent and the Lenders, Credit Parties shall permit Agent or its representatives to have reasonable access to all Real Estate for the purpose of conducting such environmental audits and testing as Agent deems appropriate, including subsurface sampling of soil and groundwater. Borrower shall reimburse Agent for the costs of such audits and tests and the same will constitute a part of the Obligations. Agent confirms that the environmental reports provided on or before the Closing Date are satisfactory to it.

LANDLORDS' AGREEMENTS, MORTGAGEE AGREEMENTS, BAILEE LETTERS AND REAL ESTATE PURCHASES. Each Credit Party shall use reasonable efforts to obtain a landlord's agreement, mortgagee agreement or bailee letter, as applicable, from the lessor of Borrower's corporate office, which agreement or letter shall contain a waiver or subordination of all Liens or claims that the landlord, mortgagee or bailee may assert against the Collateral at that location, and shall otherwise be reasonably satisfactory in form and substance to Agent. Each Credit Party shall and shall cause its Subsidiaries to timely and fully pay and perform their obligations under all leases and other agreements with respect to each leased location or public warehouse where any Collateral is or may be located (other than Collateral in an aggregate amount for all such locations not to exceed $100,000 in the aggregate).

FURTHER ASSURANCES.
-------------------
Each Credit Party shall, from time to time, execute such guaranties, financing statements, documents, security agreements and reports as Agent or Requisite Lenders at any time may reasonably request to evidence, perfect or otherwise implement the guaranties and security for repayment of the Obligations contemplated by the Loan Documents.

In the event any Credit Party acquires a fee ownership interest in real property after the Closing Date, such Credit Party shall deliver to Agent a fully executed mortgage or deed of trust over such real property in form and substance reasonably satisfactory to Agent, together with such title insurance policies, surveys, appraisals, evidence of insurance, legal opinions, environmental assessments and other documents and certificates as shall be reasonably required by Agent.

Each Credit Party shall (i) cause each Person, upon its becoming a Domestic Subsidiary of such Credit Party (provided that this shall not be construed to constitute consent by any of the Lenders to any transaction not expressly permitted by the terms of this Agreement), promptly to guaranty the Obligations and to grant to Agent, for the benefit of Agent and Lenders, a security interest in the real, personal and mixed property of such Domestic Subsidiary to secure the Obligations and (ii) pledge, or cause to be pledged, to Agent, for the benefit of Agent and Lenders, all of the Stock of such Domestic Subsidiary to secure the Obligations. Each Credit Party shall pledge, or cause to be pledged, to Agent, for the benefit of Agent and Lenders, 66% of the outstanding voting Stock and 100% of the outstanding nonvoting Stock of any person upon its becoming a first tier Foreign Subsidiary of any Credit Party. The documentation for such guaranty, security and pledge shall be substantially similar to the Loan Documents executed concurrently herewith with such modifications as are reasonably requested by Agent.

PAYMENT OF TAXES. Each Credit Party shall timely pay and discharge (or cause to be paid and discharged) all material taxes, assessments and governmental and other charges or levies imposed upon it or upon its income or profits, or upon property belonging to it; provided that such Credit Party shall not be required to pay any such tax, assessment, charge or levy that is being contested in good faith by appropriate proceedings and for which the affected Credit Party shall have set aside on its books adequate reserves with respect thereto in conformance with GAAP.

CASH MANAGEMENT SYSTEMS. Borrower shall, and shall cause each other Credit Party to, enter into Control Agreements with respect to each deposit account maintained by Borrower or any Subsidiary of Borrower (other than any payroll account so long as such payroll account is a zero balance account) as of or after the Closing Date. Each such deposit account control agreement shall be in form and substance reasonably satisfactory to Agent.

INTEREST RATE AGREEMENTS. Within ninety (90) days after the Closing Date, Borrower shall enter into, and shall thereafter maintain, Interest Rate Agreements providing for interest rate protection (1) for at least fifty percent (50%) of the outstanding principal amount of the Term Loan B (as defined in the First Lien Credit Agreement) and the Term Loan C and (2) other terms and conditions reasonably satisfactory to Agent.

HEALTHCARE MATTERS. WITHIN FIVE (5) BUSINESS DAYS AFTER ANY CREDIT PARTY OBTAINING KNOWLEDGE THEREOF: notice of any material investigation or audit, or pending or threatened proceedings relating to any violation by any Credit Party, any of their Subsidiaries, or any health care facility to which any Credit Party or any their Subsidiaries provides services, of any Health Care Laws (including, without limitation, any investigation or audit or proceeding involving violation of any of the Medicare and/or Medicaid fraud and abuse provisions);

copies of any written recommendation from any Governmental Authority or other regulatory body that any Credit Party or any of their Subsidiaries, or any obligor to which any Credit Party or any their Subsidiaries provides services should have its licensure, provider or supplier number, or accreditation suspended, revoked, or limited in any way, or have its eligibility to participate in TRICARE, Medicare or Medicaid or to accept assignments or rights to reimbursement under TRICARE, Medicaid or Medicare regulations suspended, revoked, or limited in any way;

notice of any claim to recover any alleged material overpayments with respect to any receivables including, without limitation, payments received from TRICARE, Medicare, Medicaid or from any private insurance carrier;

notice of termination of eligibility of any Credit Party, any Subsidiary of any Credit Party, or any health care facility to which any Credit Party provides services to participate in any reimbursement program of any private insurance carrier, managed care or similar organization, or other obligor applicable to it;

notice of any material reduction in the level of reimbursement expected to be received with respect to any Receivables;

notice of any reimbursement payment contract or process that results or is reasonably expected to result in any claim against a Credit Party or any Subsidiary of such Credit Party (including on account of overpayments, settlement payments, appeals, repayment plan requests);

copies of any report or communication from any Governmental Authority in connection with any inspection of any facility of a Credit Party or any Subsidiary of such Credit Party other than those which are routine and non-material; and

notice of any healthcare provider's fees being contested or disputed.


NEGATIVE COVENANTS
         Each Credit Party executing this Agreement jointly and severally agrees as to all Credit Parties that from and after the date hereof until the Termination Date:

INDEBTEDNESS. The Credit Parties shall not and shall not cause or permit their Subsidiaries directly or indirectly to create, incur, assume, or otherwise become or remain directly or indirectly liable with respect to any Indebtedness (other than pursuant to a Contingent Obligation permitted under SECTION 5.4) except:

Indebtedness described on SCHEDULE 5.1;

the Obligations;

the Indebtedness incurred under the First Lien Credit Agreement, together with any refinancings, refundings, extensions, renewals and/or replacements thereof to the extent permitted by the Intercreditor Agreement;

the Indebtedness of Holdings incurred under the Subordinated Notes;

intercompany Indebtedness arising from loans made by (i) any Credit Party other than Holdings, Beverly, Beverly Radiology and ProNet to any other Credit Party other than Holdings, Beverly, Beverly Radiology and ProNet, (ii) Borrower to Beverly on the Closing Date in an aggregate amount not greater than $15,000,000 and (iii) any Credit Party (other than Beverly) to Beverly after the Closing Date in aggregate amount not to exceed $5,000,000 at any time outstanding (in addition to loans made pursuant to clause (ii) above) at any time outstanding;

provided, however, that upon the request of Agent at any time, such Indebtedness shall be evidenced by promissory notes having terms reasonably satisfactory to Agent, the sole originally executed counterparts of which shall be pledged and delivered to Agent, for the benefit of Agent and Lenders, as security for the Obligations;

Indebtedness incurred during any Fiscal Year in amount not to exceed $4,000,000 in the aggregate which is secured by purchase money Liens or incurred with respect to Capital Leases and purchase money Indebtedness (the "YEARLY PMSI LIMIT"); PROVIDED, HOWEVER, that commencing with Fiscal Year 2007, the Yearly PMSI Limit will be increased in any period by an amount equal to 50% of the difference obtained by taking the Yearly PMSI Limit (excluding any Carry Over Amounts) MINUS the actual amount of such Indebtedness incurred during such prior period (the "CARRY OVER AMOUNT") (and such Carry Over Amount shall be deemed to be the last amount of Indebtedness incurred in that succeeding period);

unsecured Indebtedness of a Target incurred in connection with a Permitted Acquisition so long as the aggregate amount of such unsecured Indebtedness does not exceed $2,000,000 in the aggregate for any Permitted Acquisition;

any other unsecured Indebtedness not to exceed $1,000,000 in an aggregate principal amount at any time outstanding;

Indebtedness under Interest Rate Agreements entered into pursuant to SECTION
4.10 entered into to protect Borrower or Subsidiary thereof against fluctuations in interest rates in respect of Indebtedness otherwise permitted under this Agreement or (ii) other hedging agreements providing protection against fluctuations in currency values or commodity prices in connection with Borrower's or any of its Subsidiaries' operations, so long as the purpose of any such agreement is a bona fide hedging activity (and is not for speculative purposes); and

refinancings of Indebtedness permitted under clauses (a) and (d) which have been approved by the Agent and do not accelerate the scheduled dates for payment thereof, increase the principal amounts thereof, materially increase any interest rate or fees applicable thereto, add additional obligors therefor, or enhance the collateral therefor or the priority thereof.

LIENS AND RELATED MATTERS.
--------------------------
NO LIENS. The Credit Parties shall not and shall not cause or permit their Subsidiaries to directly or indirectly create, incur, assume or permit to exist any Lien on or with respect to any property or asset of such Credit Party or any such Subsidiary, whether now owned or hereafter acquired, or any income or profits therefrom, except Permitted Encumbrances (including, without limitation, those Liens constituting Permitted Encumbrances existing on the date hereof and renewals and extensions thereof, as set forth on SCHEDULE 5.2).

NO NEGATIVE PLEDGES. The Credit Parties shall not and shall not cause or permit their Subsidiaries to directly or indirectly enter into or assume any agreement (other than the Loan Documents and First Lien Loan Documents) prohibiting the creation or assumption of any Lien upon its properties or assets, whether now owned or hereafter acquired and other than (i) provisions restricting subletting or assignment under any lease governing a leasehold interest or lease of personal property; (ii) restrictions with respect to a Subsidiary imposed pursuant to any agreement which has been entered into for the sale of disposition of all or substantially all of the equity interests or assets of such Subsidiary, so long as such sale or disposition of all or substantially all of the equity interests or assets of such Subsidiary is permitted under this Agreement; and (iii) restrictions on assignments or sublicensing of licensed Intellectual Property.

NO RESTRICTIONS ON SUBSIDIARY DISTRIBUTIONS TO BORROWER. Except as provided herein and the First Lien Loan Documents, the Credit Parties shall not and shall not cause or permit their Subsidiaries to directly or indirectly create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any such Subsidiary to:
(1) pay dividends or make any other distribution on any of such Subsidiary's Stock owned by Borrower or any other Subsidiary; (2) pay any Indebtedness owed to Borrower or any other Subsidiary; (3) make loans or advances to Borrower or any other Subsidiary; or (4) transfer any of its property or assets to Borrower or any other Subsidiary.

INVESTMENTS. The Credit Parties shall not and shall not cause or permit their Subsidiaries to directly or indirectly make or own any Investment in any Person except:

Borrower and its Subsidiaries may make and own Investments in Cash Equivalents subject to Control Agreements in favor of Agent;

Borrower and the other Credit Parties may make loans to other Credit Parties to the extent permitted under SECTION 5.1;

Borrower and its Subsidiaries may make loans and advances to employees for moving, entertainment, travel and other similar expenses in the ordinary course of business not to exceed $500,000 in the aggregate at any time outstanding;

Credit Parties and their Subsidiaries may make capital contributions to their wholly-owned Subsidiaries that are Credit Parties other than Beverly, Beverly Radiology and ProNet;

Investments representing non-cash consideration received in accordance with
SECTION 5.7;

Investments existing on the Closing Date, as set forth on SCHEDULE 5.3 and any renewals, amendments and replacements thereof that do not increase the amount thereof;

each Credit Party may hold investments comprised of notes payable, or stock or other securities issued by financially troubled Account Debtors (excluding Affiliates) to such Credit Party pursuant to agreements with respect to settlement of such Account Debtor's Accounts with such Credit Party negotiated in the ordinary course of business;

Investments consisting of loans by Borrower to employees of Borrower which are used solely by such employees to simultaneously purchase the Stock of Holdings, provided that Holdings contemporaneously contributes the proceeds of such Stock to the capital of Borrower;

Interest Rate Agreements and other hedging agreements entered into in compliance with SECTION 5.1;

Borrower and its Subsidiaries may make advances in the form of a prepayment of expenses, so long as such expenses were incurred in the ordinary course of business and are being paid in accordance with customary trade terms of Borrower or such Subsidiary; and

Permitted Acquisitions.

CONTINGENT OBLIGATIONS. The Credit Parties shall not and shall not cause or permit their Subsidiaries to directly or indirectly create or become or be liable with respect to any Contingent Obligation except:

Contingent Obligations with respect to the First Lien Loan Obligations;

those arising under Interest Rate Agreements or other hedging agreements entered into in compliance with SECTION 5.1;

those resulting from endorsement of negotiable instruments for collection in the ordinary course of business;

those existing on the Closing Date and described in SCHEDULE 5.4;

those arising under indemnity agreements to title insurers to cause such title insurers to issue to Agent mortgagee title insurance policies;

those arising with respect to customary indemnification obligations incurred in connection with Asset Dispositions permitted hereunder;

those incurred in the ordinary course of business with respect to (i) surety and appeal bonds, performance and return-of-money bonds and other similar obligations not exceeding at any time outstanding $500,000 in aggregate liability and (ii) bonds required to be posted in connection with worker's compensation insurance not exceeding at any time outstanding $1,400,000 in aggregate liability;

those incurred with respect to Indebtedness permitted by SECTION 5.1 (other than SECTION 5.1(D)) provided that (i) any such Contingent Obligation is subordinated to the Obligations to the same extent as the Indebtedness to which it relates is subordinated to the Obligations and (ii) no Credit Party may incur Contingent Obligations in respect of Indebtedness incurred by any Person that is not a Credit Party under this clause (h);

guaranties of leases for leased premises of any Credit Party issued by Holdings and Borrower in ordinary course of business consistent with past practices; and

any other Contingent Obligation not expressly permitted by clauses (a) through
(i) above, so long as any such other Contingent Obligations, in the aggregate at any time outstanding, do not exceed $500,000 and no Credit Party may incur Contingent Obligations in respect of Indebtedness incurred by any Person that is not a Credit Party under this clause (j).

RESTRICTED PAYMENTS. The Credit Parties shall not and shall not cause or permit their Subsidiaries to directly or indirectly declare, order, pay, make or set apart any sum for any Restricted Payment, except that:

Each Credit Party other than Holdings may make payments and distributions to Holdings (whether directly or through sequential upstream Restricted Payments) that are used by Holdings to pay federal and state income taxes then due and owing, franchise taxes and other similar licensing expenses incurred in the ordinary course of business; PROVIDED that each Credit Party's aggregate contribution to taxes as a result of the filing of a consolidated or combined return by Holdings shall not be greater, nor the aggregate receipt of tax benefits less, than they would have been had such Credit Party not filed a consolidated or combined return with Holdings;

Direct Subsidiaries of Borrower may make Restricted Payments to Borrower;

Intentionally Omitted;

Borrower may pay dividends to Holdings to permit Holdings to repurchase Stock owned by employees of Borrower whose employment with Borrower and its Subsidiaries has been terminated, provided that such Restricted Payments shall not exceed $250,000 in any Fiscal Year or $1,000,000 during the term of this Agreement in the aggregate and provided that no Event of Default exists at the time of such Restricted Payment or would occur as a result thereof;

Borrower may pay dividends to Holdings to permit Holdings to make regularly scheduled interest payments on the Subordinated Notes in amount not to exceed $465,000 in any Fiscal Quarter provided that no Event of Default exists at the time of such Restricted Payment or would occur as a result thereof;

Borrower may pay dividends to Holdings to permit Holdings to pay corporate overhead expenses in the ordinary course of business, provided that such Restricted Payments shall not exceed $750,000 in any Fiscal Year and provided that no Event of Default exists at the time of such Restricted Payment or would occur as a result thereof;

Borrower may pay dividends to Holdings on the Closing Date in an aggregate amount not to exceed $4,741,931.83 in order to pay in full certain amounts owed by Holdings to Howard Berger, M.D., Jeffrey Linden, Jeffrey Linden, IRA, Norman Hames, Joseph Berman, Joseph Berman, IRA and Galt Financial, Ltd.;

Borrower may pay dividends to Holdings with the proceeds of the Incremental Term Loan C to permit Holdings to prepay the Subordinated Notes; and

Borrower may pay prepayment fees, early termination charges, make-whole premiums or similar amounts (including any interest, fees, charges and other amounts thereon) owing to any Prior Lender as a result of payments or prepayments made on or prior to the Closing Date (i) upon a payment in full of the Obligations or
(ii) so long as (A) the aggregate amount of such prepayment fees, early termination charges, make-whole premiums and similar amounts paid (including any interest, fees, charges and other amounts thereon) shall not exceed $1,235,000,
(B) at the time of such payment the Leverage Ratio shall not exceed 3.50:1, determined on a pro forma basis after giving effect to such payment and based upon EBITDA for the twelve Fiscal Month period ending as of the last day of the most recently completed Fiscal Month, (C) after giving effect to such payment, the Borrower shall have at least $3,500,000 of availability through a combination of Borrowing Availability (as defined in the First Lien Credit Agreement) and cash on hand and (D) no Default or Event of Default exists at the time of such payment or would occur as result thereof.

RESTRICTION ON FUNDAMENTAL CHANGES. The Credit Parties shall not and shall not cause or permit their Subsidiaries to directly or indirectly: (a) amend, modify or waive any term or provision of its organizational documents in a manner adverse to the Lenders, including its articles of incorporation, certificates of designations pertaining to preferred stock, by-laws, partnership agreement or operating agreement in any manner adverse to the Agent or Lenders unless required by law; (b) enter into any transaction of merger or consolidation except, upon not less than five (5) Business Days prior written notice to Agent, any wholly-owned Subsidiary of Borrower may be merged with or into Borrower (PROVIDED that Borrower is the surviving entity) or any other wholly-owned Subsidiary of Borrower (provided that, in the case of any such merger of any Domestic Subsidiary with or into a Foreign Subsidiary, the Domestic Subsidiary is the surviving entity); (c) liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution); or (d) acquire by purchase or otherwise all or any substantial part of the Stock, business or assets of any other Person. Notwithstanding the foregoing, Borrower (or Holdings, so long as contemporaneously therewith, all assets so acquired are transferred to Borrower contemporaneous with the closing of such acquisition), may acquire all or substantially all of the assets or Stock of any Person (the "TARGET") (in each case, a "PERMITTED ACQUISITION") subject to the satisfaction of each of the following conditions:

         (i) Agent shall receive at least 30 Business Days' prior written notice of such proposed Permitted Acquisition, which notice shall include a reasonably detailed description of such proposed Permitted Acquisition;

         (ii) such Permitted Acquisition shall only involve assets located in the United States and comprising a business, or those assets of a business, of the type engaged in by Borrower as of the Closing Date, and which business would not subject Agent or any Lender to regulatory or third party approvals in connection with the exercise of its rights and remedies under this Agreement or any other Loan Documents other than approvals applicable to the exercise of such rights and remedies with respect to Borrower prior to such Permitted Acquisition;

         (iii) such Permitted Acquisition shall be consensual and shall have been approved by the Target's board of directors;

         (iv) no additional Indebtedness, Guaranteed Indebtedness, Contingent Obligations or other liabilities shall be incurred, assumed or otherwise be reflected on a consolidated balance sheet of Borrower and Target after giving effect to such Permitted Acquisition, except (A) ordinary course trade payables and, accrued expenses and (B) Indebtedness otherwise permitted under SECTION 5.1(F) or 5.1(G) of the Target not to exceed $2,000,000 in the aggregate for any Permitted Acquisition so long as on a pro forma basis, Holdings and its Subsidiaries would have had a Leverage Ratio and Senior Leverage Ratio (as defined in the First Lien Credit Agreement as in effect on the date hereof) of less than or equal to the Leverage Ratio and Senior Leverage Ratio, respectively, of Holdings and its Subsidiaries for the four quarter period ending on the last day of the month immediately preceding the month in which such proposed Permitted Acquisition is to be consummated (after giving effect to such Permitted Acquisition and all Loans funded in connection therewith as if made on the first day such period); in each case to the extent no Default or Event of Default has occurred and is continuing or would result after giving effect to such Permitted Acquisition;

         (v) the sum of all amounts payable in connection with any Permitted Acquisition (including the purchase price, all transaction costs and all Indebtedness, liabilities and Contingent Obligations incurred or assumed in connection therewith or otherwise reflected on a consolidated balance sheet of Borrower and Target) shall not exceed $2,000,000 and the sum of such amounts payable in connection with all Permitted Acquisitions shall not exceed $10,00,000, and the portion thereof allocable to goodwill and intangible assets for all such Permitted Acquisitions during the term hereof shall not exceed $5,000,000;

         (vi) unless otherwise consented to in writing by Agent, the Target shall not have incurred an operating loss for the trailing twelve-month period preceding the date of the Permitted Acquisition, as determined based upon the Target's financial statements for its most recently completed fiscal year and its most recent interim financial period completed within sixty (60) days prior to the date of consummation of such Permitted Acquisition;

         (vii) the business and assets acquired in such Permitted Acquisition shall be free and clear of all Liens (other than Permitted Encumbrances);

         (viii) at or prior to the closing of any Permitted Acquisition, Agent will be granted a first priority perfected Lien (subject to Permitted Encumbrances) in all assets acquired pursuant thereto or in the assets and Stock of the Target, and Holdings and Borrower and the Target shall have executed such documents and taken such actions as may be required by Agent in connection therewith;

         (ix) Concurrently with delivery of the notice referred to in CLAUSE (I) above, Borrower shall have delivered to Agent, in form and substance reasonably satisfactory to Agent:

                           (A) a pro forma consolidated balance sheet, income
statement and cash flow statement of Holdings and its Subsidiaries (the "ACQUISITION PRO FORMA"), based on recent financial statements, which shall be complete and shall fairly present in all material respects the assets, liabilities, financial condition and results of operations of Holdings and its Subsidiaries in accordance with GAAP consistently applied, but taking into account such Permitted Acquisition and the funding of all Loans in connection therewith, and such Acquisition Pro Forma shall reflect that (x) on a pro forma basis, Holdings and its Subsidiaries would have had a Leverage Ratio and Senior Leverage Ratio (as defined in the First Lien Credit Agreement as in effect on the date hereof) with a numerator (or equivalent thereof) one quarter (0.25) less than otherwise permitted (for example, if the permitted Leverage Ratio is less than or equal 3.00 to 1.00, Holdings and its Subsidiaries must have a Leverage Ratio of less than or equal to 2.75 to 1.00) for the four quarter period ending on the last day of the month immediately preceding the month in which such proposed Permitted Acquisition is to be consummated (after giving effect to such Permitted Acquisition and all Loans funded in connection therewith as if made on the first day of such period), (y) average daily Borrowing Availability (as defined in the First Lien Credit Agreement as in effect on the date hereof) for the 90-day period preceding the consummation of such Permitted Acquisition would have exceeded $5,000,000 on a pro forma basis (after giving effect to such Permitted Acquisition and all Loans funded in connection therewith as if made on the first day of such period) and the Acquisition Projections (as hereinafter defined) shall reflect that such Borrowing Availability of $5,000,000 shall continue for at least 90 days after the consummation of such Permitted Acquisition, and (z) on a pro forma basis, no Event of Default has occurred and is continuing or would result after giving effect to such Permitted Acquisition and Borrower would have been in compliance with the financial covenants set forth in SECTION 6 for the four quarter period reflected in the Compliance and Excess Cash Flow Certificate most recently delivered to Agent pursuant to SECTION 6.2(O) prior to the consummation of such Permitted Acquisition (after giving effect to such Permitted Acquisition and all Loans funded in connection therewith as if made on the first day of such period);

                           (B) updated versions of the most recently delivered
Projections covering the 3 year period commencing on the date of such Permitted Acquisition and otherwise prepared in accordance with the Projections (the "ACQUISITION PROJECTIONS") and based upon historical financial data of a recent date reasonably satisfactory to Agent, taking into account such Permitted Acquisition; and

                           (C) a certificate of the chief financial officer of
Borrower to the effect that: (w) Borrower (after taking into consideration all rights of contribution and indemnity Borrower has against Holdings and each other Subsidiary of Holdings) will be Solvent upon the consummation of the Permitted Acquisition; (x) the Acquisition Pro Forma fairly presents the financial condition of Holdings and its Subsidiaries (on a consolidated basis) as of the date thereof after giving effect to the Permitted Acquisition; (y) the Acquisition Projections are reasonable estimates of the future financial performance of Holdings and its Subsidiaries subsequent to the date thereof based upon the historical performance of Holdings and its Subsidiaries and the Target and show that Holdings and its Subsidiaries shall continue to be in compliance with the financial covenants set forth in SECTION 6 for the 3-year period thereafter; and (z) Holdings and its Subsidiaries have completed their due diligence investigation with respect to the Target and such Permitted Acquisition, which investigation was conducted in a manner similar to that which would have been conducted by a prudent purchaser of a comparable business and the results of which investigation were delivered to Agent and Lenders;

         (x) on or prior to the date of such Permitted Acquisition, Agent shall have received, in form and substance reasonably satisfactory to Agent, copies of the acquisition agreement and related agreements and instruments, and all opinions, certificates, lien search results and other documents reasonably requested by Agent, including those specified in the last sentence of SECTION 4.6; and

         (xi) at the time of such Permitted Acquisition and after giving effect thereto, no Default or Event of Default has occurred and is continuing.

DISPOSAL OF ASSETS OR SUBSIDIARY STOCK. The Credit Parties shall not and shall not cause or permit their Subsidiaries to directly or indirectly convey, sell, lease, sublease, transfer or otherwise dispose of, or grant any Person an option to acquire, in one transaction or a series of related transactions, any of its property, business or assets, whether now owned or hereafter acquired, except for (a) sales of inventory to customers in the ordinary course of business and dispositions of obsolete equipment not used or useful in the business; (b) any condemnation or taking of such assets by eminent domain proceedings; and (c) Asset Dispositions by Borrower and its Subsidiaries (excluding sales of Accounts and Stock of any of Holdings' Subsidiaries) if all of the following conditions are met: (i) the aggregate fair market value of assets sold or otherwise disposed of in any Fiscal Year does not exceed $1,000,000; (ii) the consideration received is at least equal to the fair market value of such assets (as determined by the board of directors of the applicable Credit Party in good faith); (iii) at least 85% of the consideration received is cash; (iv) the Net Proceeds of such Asset Disposition are applied as required by SECTION 1.5(C);
(v) after giving effect to the Asset Disposition and the repayment of Indebtedness with the proceeds thereof, Borrower is in compliance on a pro forma basis with the covenants set forth in SECTION 6 recomputed for the most recently ended quarter for which information is available; and (vi) no Event of Default has occurred and is continuing or would result from such Asset Disposition.

TRANSACTIONS WITH AFFILIATES. The Credit Parties shall not and shall not cause or permit their Subsidiaries to directly or indirectly enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any management, consulting, investment banking, advisory or other similar services) with any Affiliate or with any director, officer or employee of any Credit Party, except (a) as set forth on SCHEDULE 5.8, (b) transactions in the ordinary course of and pursuant to the reasonable requirements of the business of any such Credit Party or any of its Subsidiaries and upon fair and reasonable terms which (except in the case of transactions among Domestic Credit Parties) are fully disclosed to Agent and are no less favorable to any such Credit Party or any of its Subsidiaries than would be obtained in a comparable arm's length transaction with a Person that is not an Affiliate, (c) payment of reasonable compensation to officers and employees for services actually rendered to any such Credit Party or any of its Subsidiaries;
(d) payment of director's fees not to exceed $50,000 in the aggregate for any Fiscal Year of Holdings; (e) loans to employees permitted in SECTION 5.3, (f) Restricted Payments permitted in SECTION 5.5 and the agreements pursuant to which such Restricted Payments are required to be made, (g) reimbursement of employee travel and lodging costs incurred in the ordinary course of business,
(h) the guaranty of the Obligations by Credit Parties, (i) employment agreements, equity incentive agreements and other employee and management arrangements in the ordinary course of business which are fully disclosed to the Agent and (j) the guaranty of the First Lien Loan Obligations.

CONDUCT OF BUSINESS. Holdings shall not engage in any business activity other than its ownership of the Stock of its Subsidiaries and its performance of the Related Transaction Documents. The Credit Parties (other than Holdings) shall not and shall not cause or permit their Subsidiaries to directly or indirectly engage in any business other than businesses of the type described on SCHEDULE 5.9.

CHANGES RELATING TO INDEBTEDNESS. The Credit Parties shall not and shall not cause or permit their Subsidiaries to directly or indirectly change or amend the terms of the First Lien Loan Documents if such change or amendment would breach the terms of the Intercreditor Agreement.

FISCAL YEAR. No Credit Party shall change its Fiscal Year or permit any of its Subsidiaries to change their respective Fiscal Years.

PRESS RELEASE; PUBLIC OFFERING MATERIALS. Each Credit Party executing this Agreement agrees that neither it nor its Affiliates will in the future issue any press releases or other public disclosure, including any prospectus, proxy statement or other materials filed with any Governmental Authority relating to a public offering of the Stock of any Credit Party, using the name of GE Capital or its affiliates or referring to this Agreement, the other Loan Documents or the Related Transactions Documents without at least two (2) Business Days' prior notice to GE Capital and without the prior written consent of GE Capital unless (and only to the extent that) such Credit Party or Affiliate is required to do so under law and then, in any event, such Credit Party or Affiliate will consult with GE Capital before issuing such press release or other public disclosure.

SUBSIDIARIES. The Credit Parties shall not and shall not cause or permit their Subsidiaries to directly or indirectly establish, create or acquire any new Subsidiary, other than in connection with a Permitted Acquisition.

DEPOSIT ACCOUNTS. The Credit Parties shall not and shall not cause or permit their Subsidiaries to establish any new deposit accounts (other than payroll, employee benefits and other similar trust accounts) without prior written notice to Agent and unless Agent and the bank at which the account is to be opened enter into a Control Agreement in form and substance reasonably acceptable to Agent.

HAZARDOUS MATERIALS. The Credit Parties shall not and shall not cause or permit their Subsidiaries to cause or permit a Release of any Hazardous Material on, at, in, under, above, to, from or about any of the Real Estate where such Release would (a) violate in any respect, or form the basis for any Environmental Liabilities by the Credit Parties or any of their Subsidiaries under, any Environmental Laws or Environmental Permits or (b) otherwise adversely impact the value or marketability of any of the Real Estate or any of the Collateral, other than such violations or Environmental Liabilities that could not reasonably be expected to have a Material Adverse Effect.

ERISA. The Credit Parties shall not and shall not cause or permit any ERISA Affiliate to, cause or permit to occur an ERISA Event to the extent such ERISA Event could reasonably be expected to have a Material Adverse Effect.

SALE-LEASEBACKS. The Credit Parties shall not and shall not cause or permit any of their Subsidiaries to engage in any sale-leaseback, synthetic lease or similar transaction involving any of its assets.

PREPAYMENTS OF OTHER INDEBTEDNESS. The Credit Parties shall not, directly or indirectly, voluntarily purchase, redeem, defease or prepay any principal of, premium, if any, interest or other amount payable in respect of any Subordinated Debt other than intercompany Indebtedness reflecting amounts owing to Borrower, other than the prepayment of the Subordinated Notes with proceeds of the Incremental Term Loan C.

CHANGES TO MATERIAL CONTRACTS. The Credit Parties shall not and shall not cause or permit any of their Subsidiaries to change or amend the terms of the Management Agreement.


FINANCIAL COVENANTS/REPORTING
         Borrower covenants and agrees that from and after the date hereof until the Termination Date, Borrower shall perform and comply with, and shall cause each of the other Credit Parties to perform and comply with, all covenants in this SECTION 6 applicable to such Person.

FINANCIAL COVENANTS.
--------------------
CAPITAL EXPENDITURE LIMITS. Holdings and its Subsidiaries on a consolidated basis shall not make Capital Expenditures during the following periods that exceed the aggregate the amounts set forth opposite each of such periods (the "CAPEX LIMIT"):
                                                         MAXIMUM CAPITAL
PERIOD                                                   EXPENDITURES PER PERIOD
------                                                   -----------------------
Fiscal Year 2006                                         $ 8,500,000
Fiscal Year 2007                                         $10,000,000
Fiscal Year 2008                                         $11,000,000
Fiscal Year 2009                                         $11,000,000

Fiscal Year 2010 and each Fiscal Year thereafter         $12,000,000

PROVIDED, HOWEVER, that commencing with Fiscal Year 2007, the Capex Limit referenced above will be increased in any period by an amount equal to 50% of the difference obtained by taking the Capex Limit for the immediately prior period (excluding any Carry Over Amounts) MINUS the actual amount of any Capital Expenditures expended during such prior period (the "CARRY OVER AMOUNT"), and for purposes of measuring compliance herewith, the Carry Over Amount shall be deemed to be the last amount spent on Capital Expenditures in that succeeding period.

DAYS SALES OUTSTANDING. Holdings and its Subsidiaries shall not have Days Sales Outstanding to exceed ninety-five (95) days as of the last day of any Fiscal Quarter.

MINIMUM FIXED CHARGE COVERAGE RATIO. Holdings and its Subsidiaries shall have on a consolidated basis at the end of each Fiscal Quarter set forth below, a Fixed Charge Coverage Ratio for the 12-Fiscal Month period then ended of not less than the following:

                    1.00 for each Fiscal Quarter ending on or prior to January 31, 2007;
                    1.10 for the Fiscal Quarter ending after January 31, 2007 but on or prior to July 31, 2007; and
                    1.20      for each Fiscal Quarter ending thereafter.

INTENTIONALLY OMITTED.

MAXIMUM LEVERAGE RATIO. Holdings and its Subsidiaries on a consolidated basis shall have, at the end of each Fiscal Quarter set forth below, a Leverage Ratio as of the last day of such Fiscal Quarter and for the 12-Fiscal Month period then ended, of not more than the following:

                    5.25 for each Fiscal Quarter ending on or prior to January 31, 2007;
                    5.20      for the Fiscal Quarter ending April 30, 2007;
                    5.10      for the Fiscal Quarter ending July 31, 2007;
                    4.90      for the Fiscal Quarter ending October 31, 2007;
                    4.85      for the Fiscal Quarter ending January 31, 2008;
                    4.75      for the Fiscal Quarter ending April 30, 2008;
                    4.65      for the Fiscal Quarter ending July 31, 2008;
                    4.40      for the Fiscal Quarter ending October 31, 2008;
                    4.30      for the Fiscal Quarter ending January 31, 2009;
                    4.20      for the Fiscal Quarter ending April 30, 2009;
                    4.00      for the Fiscal Quarter ending July 31, 2009;
                    3.85      for the Fiscal Quarter ending October 31, 2009;
                    3.70      for the Fiscal Quarter ending January 31, 2010;
                    3.60      for the Fiscal Quarter ending April 30, 2010;
                    3.50      for the Fiscal Quarter ending July 31, 2010;
                    3.25 for each Fiscal Quarter ending after July 31, 2010 but on or prior to January 31, 2011;
                    3.00      for the Fiscal Quarter ending April 30, 2011;
                    2.75      for the Fiscal Quarter ending July 31, 2011;
                    2.50      for each Fiscal Quarter ending after July 31, 2011
                              but on or prior to January 31, 2012;
                    2.25      for each Fiscal Quarter ending after January 31,
                              2012 but on prior to July 31, 2012; and
                    2.00      for each Fiscal Quarter ending thereafter.

MAXIMUM SENIOR LEVERAGE RATIO. Holdings and its Subsidiaries on a consolidated basis shall have, at the end of each Fiscal Quarter set forth below, a Senior Leverage Ratio as of the last day of such Fiscal Quarter and for the 12-Fiscal Month period then ended, of not more than the following:

                    3.00 for each Fiscal Quarter ending on or prior to January 31, 2007
                    2.85      for the Fiscal Quarter ending April 30, 2007;
                    2.75      for the Fiscal Quarter ending July 31, 2007;
                    2.70      for the Fiscal Quarter ending October 31, 2007;

                    2.60      for the Fiscal Quarter ending January 31, 2008;
                              2.50 for the Fiscal Quarter ending April 30, 2008;
                    2.40      for the Fiscal Quarter ending July 31, 2008;
                    2.30      for the Fiscal Quarter ending October 31, 2008;
                    2.20      for the Fiscal Quarter ending January 31, 2009;
                    2.10      for the Fiscal Quarter ending April 30, 2009;
                    2.00      for the Fiscal Quarter ending July 31, 2009;
                    1.75      for the Fiscal Quarter ending October 31, 2009;
                    1.75 for each Fiscal Quarter ending after October 31, 2009 but on or prior to April 30, 2010;
                    1.50      for each Fiscal Quarter ending after April 30,
                              2010 but on prior to January 31, 2011;
                    1.25      for each Fiscal Quarter ending after January 31,
                              2011 but on prior to July 31, 2011; and
                    1.00      for each Fiscal Quarter ending thereafter.

FINANCIAL STATEMENTS AND OTHER REPORTS. Holdings and Borrower will maintain, and cause each of its Subsidiaries to maintain, a system of accounting established and administered in accordance with sound business practices to permit preparation of Financial Statements in conformity with GAAP (it being understood that monthly Financial Statements are not required to have footnote disclosures). Borrower will deliver each of the Financial Statements and other reports described below to Agent (and each Lender).

MONTHLY FINANCIALS AND QUARTERLY STATEMENTS.

                           (i) As soon as available and in any event within
forty-five (45) days after the end of each Fiscal Month (including the last Fiscal Month of Holdings' Fiscal Year), Borrower will deliver (1) the consolidated and consolidating balance sheets of Holdings and its Subsidiaries, as at the end of such month, and the related consolidated and consolidating statements of income, stockholders' equity and cash flow for such Fiscal Month and for the period from the beginning of the then current Fiscal Year of Holdings to the end of such Fiscal Month, (2) a report setting forth in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year and the corresponding figures from the most recent Projections for the current Fiscal Year delivered pursuant to SECTION 6.2(H) and
(3) a schedule of the outstanding Indebtedness for borrowed money of Holdings and its Subsidiaries describing in reasonable detail each such debt issue or loan outstanding and the principal amount and amount of accrued and unpaid interest with respect to each such debt issue or loan.

                           (ii) As soon as available and in any event within
forty-five (45) days after the end of each Fiscal Quarter, Borrower will deliver unit volumes and historical net collections by major payor groups and a consolidated statement of stockholder's equity.

YEAR-END FINANCIALS. As soon as available and in any event within ninety (90) days (or if Holdings files an extension with the Securities & Exchange Commission, one hundred and five (105) days; PROVIDED, that Borrower has given Agent a written explanation, within ninety (90) days after the end of the applicable Fiscal Year of Holdings, in form and substance reasonably acceptable to Agent, regarding the need for such extension) after the end of each Fiscal Year of Holdings, Borrower will deliver (1) the consolidated and consolidating balance sheets of Holdings and its Subsidiaries, as at the end of such year, and the related consolidated and consolidating statements of income, stockholders' equity and cash flow for such Fiscal Year, (2) a schedule of the outstanding Indebtedness for borrowed money of Holdings and its Subsidiaries describing in reasonable detail each such debt issue or loan outstanding and the principal amount and amount of accrued and unpaid interest with respect to each such debt issue or loan and (3) a report with respect to the consolidated Financial Statements from a firm of Certified Public Accountants selected by Borrower and reasonably acceptable to Agent, which report shall be prepared in accordance with Statement of Auditing Standards No. 58 (the "STATEMENT") "Reports on Audited Financial Statements" and such report shall be "Unqualified" (as such term is defined in such Statement).

ACCOUNTANTS' REPORTS. Promptly upon receipt thereof, Borrower will deliver copies of all significant reports submitted by Holdings' firm of certified public accountants in connection with each annual, interim or special audit or review of any type of the Financial Statements or related internal control systems of Holdings or its Subsidiaries made by such accountants, including any comment letter submitted by such accountants to management in connection with their services.

INTENTIONALLY OMITTED.

MANAGEMENT REPORT. Together with each delivery of Financial Statements of Borrower pursuant to SECTIONS 6.2(A)(II) and (B), Borrower will deliver a management report (1) describing the operations and financial condition of Holdings and its Subsidiaries for the Fiscal Month then ended and the portion of the current Fiscal Quarter then elapsed (or for the Fiscal Year then ended in the case of year-end financials) and (2) discussing the reasons for any significant variations. The information above shall be presented in reasonable detail and shall be certified by the chief financial officer of Holdings to the effect that such information fairly presents the results of operations and financial condition of Holdings Borrower and its Subsidiaries as at the dates and for the periods indicated.

[INTENTIONALLY OMITTED.]

APPRAISALS. From time to time, if Agent or any Lender determines that obtaining appraisals is necessary in order for Agent or such Lender to comply with applicable laws or regulations, Agent will, at Borrower's expense, obtain appraisal reports in form and substance and from appraisers reasonably satisfactory to Agent stating the then current fair market values of all or any portion of the Real Estate owned by Credit Parties. In addition to the foregoing, at Borrower's expense, at any time while and so long as an Event of Default shall have occurred and be continuing, and in the absence of a Default or Event of Default not more than once during each calendar year, Agent may obtain appraisal reports in form and substance and from appraisers satisfactory to Agent stating the then current market values of all or any portion of the Real Estate and personal property owned by any of the Credit Parties.

PROJECTIONS. As soon as available and in any event no later than the last day of each of Holdings' Fiscal Years, Borrower will deliver Projections of Holdings and its Subsidiaries for the forthcoming three (3) Fiscal Years, year by year, and for the forthcoming Fiscal Year, Fiscal Month by Fiscal Month.

SEC FILINGS AND PRESS RELEASES. Promptly upon their becoming available, Borrower will deliver copies of (1) all Financial Statements, reports, notices and proxy statements, material reports and material notices sent or made available by Holdings or any of their Subsidiaries to their Stockholders, (2) all regular and periodic reports and all registration statements and prospectuses, if any, filed by Holdings or any of their Subsidiaries with any securities exchange or with the Securities and Exchange Commission, any Governmental Authority or any private regulatory authority, and (3) all press releases and other statements made available by Holdings or any of its Subsidiaries to the public concerning developments in the business of any such Person.

EVENTS OF DEFAULT, Etc. Promptly upon any officer of any Credit Party obtaining knowledge of any of the following events or conditions, Borrower shall deliver copies of all notices given or received by Holdings or any of its Subsidiaries with respect to any such event or condition and a certificate of Borrower's chief executive officer specifying the nature and period of existence of such event or condition and what action Holdings or any of its Subsidiaries has taken, is taking and proposes to take with respect thereto: (1) any condition or event that constitutes, or which could reasonably be expected to result in the occurrence of, an Event of Default or Default; (2) any notice that any Person has given to Borrower or any of its Subsidiaries or any other action taken with respect to a claimed default or event or condition of the type referred to in
SECTION 7.1(B); or (3) any event or condition that could reasonably be expected to result in any Material Adverse Effect.

LITIGATION. Promptly upon any officer of any Credit Party obtaining knowledge of
(1) the institution of any action, charge, claim, demand, suit, proceeding, petition, governmental investigation, tax audit or arbitration now pending or, to the best knowledge of such Credit Party after due inquiry, threatened against or affecting any Credit Party or any of its Subsidiaries or any property of any Credit Party or any of its Subsidiaries ("LITIGATION") not previously disclosed by Borrower to Agent or (2) any material development in any action, suit, proceeding, governmental investigation or arbitration at any time pending against or affecting any Credit Party or any property of any Credit Party which, in each case, would reasonably be expected to have a Material Adverse Effect, Borrower will promptly give notice thereof to Agent and provide such other information as may be reasonably available to them to enable Agent and its counsel to evaluate such matter.

NOTICE OF CORPORATE AND OTHER CHANGES. Borrower shall provide prompt written notice of (1) all jurisdictions in which a Credit Party becomes qualified after the Closing Date to transact business, (2) any change after the Closing Date in the authorized and issued Stock of any Credit Party or any amendment to their articles or certificate of incorporation, by-laws, partnership agreement or other organizational documents, (3) any Subsidiary created or acquired by any Credit Party or any of its Subsidiaries after the Closing Date, such notice, in each case, to identify the applicable jurisdictions, capital structures or Subsidiaries, as applicable, and (4) any other event that occurs after the Closing Date which would cause any of the representations and warranties in
SECTION 3 of this Agreement or in any other Loan Document to be untrue or misleading in any material respect. The foregoing notice requirement shall not be construed to constitute consent by any of the Lenders to any transaction referred to above which is not expressly permitted by the terms of this Agreement.

FIRST LIEN CREDIT AGREEMENT NOTICES. Borrower shall deliver within five (5) Business Days after (i) delivery thereof, copies of all notices, certificates and other documents or reports delivered by Borrower or on its behalf to the First Lien Agent and (ii) receipt thereof, copies of all notices delivered by First Lien Agent to Borrower.

OTHER INFORMATION. With reasonable promptness, Borrower will deliver such other information and data with respect to any Credit Party or any Subsidiary of any Credit Party as from time to time may be reasonably requested by Agent or any Lender.

COMPLIANCE AND EXCESS CASH FLOW CERTIFICATE. Together with each delivery of Financial Statements pursuant to SECTION 6.2(A) for the last month of each Fiscal Quarter and SECTION 6.2(B), Borrower will deliver a fully and properly completed Compliance and Excess Cash Flow Certificate (in substantially the same form as ANNEX F (the "COMPLIANCE AND EXCESS CASH FLOW CERTIFICATE") signed by Borrower's chief executive officer or chief financial officer; provided that the Excess Cash Flow portion of such certificate is only required to be delivered annually; provided that Schedule 2 of the Compliance and Excess Cash Flow certificate shall be delivered only in connection with the Financial Statements of Borrower and its Subsidiaries delivered pursuant to Section 6.2(b).

TAXES. Borrower shall provide prompt written notice of (i) the execution or filing with the IRS or any other Governmental Authority of any agreement or other document extending, or having the effect of extending, the period for assessment or collection of any Charges by any Credit Party or any of its Subsidiaries and (ii) any agreement by any Credit Party or any of its Subsidiaries or request directed to any Credit Party or any of its Subsidiaries to make any adjustment under IRC Section 481(a), by reason of a change in accounting method or otherwise, which could reasonably be expected to have a Material Adverse Effect.

ERISA. With reasonable promptness, Borrower shall provide to Agent copies of the most recent actuarial reports with respect to any Title IV Plans as they become available. Promptly upon any Credit Party becoming aware of any fact or condition which could reasonably be expected to result in an ERISA Event, Borrower shall deliver to Agent a summary of such facts and circumstances and any action the Credit Parties intend to take regarding such facts or conditions.

ACCOUNTING TERMS; UTILIZATION OF GAAP FOR PURPOSES OF CALCULATIONS UNDER AGREEMENT. For purposes of this Agreement, all accounting terms not otherwise defined herein shall have the meanings assigned to such terms in conformity with GAAP. Financial statements and other information furnished to Agent pursuant to
SECTION 6.2 or any other section (unless specifically indicated otherwise) shall be prepared in accordance with GAAP as in effect at the time of such preparation; PROVIDED that no Accounting Change shall affect financial covenants, standards or terms in this Agreement; PROVIDED further that Borrower shall prepare footnotes to the Financial Statements required to be delivered hereunder that show the differences between the Financial Statements delivered (which reflect such Accounting Changes) and the basis for calculating financial covenant compliance (without reflecting such Accounting Changes). All such adjustments described in clause (c) of the definition of the term Accounting

Changes resulting from expenditures made subsequent to the Closing Date (including capitalization of costs and expenses or payment of pre-Closing Date liabilities) shall be treated as expenses in the period the expenditures are made. Notwithstanding the foregoing, in the event that any Accounting Change shall occur and such change results in a change in the method of calculation of the financial covenants, standards or terms in this Agreement, then Borrower and Agent agree to negotiate in good faith in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating the financial condition of the Credit Parties shall be the same after such Accounting Changes as if such Accounting Changes had not been made. Until such time as such an amendment shall have been executed and delivered by Borrower, Agent and the Requisite Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred.


DEFAULT, RIGHTS AND REMEDIES
EVENT OF DEFAULT. "EVENT OF DEFAULT" shall mean the occurrence or existence of any one or more of the following:

PAYMENT. (1) Failure to make any payment of principal of the Term Loan C when due or (2) failure to pay, within three (3) days after the due date, any interest or Fees on the Term Loan C or any other amount due under this Agreement or any of the other Loan Documents; or

DEFAULT IN OTHER AGREEMENTS. (1) Any Credit Party or any of its Subsidiaries fails to pay when due or within any applicable grace period any principal or interest on Indebtedness (other than the Term Loan C) or any Contingent Obligations, (2) breach or default of any Credit Party or any of its Subsidiaries, or the occurrence of any condition or event, with respect to any Indebtedness (other than the Term Loan C and the First Lien Loan Obligations) or any Contingent Obligations (other than with respect the First Lien Loan Obligations), if the effect of such breach, default or occurrence is to cause or to permit the holder or holders then to cause, Indebtedness and/or Contingent Obligations having an individual principal amount in excess of $500,000 or having an aggregate principal amount in excess of $1,000,000 to become or be declared due prior to their stated maturity or (3) an Event of Default (under and as defined in the First Lien Credit Agreement) occurs and the First Lien Lenders declare the First Lien Obligations due and payable prior to their regularly scheduled date of payment; or

BREACH OF CERTAIN PROVISIONS. Failure of any Credit Party to perform or comply with any term or condition contained in (1) the GE Capital Fee Letter, (2)
SECTION 6.2 which failure continues for more than five (5) Business Days after the date specified for performance or compliance with such term or condition,
(3) that portion of SECTION 4.2 relating to the Credit Parties' obligation to maintain insurance, or (4) SECTION 4.3, SECTION 4.4, SECTION 5 or SECTION 6.1; or

BREACH OF WARRANTY. Any representation, warranty, certification or other statement made by any Credit Party in any Loan Document or in any statement or certificate at any time given by such Person in writing pursuant or in connection with any Loan Document is false in any material respect (without duplication of materiality qualifiers contained therein) on the date made; or

OTHER DEFAULTS UNDER LOAN DOCUMENTS. Any Credit Party defaults in the performance of or compliance with any term contained in this Agreement or the other Loan Documents (other than occurrences described in other provisions of this SECTION 7.1 for which a different grace or cure period is specified, or for which no cure period is specified and which constitute immediate Events of Default) and such default is not remedied or waived within thirty (30) days after the earlier of (1) receipt by Borrower of notice from Agent or Requisite Lenders of such default or (2) actual knowledge of Borrower or any other Credit Party of such default; or

INVOLUNTARY BANKRUPTCY; APPOINTMENT OF RECEIVER, ETC. (1) A court enters a decree or order for relief with respect to any Credit Party in an involuntary case under the Bankruptcy Code, which decree or order is not stayed or other similar relief is not granted under any applicable federal or state law; or (2) the continuance of any of the following events for sixty (60) days unless dismissed, bonded or discharged: (a) an involuntary case is commenced against any Credit Party, under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect; or (b) a decree or order of a court for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over any Credit Party, or over all or a substantial part of its property, is entered; or (c) a receiver, trustee or other custodian is appointed without the consent of a Credit Party, for all or a substantial part of the property of the Credit Party; or

VOLUNTARY BANKRUPTCY; APPOINTMENT OF RECEIVER, ETC. (1) any Credit Party commences a voluntary case under the Bankruptcy Code, or consents to the entry of an order for relief in an involuntary case or to the conversion of an involuntary case to a voluntary case under any such law or consents to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or (2) any Credit Party makes any assignment for the benefit of creditors; or (3) the Board of Directors of any Credit Party adopts any resolution or otherwise authorizes action to approve any of the actions referred to in this SECTION 7.1(G); or

JUDGMENT AND ATTACHMENTS. Any money judgment, writ or warrant of attachment, or similar process (other than those described elsewhere in this SECTION 7.1) involving (1) an amount in any individual case in excess of $250,000 or (2) an amount in the aggregate at any time in excess of $500,000 (in either case to the extent not adequately covered by insurance in Agent's sole discretion as to which the insurance company has acknowledged coverage) is entered or filed against one or more of the Credit Parties or any of their respective assets and remains undischarged, unvacated, unbonded or unstayed for a period of thirty
(30) days or in any event later than five (5) Business Days prior to the date of any proposed sale thereunder; or

DISSOLUTION. Any order, judgment or decree is entered against any Credit Party decreeing the dissolution or split up of such Credit Party and such order remains undischarged or unstayed for a period in excess of fifteen (15) days; or

SOLVENCY. Borrower ceases to be Solvent, the Credit Parties and their Subsidiaries, taken as a whole, cease to be Solvent, or any Credit Party fails to pay its debts as they become due or admits in writing its present or prospective inability to pay its debts as they become due; or


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

INVALIDITY OF LOAN DOCUMENTS. Any of the Loan Documents for any reason, other than a partial or full release in accordance with the terms thereof, ceases to be in full force and effect or is declared to be null and void, or any Credit Party denies that it has any further liability under any Loan Document to which it is party, or gives notice to such effect; or

DAMAGE; CASUALTY. Any event occurs, whether or not insured or insurable, as a result of which revenue-producing activities cease or are substantially curtailed at any facility of any Credit Party generating more than 5% of the consolidated revenues of the Credit Parties for the Fiscal Year preceding such event and such cessation or curtailment continues for more than 15 days; or

CHANGE OF CONTROL.  A Change of Control occurs; or

SUBORDINATED INDEBTEDNESS. The failure of any Credit Party or any creditor of Borrower or any of its Subsidiaries to comply with the terms of any subordination or intercreditor agreement applicable to the Subordinated Notes.

INVALIDITY OF INTERCREDITOR AGREEMENT. The Intercreditor Agreement for any reason ceases to be in full force and effect or is declared to be null and void, or any "First Lien Secured Creditor" (as defined therein) claims that it is not bound thereby or gives notice to such effect.

INTENTIONALLY OMITTED.
----------------------

ACCELERATION AND OTHER REMEDIES. Upon the occurrence of any Event of Default described in SECTIONS 7.1(F) or 7.1(G), the Term Loan C Commitments shall be immediately terminated and all of the Obligations, shall automatically become immediately due and payable, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other requirements of any kind, all of which are hereby expressly waived by Borrower, and the Term Loan C Commitments shall thereupon terminate. Upon the occurrence and during the continuance of any other Event of Default, Agent may, and at the request of the Requisite Lenders, Agent shall, by written notice to Borrower (a) declare all or any portion of the Term Loan C and all or any portion of the other Obligations to be, and the same shall forthwith become, immediately due and payable together with accrued interest thereon and (b) subject to the terms of the Intercreditor Agreement, exercise any other remedies which may be available under the Loan Documents or applicable law. Borrower shall from time to time execute and deliver to Agent such further documents and instruments as Agent may reasonably request with respect to such cash collateral.

PERFORMANCE BY AGENT. If any Credit Party shall fail to perform any covenant, duty or agreement contained in any of the Loan Documents which failure constitutes an Event of Default and such covenant, duty or agreement is not then being performed by the First Lien Agent in accordance with the requirements of the Loan Documents and the First Lien Loan Documents, Agent may perform or attempt to perform such covenant, duty or agreement on behalf of such Credit Party after the expiration of any cure or grace periods set forth herein. In such event, such Credit Party shall, at the request of Agent, promptly pay any amount reasonably expended by Agent in such performance or attempted performance to Agent, together with interest thereon at the highest rate of interest in effect upon the occurrence of an Event of Default as specified in SECTION 1.2(D) from the date of such expenditure until paid. Notwithstanding the foregoing, it is expressly agreed that Agent shall not have any liability or responsibility for the performance of any obligation of any Credit Party under this Agreement or any other Loan Document.


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

APPLICATION OF PROCEEDS. Notwithstanding anything to the contrary contained in this Agreement, upon the occurrence and during the continuance of an Event of Default, Borrower irrevocably waives the right to direct the application of any and all payments at any time or times thereafter received by Agent from or on behalf of Borrower, and Agent shall have the continuing and exclusive right to apply and to reapply any and all payments received at any time or times after the occurrence and during the continuance of an Event of Default. Notwithstanding anything to the contrary contained in this Agreement (including, without limitation, SECTION 1.1 and SECTION 1.5 hereof), all payments (including the proceeds of any Asset Disposition or other sale of, or other realization upon, all or any part of the Collateral) received after acceleration of the Obligations shall be applied as follows: FIRST, to all costs and expenses incurred by or owing to Agent and any Lender with respect to this Agreement, the other Loan Documents or the Collateral; SECOND, to accrued and unpaid interest and Fees with respect to the Obligations (including any interest which but for the provisions of the Bankruptcy Code, would have accrued on such amounts); THIRD, to the principal amount of the Term Loan C then outstanding; and FOURTH to any other obligations of Borrower owing to Agent or any Lender under the Loan Documents. Any balance remaining shall be delivered to Borrower or to whomever may be lawfully entitled to receive such balance or as a court of competent jurisdiction may direct.


ASSIGNMENT AND PARTICIPATION
ASSIGNMENTS AND PARTICIPATIONS; BINDING EFFECT.
-----------------------------------------------
BINDING EFFECT. This Agreement shall become effective when it shall have been executed by Credit Parties and the Agent and when the Agent shall have been notified by each Lender that such Lender has executed it. Thereafter, it shall be binding upon and inure to the benefit of, but only to the benefit of, each Credit Party (in each case except for SECTION 8.2), the Agent, each Lender and, to the extent provided in SECTION 8.2, each other Indemnitee and Secured Party and, in each case, their respective successors and permitted assigns. Except as expressly provided in any Loan Document (including in SECTION 8.2), no Credit Party, the Agent shall have the right to assign any rights or obligations hereunder or any interest herein.

RIGHT TO ASSIGN. Each Lender may sell or assign all or a portion of its rights and obligations hereunder (including all or a portion of its Term Loan C Commitments and its rights and obligations with respect to the Term Loan C) to
(i) any existing Lender, (ii) any Affiliate or Approved Fund of any existing Lender or (iii) any other Person acceptable (which acceptance shall not be unreasonably withheld or delayed) to the Agent and, as long as no Event of Default is continuing, the Borrower; PROVIDED, HOWEVER, that the aggregate outstanding principal amount (determined as of the effective date of the applicable Assignment Agreement) of the Term Loan C subject to any such sale or assignment shall be an integral multiple of $1,000,000, unless such sale or assignment is made to an existing Lender or an Affiliate or Approved Fund of any existing Lender, is of the assignor's (together with its Affiliates and Approved Funds) entire interest in such Facility or is made with the prior consent of the Borrower and the Agent; PROVIDED, FURTHER, HOWEVER that no Lender may sell or assign all or a portion of its rights hereunder to any Person who is a Credit Party or who to the actual knowledge of such Lender at the time of the contemplated assignment is an Affiliate of any Credit Party.

PROCEDURE. The parties to each sale or assignment made in reliance on CLAUSE (B) above (other than those described in CLAUSE (E) or (F) below) shall execute and deliver to the Agent (which shall keep a copy thereof) an Assignment Agreement, together with any existing Note subject to such sale or assignment (or any affidavit of loss therefor acceptable to the Agent and the Borrower), any tax forms required to be delivered pursuant to SECTION 1.9 and payment by the assignee of an assignment fee in the amount of $3,500, which may be waived at Agent's discretion; PROVIDED, however, that no assignment fee shall be due in connection with an assignment by a Lender to an existing Lender, an Affiliate of such Lender or an Approved Fund. Each assigning Lender shall provide notice of each such assignment to Borrower and Borrower shall update its records to properly reflect such assignment. Upon receipt of all the foregoing, and conditioned upon such receipt and upon the Agent consenting to such Assignment Agreement, from and after the effective date specified in such Assignment Agreement, the Agent shall record or cause to be recorded in the Loan Account the information contained in such Assignment Agreement; PROVIDED, however that consent of the Agent shall not be required in connection with an assignment by a Lender to an existing Lender, an Affiliate of such Lender or an Approved Fund.

EFFECTIVENESS. Effective upon the entry of such record in the Loan Account, (i) such assignee shall become a party hereto and, to the extent that rights and obligations under the Loan Documents have been assigned to such assignee pursuant to such Assignment Agreement, shall have the rights and obligations of a Lender, (ii) any applicable Note shall be transferred to such assignee through such entry and (iii) the assignor thereunder shall, to the extent that rights and obligations under this Agreement have been assigned by it pursuant to such Assignment Agreement, relinquish its rights (except for those surviving the payment in full of the Obligations) and be released from its obligations under the Loan Documents, other than those relating to events or circumstances occurring prior to such assignment (and, in the case of an Assignment Agreement covering all or the remaining portion of an assigning Lender's rights and obligations under the Loan Documents, such Lender shall cease to be a party hereto except that each Lender agrees to remain bound by SECTION 8.2, SECTION
8.3 to the extent provided in SECTION 8.2(N) and SECTION 9.13).

GRANT OF SECURITY INTERESTS. In addition to the other rights provided in this
SECTION 8.1, each Lender may grant a security interest in, or otherwise assign as collateral, any of its rights under this Agreement, whether now owned or hereafter acquired (including rights to payments of principal or interest on the Term Loan C), to (A) any federal reserve bank (pursuant to Regulation A of the Federal Reserve Board) or other funding source in support of borrowings made by such Lender from such Person, without notice to the Agent or (B) any holder of, or trustee for the benefit of the holders of, such Lender's Securities by notice to the Agent; PROVIDED, HOWEVER, that no such holder or trustee, whether because of such grant or assignment or any foreclosure thereon (unless such foreclosure is made through an assignment in accordance with CLAUSE (B) above), shall be entitled to any rights of such Lender hereunder and no such Lender shall be relieved of any of its obligations hereunder.

PARTICIPANTS AND SPVS. In addition to the other rights provided in this SECTION 8.1, each Lender may, (x) with notice to the Agent, grant to an SPV, organized, administered or managed by such Lender, the option to make all or any part of any Term Loan C that such Lender would otherwise be required to make hereunder (and the exercise of such option by such SPV and the making of the Term Loan C pursuant thereto shall satisfy the obligation of such Lender to make the Term Loan C hereunder) and such SPV may assign to such Lender the right to receive payment with respect to any Obligation and (y) without notice to or consent from the Agent or the Borrower, sell participations to one or more Persons in or to all or a portion of its rights and obligations under the Loan Documents (including all its rights and obligations with respect to the Term Loan C); PROVIDED, HOWEVER, that, whether as a result of any term of any Loan Document or of such grant or participation, (i) no such SPV or participant shall have a commitment, or be deemed to have made an offer to commit, to make the Term Loan C hereunder, and, except as provided in the applicable option agreement, none shall be liable for any obligation of such Lender hereunder, (ii) if any such SPV or participant elects not to exercise its option to fund or otherwise fails to provide all or any part of the Term Loan C, the Lender granting such option or participation shall be obligated to make such Term Loan C pursuant to the terms hereof, (iii) such Lender's rights and obligations, and the rights and obligations of the Credit Parties and the Secured Parties towards such Lender, under any Loan Document shall remain unchanged and each other party hereto shall continue to deal solely with such Lender, which shall remain the holder of the Obligations in the Loan Account, except that (A) each such participant and SPV shall be entitled to the benefit of SECTIONS 1.8 and SECTION 1.9, but only to the extent such participant or SPV delivers the tax forms such Lender is required to collect pursuant to SECTION 1.9 and then only to the extent of any amount to which such Lender would be entitled in the absence of any such grant or participation and (B) each such SPV may receive other payments that would otherwise be made to such Lender pursuant to the terms hereof with respect to the Term Loan C funded by such SPV to the extent provided in the applicable option agreement and set forth in a notice provided to the Agent by such SPV and such Lender, PROVIDED, HOWEVER, that in no case (including pursuant to CLAUSE
(A) or (B) above) shall an SPV or participant have the right to enforce any of the terms of any Loan Document and (iv) the consent of such SPV or participant shall not be required (either directly, as a restraint on such Lender's ability to consent hereunder or otherwise) for any amendments, waivers or consents with respect to any Loan Document or to exercise or refrain from exercising any powers or rights such Lender may have under or in respect of the Loan Documents (including the right to enforce or direct enforcement of the Obligations), except for those described in SECTIONS 9.2(C)(II) and (C)(III) with respect to amounts, or dates fixed for payment of amounts, to which such participant or SPV would otherwise be entitled and, in the case of participants, except for releases of all or substantially all of the Collateral (other than in accordance with this Agreement and the other Loan Documents). No party hereto shall institute against any SPV grantee of an option pursuant to this clause (f) any bankruptcy, reorganization, insolvency, liquidation or similar proceeding, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper of such SPV; provided, however, that each Lender having designated an SPV as such agrees to indemnify each Indemnitee against any Liability that may be incurred by, or asserted against, such Indemnitee as a result of failing to institute such proceeding (including a failure to get reimbursed by such SPV for any such Liability). The agreement in the preceding sentence shall survive the termination of the Term Loan C Commitments and the payment in full of the Obligations.

AGENT.
------
APPOINTMENT. Each Lender hereby designates and appoints GE Capital as its Agent under this Agreement and the other Loan Documents, and each Lender hereby irrevocably authorizes Agent to execute and deliver the Collateral Documents and to take such action or to refrain from taking such action on its behalf under


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

the provisions of this Agreement and the other Loan Documents and to exercise such powers as are set forth herein or therein, together with such other powers as are reasonably incidental thereto. Agent is authorized and empowered to amend, modify, or waive any provisions of this Agreement or the other Loan Documents on behalf of Lenders subject to the requirement that certain of Lenders' consent be obtained in certain instances as provided in this SECTION
8.2 and SECTION 9.2. The provisions of this SECTION 8.2 are solely for the benefit of Agent and Lenders and neither Borrower nor any other Credit Party shall have any rights as a third party beneficiary of any of the provisions hereof. In performing its functions and duties under this Agreement, Agent shall act solely as agent of Lenders and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for Borrower or any other Credit Party. Agent may perform any of its duties hereunder, or under the Loan Documents, by or through its agents or employees.

NATURE OF DUTIES. The duties of Agent shall be mechanical and administrative in nature. Agent shall not have by reason of this Agreement a fiduciary relationship in respect of any Lender. Nothing in this Agreement or any of the Loan Documents, express or implied, is intended to or shall be construed to impose upon Agent any obligations in respect of this Agreement or any of the Loan Documents except as expressly set forth herein or therein. Each Lender shall make its own independent investigation of the financial condition and affairs of each Credit Party in connection with the extension of credit hereunder and shall make its own appraisal of the creditworthiness of each Credit Party, and Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto (other than as expressly required herein). If Agent seeks the consent or approval of any Lenders to the taking or refraining from taking any action hereunder, then Agent shall send notice thereof to each Lender. Agent shall promptly notify each Lender any time that the Requisite Lenders or such other portion of the Lenders as shall be prescribed by this Agreement, have instructed Agent to act or refrain from acting pursuant hereto.

RIGHTS, EXCULPATION, ETC. Neither Agent nor any of its officers, directors, employees or agents shall be liable to any Lender for any action taken or omitted by them hereunder or under any of the Loan Documents, or in connection herewith or therewith, except that Agent shall be liable to the extent of its own gross negligence or willful misconduct as determined by a final non-appealable order by a court of competent jurisdiction. Agent shall not be liable for any apportionment or distribution of payments made by it in good faith and if any such apportionment or distribution is subsequently determined to have been made in error the sole recourse of any Lender to whom payment was due but not made, shall be to recover from other Lenders any payment in excess of the amount to which they are determined to be entitled (and such other Lenders hereby agree to return to such Lender any such erroneous payments received by them). In no event shall Agent be liable for punitive, special, consequential, incidental, exemplary or other similar damages. In performing its functions and duties hereunder, Agent shall exercise the same care which it would in dealing with loans for its own account, but neither Agent nor any of its agents or representatives shall be responsible to any Lender for any recitals, statements, representations or warranties herein or for the execution, effectiveness, genuineness, validity, enforceability, collectibility, or sufficiency of this Agreement or any of the Loan Documents or the transactions contemplated thereby, or for the financial condition of any Credit Party. Agent shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any of the Loan Documents or the financial condition of any Credit Party, or the existence or possible existence of any Default or Event of Default. Agent may at any time request instructions from Requisite Lenders or all affected or such other portion of the Lenders as shall be prescribed by this Agreement shall have the right at any time give instructions to Agent, with respect to any actions or approvals which by the terms of this Agreement or of any of the Loan Documents Agent is permitted or required to take or to grant. If such instructions are promptly requested by Agent, Agent shall be absolutely entitled to refrain from taking any action or to withhold any approval and shall not be under any liability whatsoever to any Person for refraining from any action or withholding any approval under any of the Loan Documents until it shall have received such instructions from the Requisite Lenders or such other portion of the Lenders as shall be prescribed by this Agreement. Without limiting the foregoing, no Lender shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of Requisite Lenders or such other portion of the Lenders as shall be prescribed by this Agreement, as applicable; and, notwithstanding the instructions of Requisite Lenders or such other portion of the Lenders as shall be prescribed by this Agreement, as applicable, Agent shall have no obligation to take any action if it believes, in good faith, that such action is deemed to be illegal by Agent or exposes Agent to any liability for which it has not received satisfactory indemnification in accordance with
SECTION 8.2(E).

RELIANCE. Agent shall be entitled to rely, and shall be fully protected in relying, upon any written or oral notices, statements, certificates, orders or other documents or any telephone message or other communication (including any writing, telex, fax or telegram) believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person, and with respect to all matters pertaining to this Agreement or any of the Loan Documents and its duties hereunder or thereunder. Agent shall be entitled to rely upon the advice of legal counsel, independent accountants, and other experts selected by Agent in its sole discretion.

INDEMNIFICATION. Lenders will reimburse and indemnify Agent for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including, without limitation, attorneys' fees and expenses), advances or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against Agent in its capacity as such in any way relating to or arising out of this Agreement or any of the Loan Documents or any action taken or omitted by Agent in its capacity as such in under this Agreement or any of the Loan Documents, in proportion to each Lender's Pro Rata Share, but only to the extent that any of the foregoing is not reimbursed by Borrower; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, advances or disbursements to the extent resulting from Agent's gross negligence or willful misconduct as determined by a final non-appealable order by a court of competent jurisdiction. If any indemnity furnished to Agent for any purpose shall, in the opinion of Agent, be insufficient or become impaired, Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against even if so directed by the Requisite Lenders or such other portion of the Lenders as shall be prescribed by this Agreement until such additional indemnity is furnished. The obligations of Lenders under this SECTION 8.2(E) shall survive the payment in full of the Obligations and the termination of this Agreement.


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

GE CAPITAL (OR ANY SUCCESSOR AGENT) INDIVIDUALLY. With respect to its Term Loan C Commitment hereunder, GE Capital (or any successor Agent) shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender. The terms "Lenders," "Requisite Lenders," "Supermajority Lenders" or any similar terms shall, unless the context clearly otherwise indicates, include GE Capital (or any successor Agent) in its individual capacity as a Lender or one of the Requisite Lenders. GE Capital (or any successor Agent), either directly or through strategic affiliations, may lend money to, acquire equity or other ownership interests in, provide advisory services to and generally engage in any kind of banking, trust or other business with any Credit Party as if it were not acting as Agent pursuant hereto and without any duty to account therefor to Lenders. GE Capital (or any successor Agent), either directly or through strategic affiliations, may accept fees and other consideration from any Credit Party for services in connection with this Agreement or otherwise without having to account for the same to Lenders.

SUCCESSOR AGENT.

RESIGNATION. Upon notice to the Borrower, Agent may, and upon written request of Requisite Lenders shall, resign from the performance of all its agency functions and duties hereunder at any time. Such resignation shall take effect immediately unless otherwise indicated by the Requisite Lenders or Agent, as the case may be, provided it is understood and agreed that the removed or resigning Agent ("PRIOR AGENT") may be required to remain in its role as collateral agent for a reasonable period of time with respect to holding and perfecting Liens on Collateral to allow documentation of the transfer of the agency responsibility and authority. It is understood that the Prior Agent shall retain all of the benefits of the indemnity provisions contained in this Agreement during such period.

APPOINTMENT OF SUCCESSOR. Upon any such notice of resignation pursuant to clause
(i) above, Requisite Lenders shall appoint a successor Agent which, unless an Event of Default has occurred and is continuing, shall be subject to Borrower's approval (which shall not be unreasonably withheld or delayed). If a successor Agent shall not have been so appointed within the thirty (30) Business Day period referred to in clause (i) above, the retiring Agent, upon notice to Borrower, shall then appoint a successor Agent who shall serve as Agent until such time, if any, as Requisite Lenders appoint a successor Agent as provided above.

SUCCESSOR AGENT. Upon the acceptance of any appointment as Agent under the Loan Documents by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under the Loan Documents. After any retiring Agent's resignation as Agent, the provisions of this SECTION 8.2 shall continue to inure to its benefit as to any actions taken or omitted to be taken by it in its capacity as Agent.

COLLATERAL MATTERS.

RELEASE OF COLLATERAL. Lenders hereby irrevocably authorize Agent, at its option and in its discretion, to release or subordinate any Lien granted to or held by Agent upon any Collateral (v) with respect to any assets that are subject to a Permitted Lien described in clause (j) or (l) of the definition of Permitted


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

Encrumbances so long as such release or subordination is made in connection with the acquisition of such asset, (w) as provided in the Intercreditor Agreement,
(x) on the Termination Date, (y) constituting property being sold or disposed of if Borrower certifies to Agent that the sale or disposition is made in compliance with the provisions of this Agreement (and Agent may rely in good faith conclusively on any such certificate, without further inquiry) or (z) in accordance with the provisions of the next sentence. In addition, with the consent of Requisite Lenders, during any Fiscal Year Agent may release or subordinate any Lien granted to or held by Agent upon any Collateral having a book value not greater than ten percent (10%) of the total book value of all Collateral as of the first day of such Fiscal Year.

CONFIRMATION OF AUTHORITY; EXECUTION OF RELEASES. Without in any manner limiting Agent's authority to act without any specific or further authorization or consent by Lenders (as set forth in SECTION 8.2(H)(I)), each Lender agrees to confirm in writing, upon request by Agent or Borrower, the authority to release or subordinate any Collateral conferred upon Agent under clauses (w), (x) and
(y) of SECTION 8.2(H)(I). Upon receipt by Agent of any required confirmation from the Requisite Lenders of its authority to release or subordinate Liens on any particular item or types of Collateral, and upon at least ten (10) Business Days' prior written request by Borrower, Agent shall (and is hereby irrevocably authorized by Lenders to) execute such documents as may be necessary to evidence the release or subordination of the Liens granted to Agent upon such Collateral; PROVIDED, HOWEVER, that (x) Agent shall not be required to execute any such document on terms which, in Agent's opinion, would expose Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty, and (y) such release or subordination shall not in any manner discharge, affect or impair the Obligations or any Liens upon (or obligations of any Credit Party, in respect of), all interests retained by any Credit Party, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral.

ABSENCE OF DUTY. Agent shall have no obligation whatsoever to any Lender or any other Person to assure that the property covered by the Collateral Documents exists or is owned by Borrower or any other Credit Party or is cared for, protected or insured or has been encumbered or that the Liens granted to Agent have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent in this SECTION 8.2(H) or in any of the Loan Documents, it being understood and agreed that in respect of the property covered by the Collateral Documents or any act, omission or event related thereto, Agent may (in the absence of instructions from Requisite Lenders or such other portion of the Lenders as may be prescribed by this Agreement) act in any manner it may deem appropriate, in its discretion, given Agent's own interest in property covered by the Collateral Documents as one of the Lenders and that Agent shall have no duty or liability whatsoever to any of the other Lenders, PROVIDED that Agent shall exercise the same care which it would in dealing with loans for its own account.

AGENCY FOR PERFECTION. Agent and each Lender hereby appoint each other Lender as agent for the purpose of perfecting Agent's security interest in assets which, in accordance with the Code in any applicable jurisdiction, can be perfected by possession or control. Should any Lender (other than Agent) obtain possession or control of any such assets, such Lender shall notify Agent thereof, and, promptly upon Agent's request therefor, shall deliver such assets to Agent or in accordance with Agent's instructions or transfer control to Agent in accordance with Agent's instructions. Each Lender agrees that it will not have any right individually to enforce or seek to enforce any Collateral Document or to realize upon any collateral security for the Term Loan C unless instructed to do so by Agent in writing, it being understood and agreed that such rights and remedies may be exercised only by Agent or another Person at the direction of the Requisite Lenders.

NOTICE OF DEFAULT. Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default except with respect to defaults in the payment of principal, interest and Fees required to be paid to Agent for the account of Lenders, unless Agent shall have received written notice from a Lender or Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default". Agent will use reasonable efforts to promptly notify each Lender of its receipt of any such notice, unless such notice is with respect to defaults in the payment of principal, interest and fees, in which case Agent will promptly notify each Lender of its receipt of such notice. Agent shall take such action with respect to such Default or Event of Default as may be requested by Requisite Lenders in accordance with SECTION 7. Unless and until Agent has received any such request, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interests of Lenders.

LENDER ACTIONS AGAINST COLLATERAL. Each Lender agrees that it will not take any enforcement action, nor institute any actions or proceedings, with respect to the Term Loan C, against Borrower or any Credit Party hereunder or under the other Loan Documents or against any Collateral (including the exercise of any right of set-off) without the consent of the Agent or Requisite Lenders. All such enforcement actions and proceedings shall be (i) taken in concert and (ii) at the direction of or with the consent of Agent or Requisite Lenders. Agent is authorized to issue all notices to be issued by or on behalf of Lenders with respect to any Subordinated Debt and the First Lien Loans. With respect to any action by Agent to enforce the rights and remedies of Agent and the Lenders under this Agreement and the other Loan Documents, each Lender hereby consents to the jurisdiction of the court in which such action is maintained, and agrees to deliver its Notes to Agent to the extent necessary to enforce the rights and remedies of Agent for the benefit of the Lenders under any mortgages in accordance with the provisions hereof.

AGENT REPORTS. Each Lender may from time to time receive one or more reports or other information (each, a "REPORT") prepared by or on behalf of Agent (or one or more of Agent's Affiliates). With respect to each Report, each Lender hereby agrees that:

Agent (and Agent's Affiliates) shall have no duties or obligations in connection with or as a result of a Lender receiving a copy of a Report, which will be provided solely as a courtesy, without consideration. Each Lender will perform its own diligence and will make its own independent investigation of the operations, financial conditions and affairs of the Credit Parties and will not rely on any Report or make any claim that it has done so. In addition, except to the extent resulting from the gross negligence or willful misconduct of Agent or such other indemnitee as determined by a final non-appealable order by a court of competent jurisdiction, each Lender (i) releases, and agrees that it will not assert, any claim against Agent (or one or more of Agent's Affiliates) that in any way relates to any Report or arises out of a Lender having access to any


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

Report or any discussion of its contents, and (ii) agrees to indemnify and hold harmless Agent (and Agent's Affiliates) and their respective officers, directors, employees, agents and attorneys from all claims, liabilities and expenses relating to a breach by a Lender or any of its personnel of this Section or otherwise arising out of a Lender's access to any Report or any discussion of its contents;

Each Report may not be complete and certain information and findings obtained by Agent (or one or more of Agent's Affiliates) regarding the operations and condition of the Credit Parties may not be reflected in each Report. Agent (and Agent's Affiliates) makes no representations or warranties of any kind with respect to (i) any existing or proposed financing; (ii) the accuracy or completeness of the information contained in any Report or in any other related documentation; (iii) the scope or adequacy of Agent's (and Agent's Affiliates') due diligence, or the presence or absence of any errors or omissions contained in any Report or in any other related documentation; and (iv) any work performed by Agent (or one or more of Agent's Affiliates) in connection with or using any Report or any related documentation; and

Each Lender agrees to safeguard each Report and any related documentation with the same care which it uses with respect to information of its own which it does not desire to disseminate or publish, and agrees not to reproduce or distribute or provide copies of or disclose any Report or any other related documentation or any related discussions to anyone.

INTERCREDITOR AGREEMENT AND POST-CLOSING AGREEMENT. EACH LENDER AND EACH OTHER PERSON PARTY HERETO FROM TIME TO TIME (OTHER THAN THE CREDIT PARITIES) HEREBY
(A) ACKNOWLEDGES THAT IT HAS RECEIVED A COPY OF THE INTERCREDITOR AGREEMENT, (B) CONSENTS TO THE SUBORDINATION OF LIENS PROVIDED FOR IN THE INTERCREDITOR AGREEMENT, (C) AGREES THAT IT WILL BE BOUND BY AND WILL TAKE NO ACTIONS CONTRARY TO THE PROVISIONS OF THE INTERCREDITOR AGREEMENT AND (D) AUTHORIZES AND INSTRUCTS THE AGENT ON ITS BEHALF TO ENTER INTO THE INTERCREDITOR AGREEMENT AS SECOND LIEN AGENT (AS DEFINED THEREIN) AND ON BEHALF OF SUCH LENDER. AGENT IS AUTHORIZED TO EXECUTE AND DELIVER THE POST-CLOSING AGREEMENT, AND EACH LENDER BY MAKING OR PURCHASING AN INTEREST IN THE TERM LOAN C AT ANY TIME SHALL BE DEEMED TO HAVE AGREED TO BE BOUND BY SUCH AGREEMENT.

ADDITIONAL SECURED PARTIES. The benefit of the provisions of the Loan Documents directly relating to the Collateral or any Lien granted thereunder shall extend to and be available to any Secured Party that is not a Lender as long as, by accepting such benefits, such Secured Party agrees, as among the Agent and all other Secured Parties, that such Secured Party is bound by (and, if requested by the Agent, shall confirm such agreement in a writing in form and substance acceptable to the Agent) this SECTION 8.2, SECTION 8.3 and SECTION 9.13 and the decisions and actions of the Agent and the Required Lenders (or, where expressly required by the terms of this Agreement, a greater proportion of the Lenders) to the same extent a Lender is bound; PROVIDED, HOWEVER, that, notwithstanding the foregoing, (a) such Secured Party shall be bound by SECTION 8.2(E) only to the extent of Liabilities, costs and expenses with respect to or otherwise relating to the Collateral held for the benefit of such Secured Party, in which case the obligations of such Secured Party thereunder shall not be limited by any concept of Pro Rata Share or similar concept, (b) each of the Agent and the Lenders shall be entitled to act at its sole discretion, without regard to the interest of such Secured Party, regardless of whether any Obligation to such Secured Party thereafter remains outstanding, is deprived of the benefit of the Collateral, becomes unsecured or is otherwise affected or put in jeopardy thereby, and without any duty or liability to such Secured Party or any such Obligation and (c) such Secured Party shall not have any right to be notified of, consent to, direct, require or be heard with respect to, any action taken or omitted in respect of the Collateral or under any Loan Document.

SET OFF AND SHARING OF PAYMENTS. Subject to SECTION 8.2(K) and the Intercreditor Agreement, in addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, during the continuance of any Event of Default, each Lender is hereby authorized by Borrower at any time or from time to time, with reasonably prompt subsequent notice to Borrower (any prior or contemporaneous notice being hereby expressly waived) to set off and to appropriate and to apply any and all (A) balances held by such Lender at any of its offices for the account of Borrower or any of its Subsidiaries (regardless of whether such balances are then due to Borrower or its Subsidiaries), and (B) other property at any time held or owing by such Lender to or for the credit or for the account of Borrower or any of its Subsidiaries, against and on account of any of the Obligations; except that no Lender shall exercise any such right without the prior written consent of Agent or Requisite Lenders. Notwithstanding anything herein to the contrary, the failure to give notice of any set off and application made by such Lender to Borrower shall not affect the validity of such set off and application. Any Lender exercising a right to set off shall purchase for cash (and the other Lenders shall sell) interests in each of such other Lender's Pro Rata Share of the Obligations as would be necessary to cause all Lenders to share the amount so set off with each other Lender entitled to share in the amount so set off in accordance with their respective Pro Rata Shares. Borrower agrees, to the fullest extent permitted by law, that any Lender may exercise its right to set off with respect to amounts in excess of its Pro Rata Share of the Obligations and upon doing so shall deliver such amount so set off to the Agent for the benefit of all Lenders entitled to share in the amount so set off in accordance with their Pro Rata Shares.


MISCELLANEOUS
INDEMNITIES. Borrower agrees to indemnify, pay, and hold Agent, each Lender and its respective Affiliates, officers, directors, employees, agents, and attorneys (the "INDEMNITEES") harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs and expenses (including all reasonable fees and expenses of counsel to such Indemnitees) of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Indemnitee as a result of such Indemnitees being a party to this Agreement or the transactions consummated pursuant to this Agreement or otherwise relating to any of the Loan Documents or Related Transactions; provided, that Borrower shall have no obligation to an Indemnitee hereunder with respect to liabilities to the extent resulting from the gross negligence or willful misconduct of that Indemnitee as determined by a court of competent jurisdiction. If and to the extent that the foregoing undertaking may be unenforceable for any reason, Borrower agrees to make the maximum contribution to the payment and satisfaction thereof which is permissible under applicable law.

AMENDMENTS AND WAIVERS.
-----------------------
Except for actions expressly permitted to be taken by Agent, no amendment, modification, termination or waiver of any provision of this Agreement or any other Loan Document, or any consent to any departure by any Credit Party therefrom, shall in any event be effective unless the same shall be in writing and signed by Borrower, and by Requisite Lenders, Supermajority Lenders or all affected Lenders, as applicable. Except as set forth in clauses (b) and (c) below, all such amendments, modifications, terminations or waivers requiring the consent of any Lenders shall require the written consent of Requisite Lenders.

Agent shall not enter into any amendment, modification, termination or waiver of any provision of the Intercreditor Agreement in its capacity as the "Second Lien Agent" thereunder without the prior written consent of Supermajority Lenders.

No amendment, modification, termination or waiver shall, unless in writing and signed by Agent and each Lender directly affected thereby: (i) increase the principal amount, or postpone or extend the scheduled date of expiration, of any Lender's Term Loan C Commitment (which action shall be deemed only to affect those Lenders whose Term Loan C Commitments are increased or the scheduled date of expiration of whose Term Loan C Commitments are postponed or extended and may be approved by Requisite Lenders if Requisite Lenders includes those Lenders whose Term Loan C Commitments are increased or the scheduled date of expiration of whose Term Loan C Commitments are postponed or extended); (ii) reduce the principal of, rate of interest on (other than any determination or waiver to charge or not charge interest at the Default Rate) or Fees payable with respect to the Term Loan C of any affected Lender; (iii) extend the final maturity date of the principal amount of any Term Loan C of any affected Lender; (iv) waive, forgive, defer, extend or postpone any payment of interest or Fees as to any affected Lender (which action shall be deemed only to affect those Lenders to whom such payments are made); (v) release any Guaranty or, except as otherwise permitted in SECTION 5.7 or SECTION 8.2(H), release Collateral (which action shall be deemed to directly affect all Lenders); (vi) change the percentage of the Term Loan C Commitments or of the aggregate unpaid principal amount of the Term Loan C that shall be required for Lenders or any of them to take any action hereunder (which action shall be deemed to directly affect all Lenders); and
(vii) amend or waive this SECTION 9.2 or the definitions of the term "Requisite Lenders" insofar as such definitions affect the substance of this SECTION 9.2 or the term "Pro Rata Share" (which action shall be deemed to directly affect all Lenders). Furthermore, no amendment, modification, termination or waiver affecting the rights or duties of Agent under this Agreement or any other Loan Document, shall be effective unless in writing and signed by Agent in addition to Lenders required hereinabove to take such action. Each amendment, modification, termination or waiver shall be effective only in the specific instance and for the specific purpose for which it was given. No amendment, modification, termination or waiver shall be required for Agent to take additional Collateral pursuant to any Loan Document. No amendment, modification, termination or waiver of any provision of any Note shall be effective without the written concurrence of the holder of that Note. No notice to or demand on any Credit Party in any case shall entitle such Credit Party or any other Credit Party to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this SECTION 9.2 shall be binding upon each holder of the Notes at the time outstanding and each future holder of the Notes.


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

NOTICES.
--------
ADDRESSES. All notices, demands, requests, directions and other communications required or expressly authorized to be made by this Agreement shall, whether or not specified to be in writing but unless otherwise expressly specified to be given by any other means, be given in writing and (i) addressed to the respective party as set forth below and otherwise to the party to be notified at its address specified opposite its name on the signature page of any applicable Assignment, (ii) posted to any E-SystemIntralinks(R) (to the extent such system is available and set up by or at the direction of the Agent or (prior to posting) in an appropriate location by uploading such notice, demand, request, direction or other communication to www.intralinks.com, faxing it to 866-545-6600 with an appropriate bar-coded fax coversheet or using such other means of posting to Intralinks(R) as may be available and reasonably acceptable to the Agent prior to such posting, (iii) posted to any other E-System set up by or at the direction of the Agent in an appropriate location or (iv) addressed to such other address as shall be notified in writing (A) in the case of the Borrower and the Agent, to the other parties hereto and (B) in the case of all other parties, to the Borrower and the Agent. Transmission by electronic mail (including E-Fax, even if transmitted to the fax numbers set forth in CLAUSE (I) above) shall not be sufficient or effective to transmit any such notice under this SUBSECTION (A) unless such transmission is an available means to post to any E-System.

         Notices shall be addressed as follows:

           If to Borrower:               Radnet Management, Inc.
                                         c/o Primedex Health Systems, Inc.
                                         1510 Cotner Avenue
                                         Los Angeles, CA  90025
                                         ATTN:  Howard Berger, M.D.
                                         Fax:  (310) 445-2980

           With a copy to:               Sheppard, Mullin, Richter & Hampton LLP
                                         1901 Avenue of the Stars, Suite 1600
                                         Los Angeles, CA 90067
                                         ATTN:  Linda Michaelson
                                         Fax:  (310) 228-3701

           If to Agent or GE Capital:    General Electric Capital Corporation
                                         2 Bethesda Metro Center
                                         Suite 600
                                         Bethesda, Maryland  20814
                                         ATTN: General Counsel - Healthcare
                                               Financial Services
                                         Fax: (301) 664-9866


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

           With a copy to:               Latham & Watkins
                                         Sears Tower, Suite 5800
                                         233 S. Wacker Dr.
                                         Chicago, Illinois  60606
                                         ATTN: Jeffrey G. Moran
                                         Fax: (312) 993-9767

           If to a Lender:               To the address set forth on the
                                         signature page hereto or in the
                                         applicable Assignment Agreement

EFFECTIVENESS. All communications described in SUBSECTION (A) above and all other notices, demands, requests and other communications made in connection with this Agreement shall be effective and be deemed to have been received (i) if delivered by hand, upon personal delivery, (ii) if delivered by overnight courier service, one Business Day after delivery to such courier service, (iii) if delivered by mail, three (3) Business Days after deposited in the mail and,
(iv) if delivered by facsimile (other than to post to an E-System pursuant to SUBSECTION (A)(II) OR (A)(III) above), upon sender's receipt of confirmation of proper transmission, and (v) if delivered by posting to any E-System, on the later of the date of such posting in an appropriate location and the date access to such posting is given to the recipient thereof in accordance with the standard procedures applicable to such E-System; PROVIDED, HOWEVER, that no communications to the Agent pursuant to SECTION 2 or SECTION 8 shall be effective until received by the Agent.

ELECTRONIC TRANSMISSIONS.

AUTHORIZATION. Subject to the provisions of SUBSECTION (A), each of the Agent, the Borrower, the Lenders and each of their authorized representatives is authorized (but not required) to transmit, post or otherwise make or communicate, in its sole discretion, Electronic Transmissions in connection with any Loan Document and the transactions contemplated therein. Each of Holdings, the Borrower and each Credit Party hereby acknowledges and agrees, and each of Holdings and the Borrower shall cause each other Credit Party to acknowledge and agree, that the use of Electronic Transmissions is not necessarily secure and that there are risks associated with such use, including risks of interception, disclosure and abuse and each indicates it assumes and accepts such risks by hereby authorizing the transmission of Electronic Transmissions.

SIGNATURES. Subject to the provisions of SUBSECTION (A) above, (A) no posting to any E-System shall be denied legal effect merely because it is made electronically, (B) each E Signature on any such posting shall be deemed sufficient to satisfy any requirement for a "signature" and (C) each such posting shall be deemed sufficient to satisfy any requirement for a "writing", in each case including pursuant to any Loan Document, any applicable provision of any UCC, the federal Uniform Electronic Transactions Act, the Electronic Signatures in Global and National Commerce Act and any substantive or procedural Requirement of Law governing such subject matter, (ii) each such posting that is not readily capable of bearing either a signature or a reproduction of a signature may be signed, and shall be deemed signed, by attaching to, or logically associating with such posting, an E-Signature, upon which each Credit Party may rely and assume the authenticity thereof, (iii) each such posting


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

containing a signature, a reproduction of a signature or an E-Signature shall, for all intents and purposes, have the same effect and weight as a signed paper original and (iv) each party hereto or beneficiary hereto agrees not to contest the validity or enforceability of any posting on any E-System or E-Signature on any such posting under the provisions of any applicable Requirement of Law requiring certain documents to be in writing or signed; PROVIDED, HOWEVER, that nothing herein shall limit such party's or beneficiary's right to contest whether any posting to any E-System or E-Signature has been altered after transmission.

SEPARATE AGREEMENTS. All uses of an E-System shall be governed by and subject to, in addition to SUBSECTIONS (A) and (B) and this SUBSECTION (C), separate terms and conditions posted or referenced in such E-System and related Contractual Obligations executed by Credit Parties in connection with the use of such E-System.

LIMITATION OF LIABILITY. ALL E-SYSTEMS AND ELECTRONIC TRANSMISSIONS SHALL BE PROVIDED "AS IS" AND "AS AVAILABLE". NONE OF AGENT OR ANY OF ITS RELATED PERSONS WARRANTS THE ACCURACY, ADEQUACY OR COMPLETENESS OF ANY E-SYSTEMS OR ELECTRONIC TRANSMISSION, AND EACH DISCLAIMS ALL LIABILITY FOR ERRORS OR OMISSIONS THEREIN. NO WARRANTY OF ANY KIND IS MADE BY THE AGENT OR ANY OF ITS RELATED PERSONS IN CONNECTION WITH ANY E SYSTEMS OR ELECTRONIC COMMUNICATION, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD-PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS. Each of Holdings, the Borrower and each Credit Party agrees (and each of Holdings and the Borrower shall cause each other Credit Party to agree) that the Agent has no responsibility for maintaining or providing any equipment, software, services or any testing required in connection with any Electronic Transmission or otherwise required for any E-System.


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

FAILURE OR INDULGENCE NOT WAIVER; REMEDIES CUMULATIVE. No failure or delay on the part of Agent or any Lender to exercise, nor any partial exercise of, any power, right or privilege hereunder or under any other Loan Documents shall impair such power, right, or privilege or be construed to be a waiver of any Default or Event of Default. All rights and remedies existing hereunder or under any other Loan Document are cumulative to and not exclusive of any rights or remedies otherwise available.

MARSHALING; PAYMENTS SET ASIDE. Neither Agent nor any Lender shall be under any obligation to marshal any assets in payment of any or all of the Obligations. To the extent that Borrower makes payment(s) or Agent enforces its Liens or Agent or any Lender exercises its right of set-off, and such payment(s) or the proceeds of such enforcement or set-off is subsequently invalidated, declared to be fraudulent or preferential, set aside, or required to be repaid by anyone (whether as a result of any demand, litigation, settlement or otherwise), then to the extent of such recovery, the Obligations or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or set-off had not occurred.

SEVERABILITY. The invalidity, illegality, or unenforceability in any jurisdiction of any provision under the Loan Documents shall not affect or impair the remaining provisions in the Loan Documents.

LENDERS' OBLIGATIONS SEVERAL; INDEPENDENT NATURE OF LENDERS' RIGHTS. The obligation of each Lender hereunder is several and not joint and no Lender shall be responsible for the obligation or commitment of any other Lender hereunder. Nothing contained in any Loan Document and no action taken by Agent or any Lender pursuant hereto or thereto shall be deemed to constitute Lenders to be a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt.

HEADINGS. Section and subsection headings are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purposes or be given substantive effect.

APPLICABLE LAW. THIS AGREEMENT AND EACH OF THE OTHER LOAN DOCUMENTS WHICH DOES NOT EXPRESSLY SET FORTH APPLICABLE LAW SHALL BE GOVERNED BY AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK.

SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns except that Borrower may not assign its rights or obligations hereunder without the written consent of all Lenders and any such purported assignment without such written consent shall be void.

NO FIDUCIARY RELATIONSHIP; LIMITED LIABILITY. No provision in the Loan Documents and no course of dealing between the parties shall be deemed to create any fiduciary duty owing to any Credit Party by Agent or any Lender. Borrower and each other Credit Party agree that neither Agent nor any Lender shall have liability to Borrower or any other Credit Party (whether sounding in tort, contract or otherwise) for losses suffered by Borrower or any other Credit Party in connection with, arising out of, or in any way related to the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless and to the extent that it is determined that such losses resulted from the gross negligence or willful misconduct of the party from which recovery is sought as determined by a final non-appealable order by a court of competent jurisdiction. Neither Agent nor any Lender shall have any liability with respect to, and Borrower and each other Credit Party hereby waive, release and agree not to sue for, any special, indirect or consequential damages suffered by Borrower and any other Credit Party in connection with, arising out of, or in any way related to the Loan Documents or the transactions contemplated thereby.

CONSTRUCTION. Agent, each Lender, Borrower and each other Credit Party acknowledge that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review the Loan Documents with its legal counsel and that the Loan Documents shall be construed as if jointly drafted by Agent, each Lender, Borrower and each other Credit Party.

CONFIDENTIALITY. Until the Termination Date, Agent and each Lender agree to exercise their best efforts to keep confidential any non-public information delivered pursuant to the Loan Documents and identified as such by Borrower and not to disclose such information to Persons other than to potential assignees or participants or to any Affiliate of, or Persons employed by or engaged, by Agent, a Lender or any of their respective Affiliates or a Lender's assignees or participants including attorneys, auditors, professional consultants, rating agencies, insurance industry associations and portfolio management services. The confidentiality provisions contained in this SECTION 9.13 shall not apply to disclosures (a) required to be made by Agent or any Lender to any regulatory or governmental agency or pursuant to (i) any subpoena or similar legal process or
(ii) law, rule, regulations or legal process, (b) consisting of general portfolio information that does not specifically identify Borrower, (c) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (d) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Credit Parties or (e) made to S&P, Moody's and/or other ratings agency, as such Lender reasonably deems necessary or appropriate in connection with such Lender's obtaining financing; provided, however, that each such entity agrees to take reasonable steps to maintain the confidentiality of such disclosures. Each Credit Party consents to the publication by Agent or any Lender of a tombstone or similar advertising material relating to the financing transactions contemplated by this Agreement. Agent or such Lender shall provide a draft of any such tombstone or similar advertising material to each Credit Party for review and comment prior to the publication thereof. Agent may provide to industry trade organizations information with respect to the Credit Facility that is necessary and customary for inclusion in league table measurements. The obligations of Agent and Lenders under this SECTION 9.13 shall supersede and replace the obligations of Agent and Lenders under any confidentiality agreement in respect of this financing executed and delivered by Agent or any Lender prior to the date hereof.


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

CONSENT TO JURISDICTION. BORROWER AND CREDIT PARTIES HEREBY CONSENT TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN NEW YORK COUNTY, STATE OF NEW YORK AND IRREVOCABLY AGREE THAT, SUBJECT TO AGENT'S ELECTION, ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS SHALL BE LITIGATED IN SUCH COURTS. BORROWER AND CREDIT PARTIES EXPRESSLY SUBMIT AND CONSENT TO THE JURISDICTION OF THE AFORESAID COURTS AND WAIVE ANY DEFENSE OF FORUM NON CONVENIENS. BORROWER AND CREDIT PARTIES HEREBY WAIVE PERSONAL SERVICE OF ANY AND ALL PROCESS AND AGREES THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE UPON BORROWER AND CREDIT PARTIES BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, ADDRESSED TO BORROWER, AT THE ADDRESS SET FORTH IN THIS AGREEMENT AND SERVICE SO MADE SHALL BE COMPLETE TEN (10) DAYS AFTER THE SAME HAS BEEN POSTED.

WAIVER OF JURY TRIAL. BORROWER, CREDIT PARTIES, AGENT AND EACH LENDER HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS. BORROWER, CREDIT PARTIES, AGENT AND EACH LENDER ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS. BORROWER, CREDIT PARTIES, AGENT AND EACH LENDER WARRANT AND REPRESENT THAT EACH HAS HAD THE OPPORTUNITY OF REVIEWING THIS JURY WAIVER WITH LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS.

SURVIVAL OF WARRANTIES AND CERTAIN AGREEMENTS. All agreements, representations and warranties made herein shall survive the execution and delivery of this Agreement, the making of the Term Loan C and the execution and delivery of the Notes. Notwithstanding anything in this Agreement or implied by law to the contrary, the agreements of Borrower set forth in SECTIONS 1.3(F), 1.8, 1.9 and
9.1 shall survive the repayment of the Obligations and the termination of this Agreement.

ENTIRE AGREEMENT. This Agreement, the Notes and the other Loan Documents embody the entire agreement among the parties hereto and supersede all prior commitments, agreements, representations, and understandings, whether oral or written, relating to the subject matter hereof (other than the GE Capital Fee Letter), and may not be contradicted or varied by evidence of prior, contemporaneous, or subsequent oral agreements or discussions of the parties hereto. All Exhibits, Schedules and Annexes referred to herein are incorporated in this Agreement by reference and constitute a part of this Agreement.

COUNTERPARTS; EFFECTIVENESS. This Agreement and any amendments, waivers, consents or supplements may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all of which counterparts together shall constitute but one in the same instrument. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto.

REPLACEMENT OF LENDERS.
-----------------------
Within fifteen (15) days after receipt by Borrower of written notice and demand from any Lender for payment pursuant to SECTION 1.8 or 1.9 or, as provided in
SECTION 9.19(C), in the case of certain refusals by any Lender to consent to certain proposed amendments, modifications, terminations or waivers with respect to this Agreement that have been approved by Requisite Lenders or all affected Lenders, as applicable (any such Lender demanding such payment or refusing to so consent being referred to herein as an "AFFECTED LENDER"), Borrower may, at its option, notify Agent and such Affected Lender of its intention to do one of the following:

Borrower may obtain, at Borrower's expense, a replacement Lender ("REPLACEMENT LENDER") for such Affected Lender, which Replacement Lender shall be reasonably satisfactory to Agent. In the event Borrower obtains a Replacement Lender that will purchase all outstanding Obligations owed to such Affected Lender and assume its Term Loan C Commitments hereunder within ninety (90) days following notice of Borrower's intention to do so, the Affected Lender shall sell and assign all of its rights and delegate all of its obligations under this Agreement to such Replacement Lender in accordance with the provisions of
SECTION 8.1, PROVIDED that Borrower has reimbursed such Affected Lender for any administrative fee payable pursuant to SECTION 8.1 and, in any case where such replacement occurs as the result of a demand for payment pursuant to SECTION 1.8 or 1.9, paid all amounts required to be paid to such Affected Lender pursuant to
SECTION 1.8 or 1.9 through the date of such sale and assignment; or

Borrower may, with Agent's consent, prepay in full all outstanding Obligations owed to such Affected Lender and terminate such Affected Lender's Pro Rata Share of the Term Loan C Commitment, in which case the Term Loan C Commitment will be reduced by the amount of such Pro Rata Share. Borrower shall, within ninety (90) days following notice of its intention to do so, prepay in full all outstanding Obligations owed to such Affected Lender (including, in any case where such prepayment occurs as the result of a demand for payment for increased costs, such Affected Lender's increased costs for which it is entitled to reimbursement under this Agreement through the date of such prepayment), and terminate such Affected Lender's obligations under the Term Loan C Commitment.

Intentionally Omitted.

If, in connection with any proposed amendment, modification, waiver or termination pursuant to SECTION 9.2 (a "PROPOSED CHANGE") requiring the consent of all affected Lenders, the consent of Requisite Lenders is obtained, but the consent of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained as described in this clause (i) and in clauses (ii), (iii) and (iv) below being referred to as a "NON-CONSENTING LENDER"), then, so long as Agent is not a Non-Consenting Lender (if Agent is a Lender at such time), at Borrower's request Agent, or a Person reasonably acceptable to Agent, shall have the right with Agent's consent and in Agent's sole discretion (but shall have no obligation) to purchase from such Non-Consenting Lenders, and such Non-Consenting Lenders agree that they shall, upon Agent's request, sell and assign to Agent or such Person, all of the Term Loan C of such Non-Consenting Lenders for an amount equal to the principal balance of all Term Loans C held by the Non-Consenting Lenders and all accrued interest and Fees and other Obligations owing with respect thereto through the date of sale, such purchase and sale to be consummated pursuant to an executed Assignment Agreement.

DELIVERY OF TERMINATION STATEMENTS AND MORTGAGE RELEASES. On the Termination Date, and so long as no suits, actions proceedings, or claims are pending or threatened against any Indemnitee asserting any damages, losses or liabilities that are indemnified liabilities hereunder, Agent shall deliver to Borrower termination statements, mortgage releases and other documents necessary or appropriate to evidence the termination of the Liens securing payment of the Obligations.

SUBORDINATION OF INTERCOMPANY DEBT.
-----------------------------------
Each Credit Party hereby agrees that any intercompany Indebtedness or other intercompany payables or receivables, or intercompany advances directly or indirectly made by or owed to such Credit Party by any other Credit Party (collectively, "INTERCOMPANY DEBT"), of whatever nature at any time outstanding shall be subordinate and subject in right of payment to the prior payment in full in cash of the Obligations. Each Credit Party hereby agrees that it will not, while any Event of Default is continuing, accept any payment, including by offset, on any Intercompany Debt until the Termination Date, in each case, except with the prior written consent of Agent.

In the event that any payment on any Intercompany Debt shall be received by a Credit Party other than as permitted by this SECTION 9.21 before the Termination Date, such Credit Party shall receive such payments and hold the same in trust for, segregate the same from its own assets and shall immediately pay over to, the Agent for the benefit of the Agent and Lenders all such sums to the extent necessary so that Agent and the Lenders shall have been paid in full, in cash, all Obligations owed or which may become owing.

Upon any payment or distribution of any assets of any Credit Party of any kind or character, whether in cash, property or securities by set-off, recoupment or otherwise, to creditors in any liquidation or other winding-up of such Credit Party or in the event of any Proceeding, Agent and Lenders shall first be entitled to receive payment in full in cash, in accordance with the terms of the Obligations and of this Agreement, of all amounts payable under or in respect of such Obligations, before any payment or distribution is made on, or in respect of, any Intercompany Debt, in any such Proceeding, any distribution or payment, to which Agent or any Lender would be entitled except for the provisions hereof shall be paid by such Credit Party, or by any receiver, trustee in bankruptcy, liquidating trustee, agent or other person making such payment or distribution directly to Agent (for the benefit of Agent and the Lenders) to the extent necessary to pay all such Obligations in full in cash, after giving effect to any concurrent payment or distribution to Agent and Lenders (or to Agent for the benefit of Agent and Lenders).

INTERCREDITOR AGREEMENT. AGENT SHALL PROMPTLY DELIVER TO EACH LENDER A COPY OF ALL NOTICES, DEMANDS, REQUESTS, DIRECTIONS AND OTHER COMMUNICATIONS THAT IT MAY RECEIVE FROM TIME TO TIME IN CONNECTION WITH THE INTERCREDITOR AGREEMENT OR ITS CAPACITY AS THE "SECOND LIEN AGENT" THEREUNDER.

         Witness the due execution hereof by the respective duly authorized officers of the undersigned as of the date first written above.


                               RADNET MANAGEMENT, INC.


                               By:
                                    -------------------------------------------
                               Name:
                                      -----------------------------------------
                               Title:
                                       ----------------------------------------


                               PRIMEDEX HEALTH SYSTEMS, INC.


                               By:
                                    -------------------------------------------
                               Name:
                                      -----------------------------------------
                               Title:
                                       ----------------------------------------


                               BEVERLY RADIOLOGY MEDICAL GROUP III

                               By: ProNet Imaging Medical Group, Inc.,
                               its general partner


                               By:
                                    -------------------------------------------
                               Name:
                                      -----------------------------------------
                               Title:
                                       ----------------------------------------


                               By: Beverly Radiology Medical Group, Inc.,
                               its general partner


                               By:
                                    -------------------------------------------
                               Name:
                                      -----------------------------------------
                               Title:
                                       ----------------------------------------


                               PRONET IMAGING MEDICAL GROUP, INC.


                               By:
                                    -------------------------------------------
                               Name:
                                      -----------------------------------------
                               Title:
                                       ----------------------------------------

                               BEVERLY RADIOLOGY MEDICAL GROUP, INC.


                               By:
                                    -------------------------------------------
                               Name:
                                      -----------------------------------------
                               Title:
                                       ----------------------------------------


                               RADNET SUB, INC.


                               By:
                                    -------------------------------------------
                               Name:
                                      -----------------------------------------
                               Title:
                                       ----------------------------------------

                               SO CAL MR SITE MANAGEMENT, INC.


                               By:
                                    -------------------------------------------
                               Name:
                                      -----------------------------------------
                               Title:
                                       ----------------------------------------


                               RADNET MANAGEMENT I, INC.


                               By:
                                    -------------------------------------------
                               Name:
                                      -----------------------------------------
                               Title:
                                       ----------------------------------------


                               RADNET MANAGEMENT II, INC.


                               By:
                                    -------------------------------------------
                               Name:
                                      -----------------------------------------
                               Title:
                                       ----------------------------------------

                               RADNET MANAGED IMAGING SERVICES, INC.


                               By:
                                    -------------------------------------------
                               Name:
                                      -----------------------------------------
                               Title:
                                       ----------------------------------------


                               DIAGNOSTIC IMAGING SERVICES, INC.


                               By:
                                    -------------------------------------------
                               Name:
                                      -----------------------------------------
                               Title:
                                       ----------------------------------------



                               GENERAL ELECTRIC CAPITAL CORPORATION,
                               as Agent


                               By:
                                    -------------------------------------------
                                    Its Duly Authorized Signatory

                               DUNE CAPITAL LP

                               By: Dune Capital Partners, LLC,
                                   its general partner

                               By:
                                    -------------------------------------------
                               Name:
                                      -----------------------------------------
                               Title:
                                       ----------------------------------------
                               Address:
                                          -------------------------------------

                                          Attn:
                                                 ------------------------------
                                          Fax:  (___) ___-____

                               ABA No.:
                                       ----------------------------------------
                               Account No.:
                                           ------------------------------------
                               Bank:
                                    -------------------------------------------
                               Bank Address:
                                            -----------------------------------

                               [LENDER]


                               By:
                                    -------------------------------------------
                               Name:
                                      -----------------------------------------
                               Title:
                                       ----------------------------------------
                               Address:
                                          -------------------------------------

                                          Attn:
                                                 ------------------------------
                                          Fax:  (___) ___-____

                               ABA No.:
                                       ----------------------------------------
                               Account No.:
                                           ------------------------------------
                               Bank:
                                    -------------------------------------------
                               Bank Address:
                                            -----------------------------------

                                     ANNEX A
                                       TO
                                CREDIT AGREEMENT
                                ----------------


                                   DEFINITIONS
                                   -----------

         Capitalized terms used in the Loan Documents shall have (unless otherwise provided elsewhere in the Loan Documents) the following respective meanings and all references to Sections, Exhibits, Schedules or Annexes in the following definitions shall refer to Sections, Exhibits, Schedules or Annexes of or to the Agreement:

         ACCOUNT DEBTOR means any Person who may become obligated to any Credit Party under, with respect to, or on account of, an Account, Chattel Paper or General Intangibles (including a payment intangible).

         ACCOUNTING CHANGES means: (a) changes in accounting principles required by GAAP and implemented by Holdings or any of its Subsidiaries; (b) changes in accounting principles recommended by Holdings' certified public accountants and implemented by Holdings; and (c) changes in carrying value of Borrower's or any of its Subsidiaries' assets, liabilities or equity accounts resulting from (i) the application of purchase accounting principles (A.P.B. 16 and/or 17, FASB 141 and EITF 88-16 and FASB 109) to the Related Transactions or (ii) as the result of any other adjustments that, in each case, were applicable to, but not included in, the Pro Forma.

         ACCOUNTS means all "accounts," as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, including (a) all accounts receivable, other receivables, book debts and other forms of obligations (other than forms of obligations evidenced by Chattel Paper or Instruments), (including any such obligations that may be characterized as an account or contract right under the Code), (b) all of each Credit Party's rights in, to and under all purchase orders or receipts for goods or services, (c) all of each Credit Party's rights to any goods represented by any of the foregoing (including unpaid sellers' rights of rescission, replevin, reclamation and stoppage in transit and rights to returned, reclaimed or repossessed goods), (d) all rights to payment due to any Credit Party for property sold, leased, licensed, assigned or otherwise disposed of, for a policy of insurance issued or to be issued, for a secondary obligation incurred or to be incurred, for energy provided or to be provided, for the use or hire of a vessel under a charter or other contract, arising out of the use of a credit card or charge card, or for services rendered or to be rendered by such Credit Party or in connection with any other transaction (whether or not yet earned by performance on the part of such Credit Party), (e) all healthcare insurance receivables, and (f) all collateral security of any kind, now or hereafter in existence, given by any Account Debtor or other Person with respect to any of the foregoing.

         AFFECTED LENDER has the meaning ascribed to it in SECTION 9.19(A).

         AFFILIATE means, with respect to any Person, (a) each Person that, directly or indirectly, owns or controls, whether beneficially, or as a trustee, guardian or other fiduciary, 10% or more of the Stock having ordinary voting power in the election of directors of such Person, (b) each Person that controls, is controlled by or is under common control with such Person, and (c) each of such Person's officers, directors, joint venturers and partners. For the purposes of this definition, "control" of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise; PROVIDED, HOWEVER, that the term "Affiliate" shall specifically exclude Agent and each Lender, and any purchaser of the Subordinated Debt or First Lien Loan.

         AGENT means GE Capital in its capacity as Agent for Lenders or a successor agent.

         AGREEMENT means this Second Lien Credit Agreement (including all schedules, subschedules, annexes and exhibits hereto), as the same may be amended, supplemented, restated or otherwise modified from time to time.

         ANTI-TERRORISM LAWS has the meaning ascribed to it in SECTION 3.9.

         APPLICABLE MARGINS means collectively the Applicable Term Loan C Index Margin and the Applicable Term Loan C LIBOR Margin.

         APPLICABLE TERM LOAN C INDEX MARGIN means the per annum interest rate from time to time in effect and payable in addition to the Index Rate applicable to the Term Loan C, as determined by reference to SECTION 1.2(a).

         APPLICABLE TERM LOAN C LIBOR MARGIN means the per annum interest rate from time to time in effect and payable in addition to the LIBOR Rate applicable to the Term Loan C, as determined by reference to SECTION 1.2(a).

         APPROVED FUND means, with respect to any Lender, any Person (other than a natural Person) that (a) is or will be engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and (b) is advised or managed by (i) such Lender, (ii) any Affiliate of such Lender or (iii) any Person (other than an individual) or any Affiliate of any Person (other than an individual) that administers or manages such Lender.

         ASSET DISPOSITION means the disposition whether by sale, lease, transfer, loss, damage, destruction, casualty, condemnation or otherwise of any of the following: (a) any of the Stock or other equity or ownership interest of any of Borrower's Subsidiaries or (b) any or all of the assets of Borrower or any of its Subsidiaries other than sales and dispositions described in SECTION 5.7(A).

         ASSIGNMENT AGREEMENT has the meaning ascribed to it in SECTION 8.1(A).

         BANKRUPTCY CODE means the provisions of Title 11 of the United States Code, 11 U.S.C. ss.ss. 101 et seq. or other applicable bankruptcy, insolvency or similar laws.

         BEVERLY has the meaning ascribed to in the recitals to the Agreement.

         BEVERLY RADIOLOGY has the meaning ascribed to in the recitals to the Agreement.

         BORROWER has the meaning ascribed to it in the preamble to the Agreement.

         BORROWER PLEDGE AGREEMENT means the Second Lien Pledge Agreement of even date herewith executed by Borrower in favor of Agent, on behalf of itself and Lenders, pledging all Stock of its Subsidiaries and all Intercompany Notes owing to or held by it.

         BUSINESS DAY means any day that is not a Saturday, a Sunday or a day on which banks are required or permitted to be closed in the State of New York or New Jersey and in reference to LIBOR Loans shall mean any such day that is also a LIBOR Business Day.

         CAPEX LIMIT has the meaning ascribed to it in SECTION 6.1.

         CAPITAL EXPENDITURES has the meaning ascribed to it in SECTION 6.1(A) of SCHEDULE 1 to ANNEX F.

         CAPITAL LEASE means, with respect to any Person, any lease of any property (whether real, personal or mixed) by such Person as lessee that, in accordance with GAAP, would be required to be classified and accounted for as a capital lease on a balance sheet of such Person.

         CAPITAL LEASE OBLIGATION means, with respect to any Capital Lease of any Person, the amount of the obligation of the lessee thereunder that, in accordance with GAAP, would appear on a balance sheet of such lessee in respect of such Capital Lease.

         CAPITATED CONTRACTS means all of Credit Parties' contracts whether presently existing or hereafter executed between Credit Parties and various health maintenance organizations and all proceeds therefrom.

         CASH EQUIVALENTS means: (i) marketable securities (A) issued or directly and unconditionally guaranteed as to interest and principal by the United States government or (B) issued by any agency of the United States government the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one (1) year after acquisition thereof; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after acquisition thereof and having, at the time of acquisition, a rating of at least A-1 from S&P or at least P-1 from Moody's; (iii) commercial paper maturing no more than one year from the date of acquisition and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody's; (iv) certificates of deposit or bankers' acceptances issued or accepted by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that is at least (A) "adequately capitalized" (as defined in the regulations of its primary Federal banking regulator) and (B) has Tier 1 capital (as defined in such regulations) of not less than $250,000,000, in each case maturing within one year after issuance or acceptance thereof; and (v) shares of any money market mutual or similar funds that (A) has substantially all of its assets invested continuously in the types of investments referred to in clauses (i) through (iv) above, (B) has net assets of not less than $500,000,000 and (C) has the highest rating obtainable from either S&P or Moody's.

         CERTIFICATE OF EXEMPTION has the meaning ascribed to it in SECTION 1.9(C).

         CHANGE OF CONTROL means any of the following: (a) any person or group of persons (within the meaning of the Securities Exchange Act of 1934) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of
1934) of 30% or more of the issued and outstanding shares of Stock of Holdings having the right to vote for the election of directors of Holdings under ordinary circumstances; (b) during any period of twelve consecutive calendar months, individuals who at the beginning of such period constituted the board of directors of Holdings (together with any new directors whose election by the board of directors of Holdings or whose nomination for election by the Stockholders of Holdings was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason other than death or disability to constitute a majority of the directors then in office; (c) Holdings ceases to own and control all of the economic and voting rights associated with all of the outstanding Stock of Borrower, (d) Borrower ceases to own and control all of the economic and voting rights associated with all of the outstanding Stock of any of its Subsidiaries, (e) Dr. Howard Berger ceases to own, directly or indirectly, at least ninety five percent (95%) of the economic and voting rights of Beverly, Beverly Radiology and ProNet or (e) any "Change of Control" shall occur (as such term is defined in any agreement governing Subordinated Debt).

         CHARGES means all federal, state, county, city, municipal, local, foreign or other governmental premiums and other amounts (including premiums and other amounts owed to the PBGC at the time due and payable), levies, assessments, charges, liens, claims or encumbrances upon or relating to (a) the Collateral, (b) the Obligations, (c) the employees, payroll, income or gross receipts of any Credit Party, (d) any Credit Party's ownership or use of any properties or other assets, or (e) any other aspect of any Credit Party's business.

         CHATTEL PAPER means any "chattel paper," as such term is defined in the Code, including electronic chattel paper, now owned or hereafter acquired by any Credit Party, wherever located.

         CLOSING CHECKLIST means the schedule, including all appendices, exhibits or schedules thereto, listing certain documents and information to be delivered in connection with the Agreement, the other Loan Documents and the transactions contemplated thereunder, substantially in the form attached hereto as ANNEX C.

         CLOSING DATE means March __, 2006.

         CODE means the Uniform Commercial Code as the same may, from time to time, be enacted and in effect in the State of New York; PROVIDED, that to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; PROVIDED FURTHER, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, Agent's or any Lender's Lien on any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of New York, the term "Code" shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.

         COLLATERAL means the property covered by the Security Agreement and the other Collateral Documents and any other property, real or personal, tangible or intangible, now existing or hereafter acquired, that may at any time be or become subject to a security interest or Lien in favor of Agent, on behalf of itself and Lenders, to secure the Obligations or any portion thereof.

         COLLATERAL DOCUMENTS means the Security Agreement, the Pledge Agreements, the Guaranties, the Patent Security Agreements, the Trademark Security Agreements, the Copyright Security Agreements and all similar agreements entered into guaranteeing payment of, or granting a Lien upon property as security for payment of, the Obligations or any portion thereof.

         COMMUNICATION means any notice, information or other communication required or permitted to be given or made under this Agreement, but excluding any Loan Document requested by Agent to be delivered solely in a signed writing, including without limitation, any mortgage, Note, power of attorney, or Patent, Trademark or Copyright Security Agreement.

         COMPLIANCE AND EXCESS CASH FLOW CERTIFICATE has the meaning ascribed to it in SECTION 6.2(O).

         CONSOLIDATED NET INCOME has the meaning ascribed to it in SECTION 6.1(B) of SCHEDULE 1 to ANNEX F.

         CONTINGENT OBLIGATION means, as applied to any Person, any direct or indirect liability of that Person: (i) with respect to Guaranteed Indebtedness and with respect to any Indebtedness, lease, dividend or other obligation of another Person if the purpose or intent of the Person incurring such liability, or the effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto; (ii) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (iii) under any foreign exchange contract, currency swap agreement, interest rate swap agreement (including Interest Rate Agreements) or other similar agreement or arrangement designed to alter the risks of that Person arising from fluctuations in currency values or interest rates, (iv) any agreement, contract or transaction involving commodity options or future contracts, (v) to make take-or-pay or similar payments if required regardless of nonperformance by any other party or parties to an agreement, or (vi) pursuant to any agreement to purchase, repurchase or otherwise acquire any obligation or any property constituting security therefor, to provide funds for the payment or discharge of such obligation or to maintain the solvency, financial condition or any balance sheet item or level of income of another. The amount of any Contingent Obligation shall be equal to the amount of the obligation so guaranteed or otherwise supported or, if not a fixed and determined amount, the maximum amount so guaranteed.

         CONTRACTUAL OBLIGATIONS means, as applied to any Person, any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject including the Related Transactions Documents.

         CONTROL AGREEMENT means a tri-party deposit account, securities account or commodities account control agreements by and among the applicable Credit Party, Agent and the depository, securities intermediary or commodities intermediary, and each in form and substance reasonably satisfactory in all respects to Agent and in any event providing to Agent "control" of such deposit account, securities or commodities account within the meaning of Articles 8 and 9 of the Code.

         COPYRIGHT LICENSE means any and all rights now owned or hereafter acquired by any Credit Party under any written agreement granting any right to such Credit Party to use any Copyright or Copyright registration owned by a third party.

         COPYRIGHT SECURITY AGREEMENTS means the Second Lien Copyright Security Agreements made in favor of Agent, on behalf of itself and Lenders, by each applicable Credit Party.

         COPYRIGHTS means all of the following now owned or hereafter adopted or acquired by any Credit Party: (a) all copyrights and General Intangibles of like nature (whether registered or unregistered), all registrations and recordings thereof, and all applications in connection therewith, including all registrations, recordings and applications in the United States Copyright Office or in any similar office or agency of the United States, any state or territory thereof, or any other country or any political subdivision thereof; and (b) all reissues, extensions or renewals thereof.

         CREDIT PARTIES means Holdings, Beverly, Beverly Radiology, ProNet, Borrower and each other Person (i) which executes this Agreement as a "Credit Party," (ii) which executes a Guaranty, (iii) which grants a Lien on all or substantially all of its assets to secure payment of the Obligations and (iv) all of the Stock of which is pledged to Agent for the benefit of itself and Lenders.

         CURRENT ASSETS means, with respect to any Person, all current assets of such Person as of any date of determination calculated in accordance with GAAP, but excluding cash, cash equivalents and debts due from Affiliates.

         CURRENT LIABILITIES means, with respect to any Person, all liabilities that should, in accordance with GAAP, be classified as current liabilities, and in any event shall include all Indebtedness payable on demand or within one year from any date of determination without any option on the part of the obligor to extend or renew beyond such year, all accruals for federal or other taxes based on or measured by income and payable within such year, but excluding the current portion of long-term debt required to be paid within one year and the aggregate outstanding principal balances of the Revolving Loan (as defined in the First Lien Credit Agreement) and the Swing Line Loan (as defined in the First Lien Credit Agreement).

         DAYS SALES OUTSTANDING means (a) the gross Accounts of Holdings and its Subsidiaries DIVIDED BY (b) the quotient of the gross sales (excluding revenues associated with Capitated Contracts) of Holdings and its Subsidiaries for the preceding twelve (12) months of any date of determination DIVIDED BY 365.

         DEFAULT means any event that, with the passage of time or notice or both, would, unless cured or waived, become an Event of Default.

         DEFAULT RATE has the meaning ascribed to it in SECTION 1.2(D).

         DISBURSEMENT ACCOUNT has the meaning ascribed to it in SECTION 1.1(E).

         DISCHARGE OF FIRST LIEN OBLIGATIONS has the meaning ascribed to it in the Intercreditor Agreement.

         DISCLOSURE SCHEDULES means the Schedules prepared by Borrower and denominated as SCHEDULES 1.1(A) THROUGH 5.19 in the index to the Agreement.

         DOCUMENTS means any "document," as such term is defined in the Code, including electronic documents, now owned or hereafter acquired by any Credit Party, wherever located.

         DOLLARS or $ means lawful currency of the United States of America.

         DOMESTIC CREDIT PARTIES means any Credit Party organized under the laws of a jurisdiction in the United States of America.

         DOMESTIC SUBSIDIARIES means any Subsidiary organized under the laws of a jurisdiction in the United States of America.

         EBITDA has the meaning ascribed to it in EXHIBIT 6.2(D).

         ELECTRONIC TRANSMISSION means each document, instruction, authorization, file, information and any other communication transmitted, posted or otherwise made or communicated by e-mail or E-Fax, or otherwise to or from an E-System or other equivalent service.

         ENVIRONMENTAL LAWS means all applicable federal, state, local and foreign laws, statutes, ordinances, codes, rules, standards and regulations, now or hereafter in effect, and any legally binding applicable judicial or administrative interpretation thereof, including any applicable judicial or administrative order, consent decree, order or judgment, imposing liability or standards of conduct for or relating to the regulation and protection of human health, safety and the environment (including ambient air, surface water, groundwater, wetlands, land surface or subsurface strata). Environmental Laws include the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (42 U.S.C. ss.ss. 9601 ET SEQ.) ("CERCLA"); the Hazardous Materials Transportation Authorization Act of 1994 (49 U.S.C. ss.ss. 5101 ET SEQ.); the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. ss.ss. 136 ET SEQ.); the Solid Waste Disposal Act (42 U.S.C. ss.ss. 6901 ET SEQ.); the Toxic Substance Control Act (15 U.S.C. ss.ss. 2601 ET SEQ.); the Clean Air Act (42 U.S.C. ss.ss. 7401 ET SEQ.); the Federal Water Pollution Control Act (33 U.S.C. ss.ss. 1251 ET SEQ.); the Occupational Safety and Health Act (29 U.S.C. ss.ss. 651 ET SEQ.); and the Safe Drinking Water Act (42 U.S.C. ss.ss. 300(f) ET SEQ.), and any and all regulations promulgated thereunder, and all analogous state, local and foreign counterparts or equivalents and any transfer of ownership notification or approval statutes.

         ENVIRONMENTAL LIABILITIES means, with respect to any Person, all liabilities, obligations, responsibilities, response, remedial and removal costs, investigation and feasibility study costs, capital costs, operation and maintenance costs, losses, damages, punitive damages, property damages, natural resource damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants), fines, penalties, sanctions and interest incurred as a result of or related to any claim, suit, action, investigation, proceeding or demand by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law, including any arising under or related to any Environmental Laws, Environmental Permits, or in connection with any Release or threatened Release or presence of a Hazardous Material whether on, at, in, under, from or about or in the vicinity of any real or personal property.

         ENVIRONMENTAL PERMITS means all permits, licenses, authorizations, certificates, approvals or registrations required by any Governmental Authority under any Environmental Laws.

         EQUIPMENT means all "equipment," as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, wherever located and, in any event, including all such Credit Party's machinery and equipment, including processing equipment, conveyors, machine tools, data processing and computer equipment, including embedded software and peripheral equipment and all engineering, processing and manufacturing equipment, office machinery, furniture, materials handling equipment, tools, attachments, accessories, automotive equipment, trailers, trucks, forklifts, molds, dies, stamps, motor vehicles, rolling stock and other equipment of every kind and nature, trade fixtures and fixtures not forming a part of real property, together with all additions and accessions thereto, replacements therefor, all parts therefor, all substitutes for any of the foregoing, fuel therefor, and all manuals, drawings, instructions, warranties and rights with respect thereto, and all products and proceeds thereof and condemnation awards and insurance proceeds with respect thereto.

         ERISA means the Employee Retirement Income Security Act of 1974, as amended from time to time, and all regulations promulgated thereunder.

         ERISA AFFILIATE means, with respect to any Credit Party, any trade or business (whether or not incorporated) that, together with such Credit Party, are treated as a single employer under Section 4001(b)(1) of ERISA or Sections 414(b), (c), (m) or (o) of the IRC.

         ERISA EVENT means, with respect to any Credit Party or any ERISA Affiliate, (a) any event described in Section 4043 of ERISA with respect to a Title IV Plan; (b) the withdrawal of any Credit Party or ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (c) the complete or partial withdrawal of any Credit Party or any ERISA Affiliate from any Multiemployer Plan; (d) the filing of a notice of intent to terminate a Title IV Plan or the treatment of a plan amendment as a termination under
Section 4041 of ERISA; (e) the institution of proceedings to terminate a Title IV Plan or Multiemployer Plan by the PBGC; (f) the failure by any Credit Party or ERISA Affiliate to make when due required contributions to a Multiemployer Plan or Title IV Plan unless such failure is cured within 30 days; (g) any other event or condition that might reasonably be expected to constitute grounds under
Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan or for the imposition of liability under Section 4069 or 4212(c) of ERISA; (h) the termination of a Multiemployer Plan under Section 4041A of ERISA or the reorganization or insolvency of a Multiemployer Plan under Section 4241 or 4245 of ERISA; or (i) the loss of a Qualified Plan's qualification or tax exempt status; or (j) the termination of a Plan described in Section 4064 of ERISA.

         E-SIGNATURE means the process of attaching to or logically associating with an Electronic Transmission an electronic symbol, encryption, digital signature or process (including the name or an abbreviation of the name of the party transmitting the Electronic Transmission) with the intent to sign, authenticate or accept such Electronic Transmission.

         E-SYSTEM means any electronic system, including Intralinks(R) and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Agent or any other Person, providing for access to data protected by passcodes or other security system.

         EVENT OF DEFAULT has the meaning ascribed to it in SECTION 7.1.

         EXCESS CASH FLOW has the meaning ascribed to it in SCHEDULE 2 to ANNEX
F.

         EXCLUDED TAX has the meaning ascribed to it in SECTION 1.9(A).

         FACILITIES means the Term Loan C Commitments and the provisions herein related to the Term Loan C.

         FAIR LABOR STANDARDS ACT means the Fair Labor Standards Act, 29 U.S.C. ss.201 et seq.

         FEDERAL FUNDS RATE means, for any day, a floating rate equal to the weighted average of the rates on overnight federal funds transactions among members of the Federal Reserve System, as determined by Agent in its sole discretion, which determination shall be final, binding and conclusive (absent manifest error).

         FEDERAL RESERVE BOARD means the Board of Governors of the Federal Reserve System.

         FEES means any and all fees payable to Agent or any Lender pursuant to the Agreement or any of the other Loan Documents.

         FIELD REVIEW has the meaning ascribed to it in SECTION 4.3.

         FINANCIAL STATEMENTS means the consolidated and consolidating income statements, statements of cash flows and balance sheets of Holdings and its Subsidiaries delivered in accordance with SECTION 6.2.

         FIRST LIEN AGENT means the "Agent" under (and as defined in) the First Lien Credit Agreement.

         FIRST LIEN CREDIT AGREEMENT means that certain First Lien Credit Agreement, dated as of the date hereof, by and among the Borrower, the Credit Parties (as defined therein), the Agent (as defined therein) and the Lenders (as defined therein), as amended, restated, supplemented, refinanced, refunded, extended, renewed, replaced or otherwise modified from time to time, in accordance with the Intercreditor Agreement.

         FIRST LIEN LENDERS means the "Lenders" under (and as defined in) the First Lien Credit Agreement.

         FIRST LIEN LOAN DOCUMENTS means the First Lien Credit Agreement and all other agreements, instruments, documents and certificates executed and delivered to in connection therewith, including all other pledges, powers of attorney, consents, assignments, contracts, notices, and all other written matter whether heretofore, now or hereafter executed by or on behalf of any Credit Party, or any employee of any Credit Party, in connection with the First Lien Credit Agreement or the transactions contemplated thereby. Any reference in any of the aforementioned documents shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to such documents as the same may be in effect at any and all times such reference becomes operative.

         FIRST LIEN LOANS means the "Loans" as defined in the First Lien Credit Agreement.

         FIRST LIEN LOAN OBLIGATIONS means the "Obligations" as defined in the First Lien Credit Agreement.

         FISCAL MONTH means any of the monthly accounting periods of Holdings of each Fiscal Year.

         FISCAL QUARTER means any of the quarterly accounting periods of Holdings, ending on January 31, April 30, July 31 and October 31 of each year.

         FISCAL YEAR means any of the annual accounting periods of Holdings ending on October 31 of each year.

         FIXED CHARGES has the meaning ascribed to it in SECTION 6.1(C) of
SCHEDULE 1 to ANNEX F.

         FIXED CHARGE COVERAGE RATIO has the meaning ascribed to it in SECTION 6.1(C) of SCHEDULE 1 to ANNEX F.

         FIXTURES means all "fixtures" as such term is defined in the Code, now owned or hereafter acquired by any Credit Party.

         FOREIGN LENDER has the meaning ascribed to it in SECTION 1.9(C).

         FOREIGN SUBSIDIARY means any direct or indirect Subsidiary of Holdings organized under the laws of a jurisdiction outside of the United States.

         FUNDED DEBT means, with respect to any Person, without duplication, all Indebtedness for borrowed money evidenced by notes, bonds, debentures, or similar evidences of Indebtedness and that by its terms matures more than one year from, or is directly or indirectly renewable or extendible at such Person's option under a revolving credit or similar agreement obligating the lender or lenders to extend credit over a period of more than one year from the date of creation thereof, and specifically including Capital Lease Obligations, current maturities of long-term debt, revolving credit and short-term debt extendible beyond one year at the option of the debtor, and also including, in the case of Borrower, the Obligations, the First Lien Loan Obligations and, without duplication, Guaranteed Indebtedness consisting of guaranties of Funded Debt of other Persons.

         GAAP means generally accepted accounting principles in the United States of America, consistently applied.

         GE CAPITAL has the meaning ascribed to it in the Preamble.

         GE CAPITAL FEE LETTER has the meaning ascribed to it in SECTION 1.3(A).

         GENERAL INTANGIBLES means "general intangibles," as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, including all right, title and interest that such Credit Party may now or hereafter have in or under any Contractual Obligation, all payment intangibles, customer lists, Licenses, Copyrights, Trademarks, Patents, and all applications therefor and reissues, extensions or renewals thereof, rights in Intellectual Property, interests in partnerships, joint ventures and other business associations, licenses, permits, copyrights, trade secrets, proprietary or confidential information, inventions (whether or not patented or patentable), technical information, procedures, designs, knowledge, know-how, software, data bases, data, skill, expertise, experience, processes, models, drawings, materials and records, goodwill (including the goodwill associated with any Trademark or Trademark License), all rights and claims in or under insurance policies (including insurance for fire, damage, loss and casualty, whether covering personal property, real property, tangible rights or intangible rights, all liability, life, key man and business interruption insurance, and all unearned premiums), uncertificated securities, chooses in action, deposit, checking and other bank accounts, rights to receive tax refunds and other payments, rights to receive dividends, distributions, cash, Instruments and other property in respect of or in exchange for pledged Stock and Investment Property, rights of indemnification, all books and records, correspondence, credit files, invoices and other papers, including all tapes, cards, computer runs and other papers and documents in the possession or under the control of such Credit Party or any computer bureau or service company from time to time acting for such Credit Party.

         GOODS means any "goods," as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, wherever located, including embedded software to the extent included in "goods" as defined in the Code, manufactured homes, standing timber that is cut and removed for sale and unborn young of animals.

         GOVERNMENTAL AUTHORITY means any nation or government, any state or other political subdivision thereof, and any agency, department or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

         GUARANTEED INDEBTEDNESS means, as to any Person, any obligation of such Person guaranteeing, providing comfort or otherwise supporting any Indebtedness, lease, dividend, or other obligation ("PRIMARY OBLIGATION") of any other Person (the "PRIMARY OBLIGOR") in any manner, including any obligation or arrangement of such Person to (a) purchase or repurchase any such primary obligation, (b) advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet condition of the primary obligor, (c) purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, (d) protect the beneficiary of such arrangement from loss (other than product warranties given in the ordinary course of business) or (e) indemnify the owner of such primary obligation against loss in respect thereof. The amount of any Guaranteed Indebtedness at any time shall be deemed to be an amount equal to the lesser at such time of (x) the stated or determinable amount of the primary obligation in respect of which such Guaranteed Indebtedness is incurred and (y) the maximum amount for which such Person may be liable pursuant to the terms of the instrument embodying such Guaranteed Indebtedness, or, if not stated or determinable, the maximum reasonably anticipated liability (assuming full performance) in respect thereof.

         GUARANTIES means, that certain Second Lien Guaranty executed as of the closing date by Holdings, Beverly and Borrower's Subsidiaries, and any other guaranty executed by any Guarantor in favor of Agent and Lenders in respect of the Obligations.

         GUARANTORS means Holdings, Beverly, Beverly Radiology, ProNet, each Domestic Subsidiary of Borrower and each other Person, if any, that executes a guaranty or other similar agreement in favor of Agent, for itself and the ratable benefit of Lenders, in connection with the transactions contemplated by the Agreement and the other Loan Documents.

         HAZARDOUS MATERIAL means any substance, material or waste that is regulated by, or forms the basis of liability now or hereafter under, any Environmental Laws, including any material or substance that is (a) defined as a "solid waste," "hazardous waste," "hazardous material," "hazardous substance," "dangerous goods," "extremely hazardous waste," "restricted hazardous waste," "pollutant," "contaminant," "hazardous constituent," "special waste," "toxic substance" or other similar term or phrase under any Environmental Laws, or (b) petroleum or any fraction or by-product thereof, asbestos, polychlorinated biphenyls (PCB's), or any radioactive substance.

         HEALTH CARE LAWS means (i) any and all federal, state and local fraud and abuse laws, including, without limitation, the federal Anti-Kickback Statute (42 U.S.C. ss. 1320a-7(b)), the Stark Law (42 U.S.C. ss. 1395nn and ss.1395(q)),
the civil False Claims Act (31 U.S.C. ss. 3729 et seq.), Sections 1320a-7 and 1320a-7a of Title 42 of the United States Code and the regulations promulgated pursuant to such statutes; (ii) the federal Food, Drug & Cosmetic Act (21 U.S.C. ss.ss. 301 et seq.) and the regulations promulgated thereunder, (iii) the Health Insurance Portability and Accountability Act of 1996 (Pub. L. No. 104-191) and the regulations promulgated thereunder, (iv) Medicare (Title XVIII of the Social Security Act) and the regulations promulgated thereunder; (v) Medicaid (Title XIX of the Social Security Act) and the regulations promulgated thereunder; (vi) the Medicare Prescription Drug, Improvement, and Modernization Act of 2003 (Pub.
L. No. 108-173) and the regulations promulgated thereunder; (vii) quality, safety and accreditation standards and requirements of all applicable state laws or regulatory bodies; (viii) Requirements of Law relating to the ownership or operation of a health care facility or business, or assets used in connection therewith, (ix) Requirements of Law relating to the billing or submission of claims, collection of accounts receivable, underwriting the cost of, or provision of management or administrative services in connection with, any and all of the foregoing, by any Credit Party and any of their Subsidiaries, including, but not limited to, laws and regulations relating to practice of medicine and other health care professions, professional fee splitting, tax-exempt organization and charitable trust law applicable to health care organizations, certificates of need, certificates of operations and authority, and (x) any and all other applicable health care laws, regulations, manual provisions, policies and administrative guidance, each of (i) through (x) as may be amended from time to time.

         HOLDINGS has the meaning ascribed thereto in the recitals to the Agreement.

         HOLDINGS GUARANTY means the guaranty of even date herewith executed by Holdings in favor of Agent, on behalf of itself and Lenders.

         HOLDINGS PLEDGE AGREEMENT means the Second Lien Pledge Agreement of even date herewith executed by Holdings in favor of Agent, on behalf of itself and Lenders, pledging all the Stock of Borrower and all Intercompany Notes owing to or held by it.

         INCREMENTAL TERM LOAN C has the meaning ascribed to it in SECTION
1.1(B).

         INDEBTEDNESS means, with respect to any Person, without duplication (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property payment for which is deferred six (6) months or more, but excluding obligations to trade creditors incurred in the ordinary course of business that are unsecured and not overdue by more than six (6) months unless being contested in good faith, (b) all reimbursement and other obligations with respect to letters of credit, bankers' acceptances and surety bonds, whether or not matured, (c) all obligations evidenced by notes, bonds, debentures or similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations and the present value (discounted at the Index Rate as in effect on the Closing Date) of future rental payments under all synthetic leases, (f) all obligations of such Person under commodity purchase or option agreements or other commodity price hedging arrangements, in each case whether contingent or matured, (g) all net payment obligations of such Person under any foreign exchange contract, currency swap agreement, interest rate swap (including Interest Rate Agreements), cap or collar agreement or other similar agreement or arrangement designed to alter the risks of that Person arising from fluctuations in currency values or interest rates, in each case whether contingent or matured, (h) all Indebtedness referred to above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property or other assets (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness, (i) "earnouts" and similar payment obligations excluding bonus, phantom stock or other similar compensation payments owed to employees, or officers and incurred in the ordinary course of business, (j) the First Lien Obligations and (k) the Obligations.

         INDEMNITEES has the meaning ascribed to it in SECTION 9.1.

         INDENTURE means that certain First Supplemental Indenture dated as of October __, 2003 to Indenture dated as of June 25, 1993 between Holdings and American Stock Transfer & Trust Company, as trustee, relating to the Subordinated Notes.

         INDEX RATE means, for any day, a floating rate equal to the higher of
(i) the rate publicly quoted from time to time by THE WALL STREET JOURNAL as the "base rate on corporate loans posted by at least 75% of the nation's 30 largest banks" (or, if THE WALL STREET JOURNAL ceases quoting a base rate of the type described, the highest per annum rate of interest published by the Federal Reserve Board in Federal Reserve statistical release H.15 (519) entitled "Selected Interest Rates" as the Bank prime loan rate or its equivalent), and
(ii) the Federal Funds Rate plus 50 basis points per annum. Each change in any interest rate provided for in the Agreement based upon the Index Rate shall take effect at the time of such change in the Index Rate.

         INDEX RATE LOAN means the Term Loan C or portion thereof bearing interest by reference to the Index Rate.

         INITIAL TERM LOAN C has the meaning ascribed to in SECTION 1.1(A).

         INSTRUMENTS means all "instruments," as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, wherever located, and, in any event, including all certificated securities, all certificates of deposit, and all promissory notes and other evidences of indebtedness, other than instruments that constitute, or are a part of a group of writings that constitute, Chattel Paper.

         INTELLECTUAL PROPERTY means any and all Licenses, Patents, Copyrights, Trademarks, and the goodwill associated with such Trademarks.

         INTERCOMPANY DEBT has the meaning ascribed to it in SECTION 9.21.

         INTERCOMPANY NOTES means a promissory note contemplated by SECTION 5.1(E).

         INTERCREDITOR AGREEMENT means that certain Intercreditor Agreement, dated as of the Closing Date, among the Agent, the First Lien Agent (as defined therein) and the Credit Parties, as amended, restated, supplemented and otherwise modified from time to time.

         INTEREST EXPENSE has the meaning ascribed to it in SECTION 6.1(C) of
SCHEDULE 1 to ANNEX F.

         INTEREST PAYMENT DATE means (a) as to any Index Rate Loan, the first Business Day of each month to occur while such Term Loan C is outstanding, and
(b) as to any LIBOR Loan, the last day of the applicable LIBOR Period; PROVIDED, that in the case of any LIBOR Period greater than three months in duration, interest shall be payable at three month intervals and on the last day of such LIBOR Period; and PROVIDED FURTHER that, in addition to the foregoing, each of
(x) the date upon which all of the Term Loan C Commitments have been terminated and the Term Loan C have been paid in full and (y) the Term Loan C Maturity Date shall be deemed to be an "INTEREST PAYMENT DATE" with respect to any interest that has then accrued under the Agreement.

         INTEREST RATE AGREEMENT means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or similar agreement or arrangement designed to protect Borrower against fluctuations in interest rates entered into between Borrower and any Lender (as defined in the First Lien Credit Agreement) pursuant to SECTION 4.10 (and any other such agreement otherwise agreed to by First Lien Agent).

         INVENTORY means any "inventory," as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, wherever located, including inventory, merchandise, goods and other personal property that are held by or on behalf of any Credit Party for sale or lease or are furnished or are to be furnished under a contract of service, or that constitute raw materials, work in process, finished goods, returned goods, supplies or materials of any kind, nature or description used or consumed or to be used or consumed in such Credit Party's business or in the processing, production, packaging, promotion, delivery or shipping of the same, including all supplies and embedded software.

         INVESTMENt means (i) any direct or indirect purchase or other acquisition by Borrower or any of its Subsidiaries of any Stock, or other ownership interest in, any other Person, and (ii) any direct or indirect loan, advance or capital contribution by Borrower or any of its Subsidiaries to any other Person, including all indebtedness and accounts receivable due from that other Person that are not current assets and did not arise from sales to that other Person in the ordinary course of business.

         INVESTMENT PROPERTY means all "investment property," as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, wherever located, including: (i) all securities, whether certificated or uncertificated, including stocks, bonds, interests in limited liability companies, partnership interests, treasuries, certificates of deposit, and mutual fund shares; (ii) all securities entitlements of any Credit Party, including the rights of such Credit Party to any securities account and the financial assets held by a securities intermediary in such securities account and any free credit balance or other money owing by any securities intermediary with respect to that account; (iii) all securities accounts of any Credit Party;
(iv) all commodity contracts of any Credit Party; and (v) all commodity accounts held by any Credit Party.

         IRC means the Internal Revenue Code of 1986, as amended, and all regulations promulgated thereunder.

         IRS means the United States Internal Revenue Service.

         LENDERS means GE Capital, the other Lenders named on the signature pages of the Agreement, and, if any such Lender shall decide to assign all or any portion of the Obligations, such term shall include any assignee of such Lender.

         LEVERAGE RATIO has the meaning ascribed to it in SECTION 6.1(E) of
SCHEDULE 1 to ANNEX F.

         LIBOR BREAKAGE COSTS means (i) an amount equal to the amount of any losses, expenses, liabilities (including, without limitation, any loss (including interest paid) and lost opportunity cost (consisting of the present value of the difference between the LIBOR Rate in effect for the Interest Period and any lower LIBOR Rate in effect at the time of prepayment for the remainder of that Interest Period) in connection with the re-employment of such funds) that any Lender may sustain as a result of (a) any default by Borrower in making any borrowing of, conversion into or continuation of any LIBOR Loan following Borrower's delivery to Agent of any LIBOR Loan request in respect thereof or (b) any payment of a LIBOR Loan on any day that is not the last day of the LIBOR Period applicable thereto (regardless of the source of such prepayment and whether voluntary, by acceleration or otherwise) and (ii) an administrative fee in an amount equal to $250.00. For purposes of calculating amounts payable to a Lender under SECTION 1.3(E), each Lender shall be deemed to have actually funded its relevant LIBOR Loan through the purchase of a deposit bearing interest at LIBOR in an amount equal to the amount of that LIBOR Loan and having a maturity and repricing characteristics comparable to the relevant LIBOR Period; PROVIDED, HOWEVER, that each Lender may fund each of its LIBOR Loans in any manner it sees fit, and the foregoing assumption shall be utilized only for the calculation of amounts payable under SECTION 1.3(D).

         LIBOR BUSINESS DAY means a Business Day on which banks in the City of London are generally open for interbank or foreign exchange transactions.

         LIBOR LOANS means the Term Loan C or any portion thereof bearing interest by reference to the LIBOR Rate.

         LIBOR PERIOD means, with respect to any LIBOR Loan, each period commencing on a LIBOR Business Day selected by Borrower pursuant to the Agreement and ending one, two, three or six months thereafter, as selected by Borrower's irrevocable notice to Agent as set forth in SECTION 1.2(E); PROVIDED, that the foregoing provision relating to LIBOR Periods is subject to the following:

                           (a) if any LIBOR Period would otherwise end on a day
that is not a LIBOR Business Day, such LIBOR Period shall be extended to the next succeeding LIBOR Business Day unless the result of such extension would be to carry such LIBOR Period into another calendar month in which event such LIBOR Period shall end on the immediately preceding LIBOR Business Day;

                           (b) any LIBOR Period that would otherwise extend
beyond the date set forth in clause (a) of the definition of "Term Loan C Maturity Date" shall end two (2) LIBOR Business Days prior to such date;

                           (c) any LIBOR Period that begins on the last LIBOR
Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such LIBOR Period) shall end on the last LIBOR Business Day of a calendar month;

                           (d) Borrower shall select LIBOR Periods so as not to
require a payment or prepayment of any LIBOR Loan during a LIBOR Period for such Term Loan C; and

                           (e) Borrower shall select LIBOR Periods so that there
shall be no more than 5 separate LIBOR Loans in existence at any one time.

         LIBOR RATE means for each LIBOR Period, a rate of interest determined by Agent equal to:

                           (a) the offered rate for deposits in United States
Dollars for the applicable LIBOR Period that appears on Telerate Page 3750 as of 11:00 a.m. (London time), on the second full LIBOR Business Day next preceding the first day of such LIBOR Period (unless such date is not a Business Day, in which event the next succeeding Business Day will be used); divided by

                           (b) a number equal to 1.0 MINUS the aggregate (but
without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect on the day that is two (2) LIBOR Business Days prior to the beginning of such LIBOR Period (including basic, supplemental, marginal and emergency reserves under any regulations of the Federal Reserve Board or other Governmental Authority having jurisdiction with respect thereto, as now and from time to time in effect) for Eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of the Federal Reserve Board that are required to be maintained by a member bank of the Federal Reserve System.

         If such interest rates shall cease to be available from Telerate News Service, the LIBOR Rate shall be determined from such financial reporting service or other information as shall be available to Agent.

         LICENSE means any Copyright License, Patent License, Trademark License or other license of rights or interests now held or hereafter acquired by any Credit Party.

         LIEN means any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, lien, charge, claim, security interest, easement or encumbrance, or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any lease or title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement perfecting a security interest under the Code or comparable law of any jurisdiction).

         LITIGATION has the meaning ascribed to it in SECTION 6.2(K).

         LOAN ACCOUNT has the meaning ascribed to it in SECTION 1.7.

         LOAN DOCUMENTS means the Agreement, the Notes, the Collateral Documents, the GE Capital Fee Letter, the Intercreditor Agreement, the subordination provisions applicable to any Subordinated Debt and intercreditor provisions applicable to any Indebtedness that is PARI PASSU in right of payment to the Obligations and all other agreements, instruments, documents and certificates identified in the Closing Checklist executed and delivered to, or in favor of, Agent or any Lenders and including all other pledges, powers of attorney, consents, assignments, contracts, notices, and all other written matter whether heretofore, now or hereafter executed by or on behalf of any Credit Party, or any employee of any Credit Party, and delivered to Agent or any Lender in connection with the Agreement or the transactions contemplated thereby (other than the First Lien Loan Documents). Any reference in the Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to the Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.

         MANAGEMENT AGREEMENT means that certain Amended and Restated Management and Service Agreement dated as of January 1, 2004, as in effect on the Closing Date.

         MATERIAL ADVERSE EFFECT means a material adverse effect on (a) the business, assets, operations or financial or other condition of the Credit Parties considered as a whole, (b) Borrower's ability to pay any of the Term Loan C or any of the other Obligations in accordance with the terms of the Agreement, (c) the Collateral or Agent's Liens, on behalf of itself and Lenders, on the Collateral or the priority of such Liens, or (d) Agent's or any Lender's rights and remedies under the Agreement and the other Loan Documents.

         MAXIMUM LAWFUL RATE has the meaning ascribed to it in SECTION 1.2(F).

         MOODY'S means Moody's Investors Services, Inc.

         MULTIEMPLOYER PLAN means a "multiemployer plan" as defined in Section
(3)(7) of ERISA, and to which any Credit Party or ERISA Affiliate is making, is obligated to make or has made or been obligated to make in the past five years contributions on behalf of participants who are or were employed by any of them or withdrawal liability payments.

         NET PROCEEDS means cash proceeds received by Borrower or any of its Subsidiaries from any Asset Disposition (including insurance proceeds, awards of condemnation, and payments under notes or other debt securities received in connection with any Asset Disposition), net of (a) the costs of such Asset Disposition (including taxes attributable to such sale, lease or transfer) and any commissions and other customary transaction fees, costs and expenses), other than any costs payable to any Affiliate of a Credit Party (b) amounts applied to repayment of Indebtedness (other than the Obligations) secured by a Lien permitted under the Agreement on the asset or property disposed, and (c) any amounts required to be held in escrow until such time as such amounts are released from escrow whereupon such amounts shall be considered Net Proceeds.

         NON-CONSENTING LENDER has the meaning ascribed to it in SECTION
9.19(C).

         NON-EXCLUDED TAXES has the meaning ascribed to it in SECTION 1.9(A).

         NON-FUNDING LENDER has the meaning ascribed to it in SECTION 8.5(A).

         NOTES means the Term Notes C.

         NOTICE OF CONVERSION/CONTINUATION has the meaning ascribed to it in
SECTION 1.2(E).

         OBLIGATIONS means all loans, advances, debts, liabilities and obligations, for the performance of covenants, tasks or duties or for payment of monetary amounts (whether or not such performance is then required or contingent, or such amounts are liquidated or determinable), owing by any Credit Party to Agent or any Lender, and all covenants and duties regarding such amounts, of any kind or nature, present or future, whether or not evidenced by any note, agreement or other instrument, arising under the Agreement or any of the other Loan Documents; PROVIDED, however, that "Obligations" shall not include any prepayment fees, early termination charges, make-whole premiums or similar amounts (or any interest, fees, charges or other amounts thereon) owing to any Prior Lender as a result of payments or prepayments made on or prior to the Closing Date. This term includes all principal, interest (including all interest that accrues after the commencement of any case or proceeding by or against any Credit Party in bankruptcy, whether or not allowed in such case or proceeding), Fees, Charges, expenses, attorneys' fees and any other sum chargeable to any Credit Party under the Agreement or any of the other Loan Documents.

         OPERATING CASH FLOW has the meaning ascribed to it in SECTION 6.1(E) of
SCHEDULE 1 to ANNEX F.

         OTHER TAXES has the meaning ascribed to it in SECTION 1.9(A).

         OVERADVANCE has the meaning ascribed to it in SECTION 1.1(B).

         PATENT LICENSE means rights under any written agreement now owned or hereafter acquired by any Credit Party granting any right to such Credit Party with respect to any invention on which a Patent owned by a third party is in existence.

         PATENT SECURITY AGREEMENTS means the Second Lien Patent Security Agreements made in favor of Agent, on behalf of itself and Lenders, by each applicable Credit Party.

         PATENTS means all of the following in which any Credit Party now holds or hereafter acquires any interest: (a) all letters patent of the United States or any other country, all registrations and recordings thereof, and all applications for letters patent of the United States or of any other country, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State or any other country, and (b) all reissues, continuations, continuations-in-part or extensions thereof.

         PBGC means the Pension Benefit Guaranty Corporation.

         PERMITS means any permit, approval, authorization, license, registration, certification, certificate of authority, variance, permission, franchise, qualification, order, filing or consent required from a Governmental Authority or other Person under an applicable Requirement of Law.

         PERMITTED ACQUISITION has the meaning ascribed to in SECTION 5.6.

         PERMITTED ENCUMBRANCES means the following encumbrances: (a) Liens for taxes, assessments or governmental charges or levies not yet due and payable or Liens for taxes, assessments or governmental charges or levies being contested in good faith and by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, excluding federal income tax Liens and Liens in favor of the PBGC under ERISA; (b) Liens in respect of property or assets of the Borrower or any of its Subsidiaries imposed by law which were incurred in the ordinary course of business and which have not arisen to secure Indebtedness for borrowed money, such as carriers', materialmen's, warehousemen's and mechanics' Liens, statutory and common law landlord's Liens, and other similar Liens arising in the ordinary course of business, and which either (1) do not in the aggregate materially detract from the value of such property or assets or materially impair the use thereof in the operation of the business of the Borrower or any of its Subsidiaries or (2) are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property or asset subject to such Lien;
(c) Liens created by or pursuant to this Agreement, the Collateral Documents or the other Loan Documents; (d) Liens in existence on the Closing Date which are listed, and the property subject thereto described, on SCHEDULE 5.2, without giving effect to any extensions or renewals thereof; (e) Liens arising from judgments, decrees, awards or attachments in circumstances not constituting an Event of Default, PROVIDED that the amount of cash and property (determined on a fair market value basis) deposited or delivered to secure the respective judgment or decree or subject to attachment shall not exceed $250,000 or the Dollar Equivalent thereof in the aggregate at any time; (f) Liens (other than any Lien imposed by ERISA) (1) incurred or deposits made in the ordinary course of business in connection with general insurance maintained by the Borrower and its Subsidiaries, (2) incurred or deposits made in the ordinary course of business of the Borrower and its Subsidiaries in connection with workers' compensation, unemployment insurance and other types of social security, (3) to secure the performance by the Borrower and its Subsidiaries of tenders, statutory obligations (other than excise taxes), surety, stay, customs and appeal bonds, statutory bonds, bids, leases, government contracts, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money) to the extent incurred in the ordinary course of business, (4) to secure the performance by the Borrower and its Subsidiaries of leases of Real Property, to the extent incurred or made in the ordinary course of business consistent with past practices, and (5) other deposits not to exceed $250,000 in the aggregate; (g) licenses, sublicenses, leases or subleases granted to third Persons in the ordinary course of business not interfering in any material respect with the business of the Borrower or any of its Subsidiaries; (h) easements, rights-of-way, restrictions, minor defects or irregularities in title, encroachments and other similar charges or encumbrances, in each case not securing Indebtedness and not interfering in any material respect with the ordinary conduct of the business of the Borrower or any of its Subsidiaries; (i) Liens arising from precautionary UCC financing statements regarding operating leases; (j) Liens created pursuant to or in connection with leases or Capital Leases permitted pursuant to this Agreement, PROVIDED that (1) such Liens only serve to secure the payment of rent or Indebtedness arising under such leases or Capital Leases and (2) the Liens encumbering the assets leased or purported to be leased under such leases or Capital Leases do not encumber any other assets of the Borrower or any of its Subsidiaries (other than letters of credit, payment undertaking agreements, guaranteed investment contracts, deposits of cash or Cash Equivalents and other credit support arrangements, in each case having an aggregate value not exceeding the fair market value of the assets leased or purported to be leased under such leases or Capital Leases (each of such values determined at the time when the lease agreement relating to the relevant lease or Capital Lease is signed and delivered)); (k) (1) those liens, encumbrances, hypothecs and other matters affecting title to any Real Property and found reasonably acceptable by the Agent or insured against by title insurance, (2) as to any particular Real Property at any time, such easements, encroachments, covenants, rights of way, minor defects, irregularities or encumbrances on title which would not reasonably be expected to materially impair such Real Property for the purpose for which it is held by the mortgagor or grantor thereof, or the lien or hypothec held by the Agent, (3) zoning and other municipal ordinances which are not violated in any material respect by the existing improvements and the present use made by the mortgagor or grantor thereof of the premises, (4) general real estate taxes and assessments not yet delinquent, (5) any Lien that would be disclosed on a true, correct and complete survey of the Real Property that does not materially affect the use or enjoyment of the Real Property as it is currently being used, and (6) such other similar items as the Agent may consent to (such consent not to be unreasonably withheld); (l) Liens arising pursuant to purchase money mortgages or security interests securing Indebtedness representing the purchase price (or financing of the purchase price within 90 days after the respective purchase) of assets acquired after the Closing Date, PROVIDED that (1) any such Liens attach only to the assets so purchased, upgrades thereon and, if the asset so purchased is an upgrade, the original asset itself (and such other assets financed by the same financing source), (2) the Indebtedness (other than Indebtedness incurred from the same financing source to purchase other assets and excluding Indebtedness representing obligations to pay installation and delivery charges for the property so purchased) secured by any such Lien does not exceed 100% of the lesser of the fair market value or the purchase price of the property being purchased at the time of the incurrence of such Indebtedness and (3) the Indebtedness secured thereby is permitted to be incurred pursuant to this Agreement; (m) Liens arising out of consignment or similar arrangements for the sale of goods entered into by the Borrower or any of its Subsidiaries in the ordinary course of business; (n) rights of setoff upon deposits of cash in favor of banks or other depository institutions as permitted by any Control Agreement or, with respect to deposits of cash not subject to a Control Agreement, customary rights of setoff in favor of such banks or depository institutions;
(o) Liens securing Indebtedness incurred under the First Lien Credit Agreement; and (p) Liens securing Indebtedness or leases that refinance, refund, extend, renew and/or replace Indebtedness or leases secured by Liens described in clauses (a) through (n) above. Anything in the foregoing to the contrary notwithstanding, in no event shall "Permitted Encumbrances" include any Lien to secure any prepayment fees, early termination charges, make-whole premiums or similar amounts (or any interest, fees, charges or other amounts thereon) owing to any Prior Lender as a result of payment or prepayments made on or prior to the Closing Date.

         PERSON means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, public benefit corporation, other entity or government (whether federal, state, county, city, municipal, local, foreign, or otherwise, including any instrumentality, division, agency, body or department thereof).

         PLAN means, at any time, an "employee benefit plan," as defined in
Section 3(3) of ERISA, that any Credit Party or ERISA Affiliate maintains, contributes to or has an obligation to contribute to on behalf of its employees.

         PLEDGE AGREEMENTS means the Second Lien Pledge Agreement, Borrower Pledge Agreement and any other pledge agreement entered into after the Closing Date by any Credit Party.

         POST-CLOSING AGREEMENT means that certain Post-Closing Matters Agreement, dated as of the Closing Date, between Borrower and Agent with respect to certain agreements, documents and instruments to be delivered after the Closing Date.

         PRIOR LENDERS means Bridge Healthcare Finance, LLC, General Electric Capital Corporation and its Affiliates, Post Advisory Group, LLC, and Lyon Financial Services, Inc. dba U.S. Bank Portfolio Services (as servicer for certain Persons).

         PRIOR LENDER OBLIGATIONS means certain Indebtedness and other obligations owing to each of the Prior Lenders.

         PRO FORMA means the unaudited consolidated and consolidating balance sheets of Holdings and its Subsidiaries prepared in accordance with GAAP as of the Closing Date after giving effect to the Related Transactions. The Pro Forma is annexed hereto as ANNEX D.

         PRO RATA SHARE means with respect to all matters relating to any Lender
(a) with respect to the Term Loan C, the percentage obtained by dividing (i) the Term Loan C Commitment of that Lender by (ii) the aggregate Term Loan C Commitments of all Lenders and (b) with respect to the Term Loan C on and after the Term Loan C Maturity Date, the percentage obtained by dividing (i) the aggregate outstanding principal balance of the Term Loan C held by that Lender, by (ii) the outstanding principal balance of the Term Loan C held by all Lenders, as any such percentages may be adjusted by assignments pursuant to
SECTION 8.1.

         PRONET has the meaning ascribed to in the recitals to the Agreement.

         PROCEEDING means a proceeding under the United States Bankruptcy Code, insolvency laws or any similar law in any jurisdiction, in which any Credit Party or any Subsidiary thereof is a debtor.

         PROJECTIONS means Holdings, and its Subsidiaries' forecasted consolidated and consolidating: (a) balance sheets; (b) profit and loss statements; (c) cash flow statements; and (d) capitalization statements, all prepared on a Subsidiary by Subsidiary or division-by-division basis, if applicable, and otherwise consistent with the historical Financial Statements of Holdings, together with appropriate supporting details and a statement of underlying assumptions.

         PROPOSED CHANGE has the meaning ascribed to it in SECTION 9.19(C).

         QUALIFIED ASSIGNEE means (a) any Lender, any Affiliate of any Lender and, with respect to any Lender that is an investment fund that invests in commercial loans, any other investment fund that invests in commercial loans and that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor, and (b) any commercial bank, savings and loan association or savings bank or any other entity which is an "accredited investor" (as defined in Regulation D under the Securities Act of 1933) which extends credit or buys loans as one of its businesses, including insurance companies, mutual funds, lease financing companies and commercial finance companies, which has a rating of BBB or higher from S&P and a rating of Baa2 or higher from Moody's at the date that it becomes a Lender and which, through its applicable lending office, is capable of lending to Borrower without the imposition of any withholding or similar taxes.

         QUALIFIED PLAN means a Plan that is intended to be tax-qualified under
Section 401(a) of the IRC.

         REAL ESTATE has the meaning ascribed to it in SECTION 3.14.

         REFINANCING means the repayment in full by Borrower of the Prior Lender Obligations on the Closing Date.

         RELATED TRANSACTIONS means the borrowing under the Term Loan C and the initial borrowings under the First Lien Credit Agreement on the Closing Date, the Refinancing, the payment of all Fees, costs and expenses associated with all of the foregoing and the execution and delivery of all of the Related Transactions Documents.

         RELATED TRANSACTIONS DOCUMENTS means the Loan Documents, the First Lien Loan Documents and all other agreements or instruments executed in connection with the Related Transactions.

         RELEASE means any release, threatened release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Material in the indoor or outdoor environment, including the movement of Hazardous Material through or in the air, soil, surface water, ground water or property.

         REPLACEMENT LENDER has the meaning ascribed to it in SECTION 9.19(A).

         REQUIREMENTS OF LAW means, as to any Person, the Governing Documents of such Person, and any law, ordinance, policy, manual provision, guidance, principle of common law, statute, rule or regulation, or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its assets or to which such Person or any of its assets is subject including, without limitation, the Securities Act, the Securities Exchange Act, Regulations T, U and X of the Federal Reserve Board, ERISA, the Fair Labor Standards Act, the Worker Adjustment and Retraining Notification Act, Americans with Disabilities Act of 1990, the Social Security Act, any Health Care Law, Environmental Law, and any certificate of occupancy, zoning ordinance, building, environmental or land use requirement or Permit or environmental, labor, employment, occupational safety or health law, rule or regulation, including Environmental, Health or Safety Laws (including, without limitation, those applicable to the disposal of medical waste).

         REQUISITE LENDERS means Lenders having (a) more than 50% of the Term Loan C Commitments of all Lenders, or (b) if the Term Loan C Commitments have been terminated, more than 50% of the aggregate outstanding amount of the Term Loan C.

         RESTRICTED PAYMENT means, with respect to any Credit Party (a) the declaration or payment of any dividend or the incurrence of any liability to make any other payment or distribution of cash or other property or assets in respect of Stock; (b) any payment on account of the purchase, redemption, defeasance, sinking fund or other retirement of such Credit Party's Stock or any other payment or distribution made in respect thereof, either directly or indirectly; (c) any payment or prepayment of principal of, premium, if any, or interest, fees or other charges on or with respect to, and any redemption, purchase, retirement, defeasance, sinking fund or similar payment and any claim for rescission with respect to, any Subordinated Debt (and payment of prepayment fees, early termination charges, make-whole premiums or similar amounts (including any interest, fees, charges or other amounts thereon) to any Prior Lender owing as a result of the payment or prepayment of obligations on or prior to the Closing Date); (d) any payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire Stock of such Credit Party now or hereafter outstanding;

(e) any payment of a claim for the rescission of the purchase or sale of, or for material damages arising from the purchase or sale of, any shares of such Credit Party's Stock or of a claim for reimbursement, indemnification or contribution arising out of or related to any such claim for damages or rescission; (f) any payment, loan, contribution, or other transfer of funds or other property to any Stockholder of such Credit Party other than payment of compensation in the ordinary course of business to Stockholders who are employees of such Credit Party; and (g) any payment of management fees (or other fees of a similar nature), out-of-pocket expenses in connection therewith and indemnities payable in connection with any management services, consulting or like agreement by such Credit Party to any Stockholder of such Credit Party or its Affiliates.

         S&P means Standard & Poor's Ratings Services, a division of the McGraw-Hill Companies, Inc.

         SECURED PARTIES means the Lenders, the Agent, each other Indemnitee and any other holder of any Obligations.

         SECURITY means all Stock, Stock equivalents, voting trust certificates, bonds, debentures, instruments and other evidence of Indebtedness, whether or not secured, convertible or subordinated, all certificates of interest, share or participation in, all certificates for the acquisition of, and all warrants, options and other rights to acquire, any Security.

         SECURITY AGREEMENT means the Second Lien Security Agreement of even date herewith entered into by and among Agent, on behalf of itself and Lenders, and each Credit Party that is a signatory thereto.
         SENIOR DEBT has the meaning ascribed to it in SECTION 6.1(F) of
SCHEDULE 1 to ANNEX F.

         SENIOR LEVERAGE RATIO has the meaning ascribed to it in SECTION 6.1(F) of SCHEDULE 1 to ANNEX F.

         SETTLEMENT DATE has the meaning ascribed to it in SECTION 8.5(A)(II).

         SOFTWARE means all "software" as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, other than software embedded in any category of Goods, including all computer programs and all supporting information provided in connection with a transaction related to any computer program.

         SOLVENT means, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including subordinated and contingent liabilities, of such Person; (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts and liabilities, including subordinated and contingent liabilities as they become absolute and matured; (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay as such debts and liabilities mature; and
(d) such Person is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such Person's property would constitute an unreasonably small capital. The amount of contingent liabilities

(such as Litigation, guaranties and pension plan liabilities) at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, represents the amount that would be reasonably be expected to become an actual or matured liability.

         STATEMENT has the meaning ascribed to it in SECTION 6.2(B).

         STOCK means all shares, options, warrants, general or limited partnership interests, membership interests or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity whether voting or nonvoting, including common stock, preferred stock or any other "equity security" (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934).

         STOCKHOLDER means, with respect to any Person, each holder of Stock of such Person.

         SUBORDINATED DEBT means the Indebtedness of Holdings evidenced by the Subordinated Notes and any other Indebtedness of any Credit Party subordinated to the Obligations as to right and time of payment and as to any other rights and remedies thereunder and having such other terms as are reasonably satisfactory to Agent and Requisite Lenders.

         SUBORDINATED NOTES means those certain 11.5% Series A Convertible Subordinated Debentures Due June, 30 2008 issued by Holdings in an aggregate original principal amount of $16,147,000.

         SUBSIDIARY means, with respect to any Person, (a) any corporation of which an aggregate of more than 50% of the outstanding Stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, Stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned legally or beneficially by such Person or one or more Subsidiaries of such Person, or with respect to which any such Person has the right to vote or designate the vote of 50% or more of such Stock whether by proxy, agreement, operation of law or otherwise, and (b) any partnership or limited liability company in which such Person and/or one or more Subsidiaries of such Person shall have an interest (whether in the form of voting or participation in profits or capital contribution) of more than 50% or of which any such Person is a general partner or may exercise the powers of a general partner. Unless the context otherwise requires, each reference to a Subsidiary shall be a reference to a Subsidiary of the Holdings and shall include, in any event, Beverly.

         SUBSIDIARY GUARANTY means the Subsidiary Guaranty of even date herewith executed by one or more subsidiaries of Borrower in favor of Agent, on behalf of itself and Lenders.

         SUPERMAJORITY LENDERS means Lenders having (a) more than 66 and 2/3rds % of the Term Loan C Commitments of all Lenders, or (b) if the Term Loan C Commitments have been terminated, more than 66 and 2/3rds % of the aggregate outstanding amount of the Term Loan C.

         TARGET has the meaning ascribed to in SECTION 5.6.

         TAX RETURNS means all reports, returns, information returns, claims for refund, elections, estimated Tax filings or payments, requests for extension, documents, statements, declarations and certifications and other information required to be filed with respect to Taxes, including attachments thereto and amendments thereof.

         TAXES has the meaning ascribed to it in SECTION 1.9(A).

         TERMINATION DATE means the date on which (a) the Term Loan C has been indefeasibly repaid in full, (b) all other Obligations under the Agreement and the other Loan Documents have been completely discharged (other than contingent indemnification obligations as to which no unsatisfied claim has been asserted) and (c) the Term Loan C Commitments have been terminated.

         TERM LENDERS means those Lenders having Term Loan C Commitments.

         TERM LOAN C has the meaning ascribed to it in SECTION 1.1(A).

         TERM LOAN C COMMITMENT means (a) as to any Lender, the commitment of such Lender to make its Pro Rata Share of the Term Loan C (as set forth on ANNEX
B) in the maximum aggregate amount set forth in SECTION 1.1(A) or in the most recent Assignment Agreement, if any, executed by such Lender and (b) as to all Lenders, the aggregate commitment of all Lenders to make the Term Loan C. The Term Loan C Commitment with respect to each Term Loan C shall reduce automatically by the amount prepaid or repaid in respect of such Term Loan C (but solely by the amount of such prepayment or repayment allocable to a Lender, for purposes of clause (a) of this definition).

         TERM LOAN C MATURITY DATE means the earliest of (a) March __, 2012 or
(b) if the Subordinated Notes have not been refinanced, extended or discharged by December 31, 2007 with Indebtedness which has a final maturity date no earlier than September __, 2012 (unless refinanced in full with the the Incremental Term Loan C, in which case the final maturity date may be no earlier than March __, 2012) and otherwise on terms acceptable to Agent and Requisite Lenders, December 31, 2007.

         TERM LOAN FACILITY means the Term Loan C Commitments and the provisions herein related to the Term Loan C.

         TERM NOTE C has the meaning ascribed to it in SECTION 1.1(A).

         TITLE IV PLAN means a Plan (other than a Multiemployer Plan), that is covered by Title IV of ERISA or Section 412 of the IRC, and that any Credit Party or ERISA Affiliate maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by any of them.

         TRADEMARK SECURITY AGREEMENTS means the Second Lien Trademark Security Agreements made in favor of Agent, on behalf of itself and Lenders, by each applicable Credit Party.

         TRADEMARK LICENSE means rights under any written agreement now owned or hereafter acquired by any Credit Party granting any right to such Credit Party to use any Trademark owned by a third party.

         TRADEMARKS means all of the following now owned or hereafter adopted or acquired by any Credit Party: (a) all trademarks, trade names, corporate names, business names, trade styles, service marks, logos, internet domain names, other source or business identifiers, prints and labels on which any of the foregoing have appeared or appear, designs and general intangibles of like nature (whether registered or unregistered), all registrations and recordings thereof, and all applications in connection therewith, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any state or territory thereof, or any other country or any political subdivision thereof; (b) all reissues, extensions or renewals thereof; and (c) all goodwill associated with or symbolized by any of the foregoing.

         UNFUNDED PENSION LIABILITY means, at any time, the aggregate amount, if any, of the amount by which the present value of all accrued benefits under each Title IV Plan exceeds the fair market value of all assets of such Title IV Plan allocable to such benefits in accordance with Title IV of ERISA, all determined as of the most recent valuation date for each such Title IV Plan using the actuarial assumptions for purposes of determining the funded status of such Title IV Plan under Section 412 of the IRC.

         WELFARE PLAN means a Plan described in Section 3(l) of ERISA.

         Rules of construction with respect to accounting terms used in the Agreement or the other Loan Documents shall be as set forth or referred to in this ANNEX A. All other undefined terms contained in any of the Loan Documents shall, unless the context indicates otherwise, have the meanings provided for by the Code to the extent the same are used or defined therein; in the event that any term is defined differently in different Articles or Divisions of the Code, the definition contained in Article or Division 9 shall control. Unless otherwise specified, references in the Agreement or any of the Appendices to a Section, subsection or clause refer to such Section, subsection or clause as contained in the Agreement. The words "herein," "hereof" and "hereunder" and other words of similar import refer to the Agreement as a whole, including all Annexes, Exhibits and Schedules, as the same may from time to time be amended, restated, modified or supplemented, and not to any particular section, subsection or clause contained in the Agreement or any such Annex, Exhibit or Schedule.

         Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and neuter genders. The words "including", "includes" and "include" shall be deemed to be followed by the words "without limitation"; the word "or" is not exclusive; references to Persons include their respective successors and assigns (to the extent and only to the extent permitted by the Loan Documents) or, in the case of governmental Persons, Persons succeeding to the relevant functions of such Persons; and all references to statutes and related regulations shall include any amendments of the same and any successor statutes and regulations. Whenever any provision in any Loan Document refers to the knowledge (or an analogous phrase) of any Credit Party, such words are intended to signify that such Credit Party has actual knowledge or awareness of a particular fact or circumstance or that such Credit Party, if it had exercised reasonable diligence, would have known or been aware of such fact or circumstance. Definitions of agreements and instruments in ANNEX A shall mean and refer to such agreements and instruments as amended, modified, supplemented, restated, substituted or replaced from time to time in accordance with their respective terms and the terms of this Agreement and the other Loan Documents.


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